UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934

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LONE STAR TECHNOLOGIES, INC.
(Name of Registrant as Specified In Its Charter)
N/A
(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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15660 N. Dallas Parkway, Suite 500
Dallas, Texas 75248

May 16, 2007

Dear Shareholder:

After careful consideration, the board of directors of Lone Star Technologies, Inc., a Delaware corporation, which we refer to as “Lone Star,” “we,” “our,” or “us,” has unanimously approved a merger agreement providing for our acquisition by United States Steel Corporation, or “U. S. Steel.”

If the merger is completed, each share of our common stock issued and outstanding immediately prior to the effective time of the merger, including all restricted shares (other than shares owned by U. S. Steel, WP Acquisition Holding Corp. or any subsidiary of U. S. Steel or us or held in treasury by us and other than shares held by shareholders, if any, who have properly exercised statutory appraisal rights), will be converted into the right to receive $67.50 in cash, without interest and less any applicable tax withholding.

At a special meeting of our shareholders, you will be asked to vote on a proposal to adopt the merger agreement. The special meeting will be held on June 14, 2007, at 8:30 a.m. local time, at the offices of Fulbright & Jaworski L.L.P., 2200 Ross Avenue, Suite 2800, Dallas, Texas 75201. Notice of the special meeting and the related proxy statement are enclosed.

The accompanying proxy statement provides you with detailed information about the special meeting, the merger agreement and the merger. A copy of the merger agreement is attached as Annex A to the accompanying proxy statement. We encourage you to read the entire proxy statement and the merger agreement carefully. You may also obtain more information about us from documents we have filed with the Securities and Exchange Commission.

Our board of directors has unanimously determined that the merger agreement is advisable and unanimously recommends that you vote “FOR” the proposal to adopt the merger agreement.

Your vote is very important.   We cannot complete the merger without the affirmative vote of the holders of a majority of the outstanding shares of common stock in favor of the adoption of the merger agreement. The failure of any shareholder to vote on the proposal to adopt the merger agreement will have the same effect as a vote against the adoption of the merger agreement.

Whether or not you plan to attend the special meeting, please complete, date, sign and return, as promptly as possible, the enclosed proxy in the accompanying reply envelope, or submit your proxy by telephone or the Internet.   If you attend the special meeting and vote in person, your vote by ballot will revoke any proxy previously submitted.

Thank you in advance for your cooperation and continued support.

Sincerely,

Rhys J. Best
Chairman of the Board and
Chief Executive Officer

Neither the Securities and Exchange Commission nor any state securities regulatory agency has approved or disapproved the merger, passed upon the merits or fairness of the merger or passed upon the adequacy or accuracy of the disclosure in this document. Any representation to the contrary is a criminal offense.

The proxy statement is dated May 16, 2007, and is first being mailed to shareholders on or about May 21, 2007.

LONE STAR TECHNOLOGIES, INC.
15660 N. Dallas Parkway, Suite 500
Dallas, Texas 75248

NOTICE OF SPECIAL MEETING OF SHAREHOLDERS
To Be Held On June 14, 2007

To the Shareholders of Lone Star Technologies, Inc.:

We will hold a special meeting of shareholders of Lone Star Technologies, Inc., which we refer to as “Lone Star,” “we,” “our,” or “us,” at the offices of Fulbright & Jaworski L.L.P., 2200 Ross Avenue, Suite 2800, Dallas, Texas 75201 on June 14, 2007 at 8:30 a.m. local time, for the following purposes:

(1)         To consider and vote on a proposal to adopt the Agreement and Plan of Merger, or the “merger agreement,” dated as of March 28, 2007, by and among us, United States Steel Corporation, a Delaware corporation, or “U. S. Steel,” and WP Acquisition Holding Corp., a Delaware corporation and a wholly-owned subsidiary of U. S. Steel, or “Merger Sub.”  A copy of the merger agreement is attached as Annex A to the accompanying proxy statement. Pursuant to the terms of the merger agreement, Merger Sub will merge with and into us, which we refer to as the “merger,” and each share of our common stock, par value $1.00 per share, or the “common stock,” issued and outstanding immediately prior to the effective time of the merger, including all restricted shares (other than shares owned by U. S. Steel, Merger Sub or any subsidiary of U. S. Steel or us or held in treasury by us and other than shares held by shareholders, if any, who have properly exercised statutory appraisal rights), will be converted into the right to receive $67.50 in cash, without interest and less any applicable tax withholding.

(2)         To approve the adjournment or postponement of the special meeting, if necessary or appropriate, to solicit additional proxies if there are insufficient votes at the time of the meeting to adopt the merger agreement.

These items of business are described in the attached proxy statement. Only our shareholders of record at the close of business on May 15, 2007, the record date for the special meeting, are entitled to notice of and to vote at the special meeting and any adjournments or postponements of the special meeting.

The adoption of the merger agreement requires the affirmative vote of the holders of a majority of the outstanding shares of common stock.

Your vote is very important. If you do not vote on the proposal to adopt the merger agreement, it will have the same effect as a vote against it.

It is important that your shares be represented and voted whether or not you plan to attend the special meeting in person. Even if you plan to attend the special meeting in person, we request that you complete, sign, date and return the enclosed proxy or submit your proxy by telephone or the Internet prior to the special meeting. If you are a shareholder of record, voting in person at the meeting will revoke any proxy previously submitted. If your shares are held in “street name,” which means shares held of record by a broker, bank or other nominee, you should check the voting form used by that firm to be sure such firm votes those shares in accordance with your instructions. Submitting a proxy over the Internet, by telephone or by mailing the enclosed proxy card in a timely manner will ensure your shares are represented at the special meeting. Please review the instructions in the accompanying proxy statement and the enclosed proxy card or the information forwarded by your broker, bank or other nominee regarding the voting of your shares.

Shareholders who do not vote in favor of the adoption of the merger agreement will have the right to seek appraisal of the fair value of their shares of common stock if they deliver a demand for appraisal before the vote is taken on the merger agreement and comply with all applicable requirements of Delaware law, which are summarized in the accompanying proxy statement.

By Order of the Board of Directors,

Robert F. Spears
Vice President, General Counsel and Secretary
Lone Star Technologies, Inc.
Dallas, Texas May 16, 2007

SUMMARY

The following summary highlights selected information in this proxy statement and may not contain all the information that may be important to you. Accordingly, we encourage you to read carefully this entire proxy statement, its annexes and the documents referred to or incorporated by reference in this proxy statement. Each item in this summary includes a page reference directing you to a more complete description of that topic. See “Where You Can Find More Information.”

•                    The Parties to the Merger (page 6)

Lone Star Technologies, Inc., a Delaware corporation, which we refer to as “Lone Star,” “we,” “our,” or “us,” is a holding company whose principal operating subsidiaries manufacture and market oilfield casing, tubing, and line pipe, specialty tubing products, including finned tubes used in a variety of heat recovery applications, and flat rolled steel and other tubular products and services.

United States Steel Corporation, which we refer to as “U. S. Steel,” is a Delaware corporation that is an integrated steel producer with major production operations in the United States and Central Europe.  An integrated producer uses iron ore and coke as primary raw materials for steel production. U. S. Steel has annual raw steel production capability of 19.4 million tons in the U.S. and 7.4 million tons in Central Europe. U. S. Steel manufactures a wide range of value-added steel products for the automotive, appliance, container, industrial machinery, construction and oil and gas industries.

WP Acquisition Holding Corp., which we refer to as “Merger Sub,” is a wholly-owned subsidiary of U.S. Steel and is a Delaware corporation. It was formed solely for the purpose of effecting the merger, has no assets, and has conducted no business operations.

•                    The Merger; the Closing (page 10)

If the merger agreement is adopted by our shareholders and the other conditions to closing are satisfied or waived, Merger Sub will merge with and into us, and we will continue as the surviving corporation. Upon completion of the merger, each share of our common stock issued and outstanding immediately prior to the effective time of the merger, including all restricted shares (other than shares owned by U. S. Steel, Merger Sub or any subsidiary of U. S. Steel or us or held in treasury by us and other than shares held by shareholders, if any, who have properly exercised statutory appraisal rights) will be converted into the right to receive $67.50 in cash, without interest and less any applicable tax withholding. In this proxy statement, we refer to the consideration to be paid per share of common stock in the merger as the “Merger Consideration.”  The surviving corporation will be a wholly-owned subsidiary of U. S. Steel.

Unless otherwise agreed by the parties to the merger agreement, the parties are required to close the merger no later than the second business day after the satisfaction or waiver of the conditions described under “The Merger Agreement—Conditions to the Completion of the Merger.”

We currently anticipate that the merger will be completed in the second quarter of 2007. However, there can be no assurances that the merger will be completed at all, or if completed, that it will be completed in the second quarter of 2007. U. S. Steel or we may terminate the merger agreement if the merger is not completed on or before October 1, 2007.

•                    The Special Meeting (page 7)

Time, Place and Date (Page 7)

The special meeting of our shareholders will be held on June 14, 2007 at the offices of Fulbright & Jaworski L.L.P., 2200 Ross Avenue, Suite 2800, Dallas, Texas 75201, at 8:30 a.m. local time.

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Purpose (Page 7)

You will be asked to consider and vote upon:

•                    the adoption of the merger agreement, pursuant to which Merger Sub will merge with and into us, and we will become a wholly-owned subsidiary of U. S. Steel, and

•                    the adjournment or postponement of the special meeting, if necessary or appropriate, to solicit additional proxies.

Record Date and Quorum (Page 7)

You are entitled to vote at the special meeting if you owned shares of common stock at the close of business on May 15, 2007, the record date for the special meeting. You will have one vote for each share of common stock that you owned on the record date. As of May 15, 2007, there were 30,822,618 shares of common stock entitled to be voted.

The holders of a majority of the outstanding shares of our common stock entitled to vote at the close of business on the record date will constitute a quorum for purposes of the special meeting.

Vote Required (Page 7)

The adoption of the merger agreement requires the affirmative vote of a majority of the outstanding shares of common stock. A failure to vote your shares of common stock, an abstention or a broker non-vote will have the same effect as voting “AGAINST” the adoption of the merger agreement.

Approval of the proposal to adjourn or postpone the special meeting, if necessary or appropriate, for the purpose of soliciting additional proxies requires the affirmative vote of a majority of the shares of common stock present in person or represented by proxy at the special meeting and entitled to vote on the matter, whether or not a quorum is present. A failure to vote your shares of common stock or a broker non-vote will have no effect on the outcome of any vote to adjourn or postpone the special meeting. An abstention will have the same effect as voting “AGAINST” any proposal to adjourn or postpone the special meeting.

Common Stock Ownership of Directors and Executive Officers (Page 8)

As of May 15, 2007, our current directors and executive officers beneficially owned, and had the right to vote, in the aggregate, 407,838 shares of common stock, or approximately 1.32% of our outstanding shares of common stock. Our current directors and executive officers have informed us that they intend to vote all of their shares of common stock “FOR” the adoption of the merger agreement and “FOR” any adjournment or postponement of the special meeting, if necessary or appropriate, to solicit additional proxies.

Voting and Proxies (Page 8)

Any shareholder of record entitled to vote at the special meeting may submit a proxy by returning the enclosed proxy card by mail, by telephone, by the Internet or by voting in person by appearing at the special meeting. If your shares of common stock are held in “street name” by your broker, bank or other nominee, you should instruct your broker, bank or other nominee on how to vote your shares of common stock using the instructions provided by your broker, bank or other nominee. If you do not provide your broker, bank or other nominee with instructions, your shares of common stock will not be voted and that will have the same effect as a vote “AGAINST” the adoption of the merger agreement.

Revocability of Proxy (Page 8)

You have the right to change or revoke your proxy at any time before the vote taken at the special meeting:

•                    by delivering to our Corporate Secretary, Robert F. Spears, at Lone Star Technologies, Inc., P.O. Box 803546, Dallas, Texas 75380-3546 a signed written notice of revocation, bearing a date later than the date of the proxy, stating that the proxy is revoked;

•                    by attending the special meeting and voting in person (your attendance at the meeting will not, by itself, revoke your proxy—you must vote in person at the meeting to revoke a prior proxy);

•                    by submitting a later-dated proxy card;

•                    if you voted by telephone or the Internet, by voting at a later time by telephone or the Internet; or

•                    if you have instructed a broker, bank or other nominee to vote your shares, by following the directions received from your broker, bank or other nominee to change those instructions.

•                    Treatment of Stock Options and Stock-Based Awards (page 41)

Stock Options

At the effective time of the merger, each outstanding option to purchase our common stock will become fully vested pursuant to our long-term incentive plans and, pursuant to the merger agreement, will be converted into the right to receive, at the effective time of the merger, an amount in cash equal to the product of (A) the excess of the Merger Consideration over the exercise price per share of common stock subject to such option multiplied by (B) the number of shares of common stock covered by such option, the payment of which will be without interest and subject to applicable tax withholding.

Restricted Stock

At the effective time of the merger, all outstanding restricted shares of our common stock will become fully vested pursuant to our long-term incentive plans and, pursuant to the merger agreement, will be cancelled in exchange for the right to receive the Merger Consideration as part of the merger, without interest and subject to satisfaction of applicable tax withholding.

Restricted Stock Units and Phantom Stock

At the effective time of the merger, each restricted stock unit and each share of phantom stock outstanding under our stock and deferred compensation plans will be fully vested in accordance with their terms and will be converted, in accordance with the merger agreement, into the right to receive a cash payment at the effective time of the merger equal to the Merger Consideration, without interest and subject to applicable tax withholding.

•                     Recommendation of Our Board of Directors (page 17)

Our board of directors unanimously approved the merger agreement, including the merger and the other transactions contemplated by the merger agreement, and declared the merger agreement advisable and recommended that the shareholders adopt the merger agreement and directed that the matter be submitted for consideration of our shareholders at the special meeting. For a discussion of the material factors considered by our board of directors in reaching its conclusions, see “The Merger—Reasons for the Merger; Recommendation of Our Board of Directors.”

Our board of directors unanimously recommends that you vote “FOR” the proposal to adopt the merger agreement and “FOR” the adjournment or postponement of the special meeting, if necessary or appropriate, to solicit additional proxies.

•                    Interests of Our Directors and Executive Officers in the Merger (page 29)

In considering the recommendation of our board of directors, you should be aware that our current directors and executive officers may have interests in the merger that are different from, or in addition to, your interests as a shareholder and that may present actual or potential conflicts of interest. These interests include:

•                    existing change in control arrangements between us and our executive officers providing for, among other things, severance benefits if the executive’s employment is terminated under certain circumstances following a change in control of us, such as the merger, which change in control arrangements include:

•        an employment agreement between us and our Chairman and Chief Executive Officer, Rhys J. Best, providing for certain payments to Mr. Best if his employment is terminated without “cause” or he resigns for “good reason” following a “change in control”;

•        our 2006 Employment Retention Policy, or the 2006 Policy; and

•        our prior Employment Retention Policy, or the Prior Policy.

As of May 15, 2007, the estimated aggregate cash severance benefit under these arrangements, assuming all current executive officers incurred a qualifying termination of employment immediately following the merger, would have been $15,816,111, including estimated tax gross-up payments of $3,051,055 to Mr. Best and $1,430,832 to Mr. Alvarado, but excluding payments with respect to any restricted shares, stock options, restricted stock units or phantom shares;

•       acceleration of vesting of outstanding stock options, restricted stock awards, restricted stock units and phantom stock awards held by certain of our directors and executive officers, which, assuming a closing on June 14, 2007, and based on vested and unvested equity awards held as of April 30, 2007, would result in an aggregate cash payment to our current directors and executive officers of $46,885,277;

•       indemnification and liability exculpation provisions in the merger agreement in favor of our directors and officers; and

•       maintenance of a six-year “tail” directors’ and officers’ liability insurance policy to cover directors and officers currently covered by our directors’ and officers’ liability insurance policy.

•                    Opinion of Our Financial Advisor (page 19)

Goldman, Sachs & Co., which we refer to as “Goldman Sachs,” delivered its opinion to our board of directors that, as of March 28, 2007 and based upon and subject to the factors and assumptions set forth therein, the $67.50 per share in cash to be received by the holders of the outstanding shares of our common stock pursuant to the merger agreement was fair from a financial point of view to the holders.

The full text of the written opinion of Goldman Sachs, dated March 28, 2007, which sets forth assumptions made, procedures followed, matters considered and limitations on the review undertaken in connection with the opinion, is attached as Annex B. Goldman Sachs provided its opinion for the information and assistance of our board of directors in connection with its consideration of the transaction. The Goldman Sachs opinion is not a recommendation as to how any holder of our common stock should vote with respect to the transaction. Pursuant to an engagement letter between us and Goldman Sachs, we have agreed to pay Goldman Sachs a transaction fee of approximately $16 million, approximately $12 million of which is contingent upon consummation of the transaction.

•                    Financing (page 26)

The amount of funds necessary to complete the merger and related transactions is anticipated to be approximately $2.1 billion to pay our shareholders and holders of options, restricted stock units and phantom stock the amounts due to them under the merger agreement, assuming:

•                     a purchase price of $67.50 per share (net of the exercise price for options); and

•                     none of our shareholders validly exercises and perfects its appraisal rights.

U. S. Steel has informed us that it will pay for the acquisition through a combination of cash on hand and financing obtained under its existing receivables purchase program and three new fully committed bank credit facilities provided by JPMorgan. U. S. Steel’s obligation to complete the merger is not contingent on its obtainment of financing.

•                    Regulatory Approval (page 39)

The completion of the merger is subject to expiration or termination of the applicable waiting periods under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, or the “HSR Act,” and the rules under the HSR Act and under applicable foreign antitrust laws. The HSR Act prohibits us from completing the merger until we and U. S. Steel have furnished certain information and materials to the Antitrust Division of the Department of Justice and the Federal Trade Commission, and the required waiting period has expired. We and U. S. Steel both filed the required notification and report forms under the HSR Act on April 10, 2007, and on May 10, 2007 we and U. S. Steel received notice of early termination of the waiting period.

In addition, we are required to make regulatory filings with the competition authorities of one or more foreign jurisdictions, and in certain circumstances, receive their approval prior to consummation of the merger. We and U. S. Steel have made antitrust-related filings in Germany (on April 11, 2007) and Austria (on April 18, 2007) and have already received clearance from Germany.

While we believe that we will receive all requisite U.S. and international antitrust-related approvals and clearances for the merger, there can be no assurance that a challenge to the merger on antitrust grounds will not be made or, if a challenge is made, it would not be successful. In addition, even though the waiting period under the HSR Act has terminated, the Antitrust Division, the Federal Trade Commission or others could take action under the applicable antitrust laws with respect to the merger, including seeking to enjoin the closing of the merger, to rescind the merger or to conditionally approve the merger.

Among other assets we own 100% of the stock of Texas & Northern Railway Company, or “T&NR,” a regulated rail common carrier. Together with U. S. Steel, which controls several rail common carriers, we filed a joint Notice of Exemption from change of control regulations with the Surface Transportation Board on May 10, 2007 in order to permit U. S. Steel to acquire control of T&NR. Under applicable regulations, the Exemption will become automatically effective on June 9, 2007.

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•                    Material U.S. Federal Income Tax Consequences of the Merger to the Shareholders (page 26)

The exchange of shares of common stock for cash pursuant to the merger agreement will be a taxable transaction for U.S. federal income tax purposes for U.S. taxpayers and certain non-U.S. taxpayers. Shareholders who exchange their shares of common stock in the merger will recognize gain or loss in an amount equal to the difference, if any, between the cash received in the merger and their adjusted tax basis in their shares of common stock. See “The Merger—Material U.S. Federal Income Tax Consequences of the Merger to Our Shareholders.”  You should consult your tax advisor for a complete analysis of the effect of the merger on your federal, state, local and/or foreign taxes.

•                    Conditions to the Completion of the Merger (page 49)

Conditions to Each Party’s Obligations

Each party’s obligation to complete the merger is subject to the satisfaction of the following conditions at or prior to the effective time of the merger:

•                    approval of the merger agreement by the holders of a majority of the outstanding shares of our common stock;

•                    expiration or early termination of the requisite waiting period under the HSR Act and any other antitrust law; and

•                    the absence of any applicable law or order prohibiting the completion of the merger.

Conditions to U. S. Steel’s and Merger Sub’s Obligations

The obligation of U. S. Steel and Merger Sub to complete the merger is subject to the satisfaction or waiver of the following additional conditions at or prior to the effective time of the merger:

•                    the representations and warranties that we made in the merger agreement (without regard to materiality or material adverse effect qualifiers) being true and correct at and as of the date of the merger agreement and the closing date of the merger as if made at and as of the closing date (except to the extent the representations and warranties refer to an earlier date, then as of that earlier date), except where the failure of the representations and warranties to be true and correct, individually or in the aggregate has not had, and would not reasonably be expected to have a material adverse effect, as defined in “The Merger Agreement—Material Adverse Effect Definition”;

•                    the representations and warranties that we made with regard to our organization, good standing, authority, enforceability and capitalization being true and correct in all material respects at and as of the date of the merger agreement and the closing date of the merger as if made as of the closing date;

•                    our performance, in all material respects, of the obligations required to be performed by us in the merger agreement;

•                    the receipt of a certificate signed on our behalf by our Chief Executive Officer or Chief Financial Officer stating that the above conditions have been satisfied;

•                    the absence of any event, occurrence or change that has had, or would reasonably be expected to have, a material adverse effect;

•                    the absence of any pending action by a governmental entity seeking to prevent consummation of the merger, to impose any limitation on the right of U. S. Steel to control us and our subsidiaries or any other affiliate of U. S. Steel, or to restrain or prohibit our or U. S. Steel’s ownership or operation of any portion of the business or assets of us or U. S. Steel or any of our respective subsidiaries or affiliates; and

•                    the absence of any pending action by a governmental entity to compel us or U. S. Steel or any of their respective subsidiaries or affiliates to dispose of or hold separate any portion of the business or assets of us or U. S. Steel or any of our respective subsidiaries or affiliates.

Conditions to Our Obligations

Our obligation to complete the merger is subject to the satisfaction or waiver by us of the following further conditions at or prior to the effective time of the merger:

•                    the representations and warranties that U. S. Steel made in the merger agreement being true and correct in all material respects at and as of the date of the merger agreement and the closing date of the merger as if made at and as of the closing date (except to the extent the representations and warranties refer to an earlier date, then as of that earlier date);

•                    U. S. Steel’s and Merger Sub’s performance, in all material respects, of the obligations required to be performed by them in the merger agreement; and

•                    the receipt of a certificate signed by the chief executive officer or chief financial officer of U. S. Steel stating that the above conditions have been satisfied.

•                    Restrictions on Solicitations of Other Offers (page 45)

The merger agreement provides that neither we nor any of our subsidiaries, nor any of our respective representatives, shall:

•                    initiate, solicit, encourage or seek, directly or indirectly, any inquiries relating to, or the making or implementation of, any third party proposal;

•                    engage in any negotiations concerning, or provide any information or data to, or have any substantive discussions with, any individual or entity relating to any third party proposal;

•                    otherwise knowingly cooperate in or knowingly facilitate any effort or attempt to make, implement or accept any proposal or offer that constitutes, or may reasonably be expected to lead to, any third party proposal;

•                    enter into a contract with any individual or entity relating to a third party proposal; or

•                    release any third party from, or waive any provision of, any confidentiality or standstill agreement to which it is a party.

Notwithstanding these restrictions, under certain circumstances, our board of directors may respond to a bona fide unsolicited written third party proposal or terminate the merger agreement and enter into an acquisition agreement with respect to a superior proposal, so long as we comply with certain terms of the merger agreement described under “The Merger Agreement—Covenants—No Solicitation of Third Parties by Lone Star,” including providing U. S. Steel the opportunity to amend its proposal to acquire us or submit a new written proposal to acquire us prior to termination of the merger agreement and, if required, paying a termination fee.

See “The Merger Agreement—Covenants—No Solicitation of Third Parties by Lone Star” for the definitions of the terms “third party proposal” and “superior proposal” as used above.

•                    Termination of the Merger Agreement (page 50)

The merger agreement may be terminated at any time prior to the effective time of the merger, whether before or after shareholder approval has been obtained:

•                    by mutual written consent of us and U. S. Steel;

•                    by either us or U. S. Steel if:

•                     the merger has not been completed on or before October 1, 2007, which we sometimes call the “termination date”;

•                     a governmental entity issued a final and non-appealable order or took any other final and non-appealable action having the effect of permanently restraining, enjoining or otherwise prohibiting the merger; or

•                     our shareholders do not adopt the merger agreement at the special meeting;

•                    by U. S. Steel if:

•                     we have breached or failed to perform any of our representations, warranties, covenants or agreements contained in the merger agreement, which breach or failure would cause the conditions set forth in “The Merger Agreement—Conditions to the Completion of the Merger” not to be satisfied and which cannot be cured or is not cured within 30 days after written notice to us of the breach; or

•                     our board of directors withdraws, modifies or changes, in a manner adverse to U. S. Steel, its approval of the merger agreement or its recommendation that the shareholders vote in favor of the merger agreement or provides notice to U. S. Steel of its intention to do any of the foregoing as a result of an intervening event, or approves, recommends or causes us to enter into an agreement with respect to a third party proposal;

•                    by us if:

•                     U. S. Steel has breached or failed to perform any of its representations, warranties, covenants or agreements contained in the merger agreement, which breach or failure would cause the conditions set forth in “The Merger Agreement—Conditions to the Completion of the Merger” not to be satisfied and which cannot be cured or is not cured within 30 days after written notice to U. S. Steel of the breach; or

•                     before our shareholders have adopted the merger agreement, for the purpose of entering into a definitive agreement with respect to a superior proposal, provided that (A) we have complied in all material respects with the provisions set forth in “The Merger Agreement—Covenants—No Solicitation of Third Parties by Lone Star,” (B) the definitive agreement is entered into concurrently with the exercise of this termination right and (C) we pay U. S. Steel the termination fee described in “The Merger Agreement—Termination Fee” concurrently with the termination.

•                    Termination Fee (page 51)

We will have to pay U. S. Steel a termination fee of $59 million if the merger agreement is terminated under the following conditions:

•                    if U. S. Steel terminates the merger agreement due to our board’s withdrawal, modification or change, in a manner adverse to U. S. Steel, of its approval of the merger agreement or its recommendation that the shareholders vote in favor of the merger agreement, or provides notice to U. S. Steel of its intention to do any of the foregoing as a result of an intervening event, or due to our board approving, recommending or causing us to enter into an agreement with respect to a third party proposal as noted in “The Merger Agreement—Termination of the Merger Agreement,” we will pay U. S. Steel the termination fee in full within two business days of the termination;

•                    if we terminate the merger agreement due to a superior proposal as noted in  “The Merger Agreement—Termination of the Merger Agreement,” we will pay U. S. Steel the termination fee in full on the date of the termination;

•                    if:

•                     the merger agreement is terminated due to the merger not having been consummated by the termination date or our shareholders not having approved the merger agreement at the special meeting,

•                     an acquisition transaction is publicly announced or disclosed after the date of the merger agreement and before the date the merger agreement was terminated, and

•                     within 12 months after the date the merger agreement was terminated, we enter into an agreement with respect to an acquisition transaction,

then, in any such case, we will promptly on the date of execution of an agreement with respect to a subsequent acquisition transaction, pay U. S. Steel the termination fee.

•                    Appraisal Rights (page 53)

Under Delaware law, holders of common stock who do not vote in favor of adopting the merger agreement will have the right to seek appraisal of the fair value of their shares of common stock as determined by the Delaware Court of Chancery if the merger is completed, but only if they comply with all requirements of Delaware law, which are summarized in this proxy statement. This appraisal amount could be more than, the same as or less than the Merger Consideration. Any holder of common stock intending to exercise the holder’s appraisal rights, among other things, must submit a written demand for an appraisal to us prior to the vote on the adoption of the merger agreement and must not vote or otherwise submit a proxy in favor of adoption of the merger agreement. Your failure to follow exactly the procedures specified under Delaware law will result in the loss of your appraisal rights.

•                    Market Price of Common Stock (page 58)

The closing sale price of our common stock on the NYSE on March 28, 2007, the last trading day prior to announcement of the execution of the merger agreement, was $48.45 per share. The $67.50 per share to be paid for each share of common stock in the merger represents a premium of approximately 39% to the closing sale price on March 28, 2007.

QUESTIONS AND ANSWERS ABOUT THE SPECIAL MEETING

The following questions and answers are intended to address briefly some commonly asked questions regarding the merger, the merger agreement and the special meeting. These questions and answers may not address all questions that may be important to you as a Lone Star shareholder. Please refer to the “Summary” and the more detailed information contained elsewhere in this proxy statement, the annexes to this proxy statement and the documents referred to or incorporated by reference in this proxy statement, which you should read carefully. See “Where You Can Find More Information.”

References to “Lone Star,” “the Company,” “we,” “our” or “us” in this proxy statement refer to Lone Star Technologies, Inc. and its subsidiaries unless the context indicates otherwise.

Q.              What is the proposed transaction?

A.              The proposed transaction is our acquisition by United States Steel Corporation, or “U. S. Steel.”  If the Agreement and Plan of Merger, which we refer to as the “merger agreement,” dated as of March 28, 2007, by and among us, U. S. Steel and WP Acquisition Holding Corp., a wholly-owned subsidiary of U. S. Steel that we refer to as “Merger Sub,” is adopted by our shareholders and the other closing conditions in the merger agreement are satisfied or waived, Merger Sub will merge with and into us, which we refer to as the “merger.” We will be the surviving corporation and will be wholly-owned after the merger by U. S. Steel.

Q.              What will I receive in the merger?

A.              If the merger is completed, each share of our common stock issued and outstanding immediately prior to the effective time of the merger, including all restricted shares (other than shares owned by U. S. Steel, Merger Sub or any subsidiary of U. S. Steel or us or held in treasury by us and other than shares held by shareholders, if any, who have properly exercised statutory appraisal rights) will be converted into the right to receive $67.50 in cash, without interest. All outstanding stock options, restricted stock units and phantom stock, whether or not otherwise vested, will be converted into the right to receive a cash payment at the effective time of the merger of an amount equal to the Merger Consideration for the underlying shares, reduced, in the case of options, by the option exercise price, and subject in all cases to applicable tax withholding. In this proxy statement, we refer to the consideration to be paid per share of common stock in the merger as the “Merger Consideration.”

Q.              When and where is the special meeting?

A.              The special meeting of our shareholders will be held on June 14, 2007 at Fulbright & Jaworski L.L.P., 2200 Ross Avenue, Suite 2800, Dallas, Texas 75201, at 8:30 a.m. local time.

Q.              What vote is required for Lone Star shareholders to adopt the merger agreement?

A.              An affirmative vote of the holders of a majority of the outstanding shares of common stock is required to adopt the merger agreement.

Q.              How does Lone Star’s board of directors recommend that I vote?

A.              Our board of directors unanimously recommends that you vote “FOR” the proposal to adopt the merger agreement and “FOR” the adjournment or postponement of the special meeting, if necessary or appropriate, to solicit additional proxies. You should read “The Merger—Reasons for the Merger; Recommendation of Our Board of Directors” for a discussion of the factors that the board of directors considered in deciding to recommend the adoption of the merger agreement.

Q.              What effects will the merger have on Lone Star?

A.              As a result of the merger, if completed, we will be wholly-owned by U. S. Steel and our common stock will cease to be publicly traded. You will no longer have any interest in our future earnings or growth.

Following consummation of the merger, the registration of our common stock under the Securities Exchange Act of 1934, or the “Exchange Act,” will be terminated upon application to the Securities and Exchange Commission, or the “SEC.”  In addition, upon completion of the merger, shares of our common stock will no longer be listed on the New York Stock Exchange, or the “NYSE.”

Q.              What happens if the merger is not consummated?

A.              If the merger agreement is not adopted by our shareholders or if the merger is not completed for any other reason, shareholders will not receive any payment for their shares in connection with the merger. Instead, we will remain an independent public company and our common stock will continue to be listed and traded on the NYSE. Under specified circumstances, we may be required to pay U. S. Steel a termination fee as described under the caption  “The Merger Agreement—Termination Fee.”

Q.              What do I need to do now?

A.              After carefully reading and considering the information contained in this proxy statement, including the annexes hereto and the other documents referred to or incorporated by reference in this proxy statement, please vote your shares by completing, signing, dating and returning the enclosed proxy card or by submitting your proxy by telephone or the Internet. If you hold your shares in “street name,” please follow the instructions on the voting form provided by your broker, bank or other nominee. You can also attend the special meeting and vote. Do NOT send your stock certificate(s) with your proxy.

Q.              How do I vote?

A.              You may vote:

•                    by completing, signing and dating each proxy card you receive and returning it in the enclosed prepaid envelope;

•                    by using the telephone number printed on your proxy card;

•                    by using the Internet voting instructions printed on your proxy card;

•                    in person by appearing at the special meeting; or

•                    if you hold your shares in “street name,” by following the procedures provided by your broker, bank or other nominee.

If you are voting by telephone or via the Internet, your voting instructions must by received by 11:59 p.m. Eastern time on June 13, 2007.

If you return your signed proxy card, but do not mark the boxes showing how you wish to vote, your shares will be voted “FOR” the proposal to adopt the merger agreement and “FOR” the adjournment or postponement of the special meeting, if necessary or appropriate, to solicit additional proxies, and in accordance with the recommendations of our board of directors on any other matters properly brought before the special meeting for a vote.

Q.              How can I change or revoke my vote?

A.              You have the right to change or revoke your proxy at any time before the vote taken at the special meeting by taking any of the following actions:

•                    by delivering to our Corporate Secretary, Robert F. Spears, at Lone Star Technologies, Inc., P.O. Box 803546, Dallas, Texas 75380-3546 a signed written notice of revocation, bearing a date later than the date of the proxy, stating that the proxy is revoked;

•                    by attending the special meeting and voting in person (your attendance at the meeting will not, by itself, revoke your proxy—you must vote in person at the meeting to revoke a prior proxy);

•                    by submitting a later-dated proxy card;

•                    if you voted by telephone or the Internet, by voting a later time by telephone or Internet; or

•                    if you have instructed a broker, bank or other nominee to vote your shares, by following the directions received from your broker, bank or other nominee to change those instructions.

Q.              If my shares are held in “street name” by my broker, bank or other nominee, will my broker, bank or other nominee vote my shares for me?

A.              Your broker, bank or other nominee will only be permitted to vote your shares if you instruct your broker, bank or other nominee how to vote. You should follow the procedures provided by your broker, bank or other nominee regarding the voting of your shares. If you do not instruct your broker, bank or other nominee to vote your shares, your shares will not be voted and the effect will be the same as a vote “AGAINST” the adoption of the merger agreement.

Q.              What do I do if I receive more than one proxy or set of voting instructions?

A.              If you hold shares in “street name,” directly as a record holder or in multiple accounts, you may receive more than one proxy and/or set of voting instructions relating to the special meeting. These should each be voted and returned separately as described elsewhere in this proxy statement in order to ensure that all of your shares are voted.

Q.              Will any other business be conducted at the meeting?

A.              Our board of directors does not know of any other business that will be presented at the meeting. If any other proposal properly comes up for a vote at the meeting in which a proxy has provided discretionary authority, the proxy holders will vote your shares in accordance with their best judgment.

Q.              What happens if I sell my shares before the special meeting?

A.              The record date of the special meeting is earlier than the special meeting and the date that the merger, if approved, is expected to be completed. If you transfer your shares of common stock after the record date but before the special meeting, you will retain your right to vote at the special meeting, but will transfer the right to receive the Merger Consideration. In order to receive the Merger Consideration, you must hold shares upon completion of the merger.

Q.              Am I entitled to exercise appraisal rights instead of receiving the Merger Consideration for my shares?

A.              Yes. As a holder of our common stock, you are entitled to appraisal rights under Delaware law in connection with the merger if you meet certain conditions and follow certain required procedures. See “Dissenters’ Rights of Appraisal.”

Q.              When is the merger expected to be completed if approved by Lone Star shareholders?

A.              We are working toward completing the merger as quickly as possible, and we anticipate that it will be completed during the second quarter of 2007. However, the exact timing of the completion of the merger cannot be predicted. To complete the merger, we must obtain shareholder approval and regulatory approvals and the other closing conditions under the merger agreement must be satisfied or waived. See “The Merger Agreement—The Merger and Effective Time” and “The Merger Agreement—Conditions to Completion of the Merger.”

Q.              Will a proxy solicitor be used?

A.              Yes. We have engaged Georgeson Inc. to assist in the solicitation of proxies for the special meeting.

Q.              Should I send in my stock certificates now?

A.              No. Please do not send your certificates in now. After the merger is completed, you will be sent a letter of transmittal with detailed written instructions for exchanging your common stock certificates for the Merger Consideration. If your shares are held in “street name” by your broker, bank or other nominee you will receive instructions from your broker, bank or other nominee as to how to effect the surrender of your “street name” shares after completion of the merger in exchange for the Merger Consideration.

Q.              I previously received a proxy statement dated March 15, 2007 relating to the Annual Meeting of Shareholders that was held on April 23, 2007. Does this proxy statement relate to a different meeting?

A.              Yes, this is a different meeting. The previous proxy statement dated March 15, 2007 related to the annual meeting of our shareholders where three members of our board of directors were elected and the appointment of our independent auditors was approved. The annual meeting occurred on April 23, 2007.

Q.              Who can help answer my other questions?

A.              If you have additional questions about the merger, need assistance in submitting your proxy or voting your shares of common stock, or need additional copies of the proxy statement or the enclosed proxy card, please call Georgeson Inc., our proxy solicitor, at (866)580-6914.

FORWARD-LOOKING STATEMENTS

This proxy statement contains statements that are not historical facts and that are considered “forward-looking” within the meaning of the safe harbor provisions of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. You can identify these statements by the fact that they do not relate strictly to historical or current facts. We have based these forward-looking statements on our current expectations about future events. Further, statements that include words such as “may,” “will,” “project,” “might,” “expect,” “believe,” “anticipate,” “intend,” “could,” “would,” “estimate,” “continue” or “pursue,” or the negative or other words or expressions of similar meaning, may identify forward-looking statements. These forward-looking statements are found at various places throughout this proxy statement. These forward-looking statements, including without limitation, those relating to future actions, new projects, strategies, future performance, the outcome of contingencies such as legal proceedings and future financial results, wherever they occur in this proxy statement, are necessarily estimates reflecting the best judgment of our management and involve a number of risks and uncertainties that could cause actual results to differ materially from those suggested by the forward-looking statements. These forward-looking statements should, therefore, be considered in light of various important factors set forth from time to time in our filings with the SEC. In addition to other factors and matters contained or incorporated in this document, these statements are subject to risks, uncertainties and other factors, including, among others:

•       we may be unable to obtain the required shareholder approval for the merger at the special meeting;

•       we may be unable to obtain the necessary regulatory approvals for the merger in a timely matter or at all, or we may be able to obtain the approvals only by agreeing to conditions that would not be acceptable to us or U. S. Steel;

•       the conditions to the closing of the merger may not be satisfied, or the merger agreement may be terminated prior to closing, which would, in some cases, require payment of a $59 million termination fee;

•       disruptions and uncertainty resulting from our proposed merger may make it more difficult for us to maintain relationships with other customers, employees or suppliers, and as a result our business may suffer;

•       the effects of litigation filed in connection with the proposed merger;

•       the restrictions on our conduct prior to closing contained in the merger agreement may have a negative effect on our flexibility and our business operations;

•       the merger may involve unexpected costs or unexpected liabilities; and

•       additional factors discussed in our Annual Report on Form 10-K for the fiscal year ended December 31, 2006, under the headings “Risk Factors” and “Quantitative and Qualitative Disclosures About Market Risk,” and as such factors were updated in our Quarterly Report on Form 10-Q for the quarter ended March 31, 2007.

See “Where You Can Find More Information.”  You are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date of this proxy statement.

THE FORWARD-LOOKING STATEMENTS IN THIS PROXY STATEMENT SPEAK ONLY AS OF THE DATE HEREOF. WE UNDERTAKE NO OBLIGATION TO PUBLICLY UPDATE OR REVISE ANY FORWARD-LOOKING STATEMENTS, WHETHER AS A RESULT OF NEW INFORMATION, FUTURE EVENTS, OR OTHERWISE.

THE PARTIES TO THE MERGER

Lone Star

Lone Star Technologies, Inc.
15660 N. Dallas Parkway, Suite 500
Dallas, Texas 75248
(972) 770-6401

Lone Star Technologies, Inc., a Delaware corporation, is a holding company whose principal operating subsidiaries manufacture and market oilfield casing, tubing, and line pipe, specialty tubing products, including finned tubes used in a variety of heat recovery applications, and flat rolled steel and other tubular products and services.

For more information about us, please visit our website at www.lonestartech.com. Our website address is provided as an inactive textual reference only. The information provided on our website is not part of this proxy statement, and therefore is not incorporated by reference. See also “Where You Can Find More Information.”  Our common stock is publicly traded on the NYSE under the symbol “LSS.”

U. S. Steel

United States Steel Corporation
600 Grant Street
Pittsburgh, Pennsylvania 15219
(412) 433-6792

United States Steel Corporation, a Delaware corporation, is an integrated steel producer with major production operations in the United States and Central Europe. An integrated producer uses iron ore and coke as primary raw materials for steel production. U. S. Steel has annual raw steel production capability of 19.4 million tons in the U.S. and 7.4 million tons in Central Europe. The company manufactures a wide range of value-added steel products for the automotive, appliance, container, industrial machinery, construction and oil and gas industries.

Merger Sub

WP Acquisition Holding Corp.
600 Grant Street
Pittsburgh, Pennsylvania 15219
(412) 433-6792

WP Acquisition Holding Corp. is a wholly-owned subsidiary of U. S. Steel organized under the laws of Delaware. It was formed solely for the purposes of effecting the merger, has no assets, and has conducted no business operations.

THE SPECIAL MEETING

Time, Place and Purpose of the Special Meeting

This proxy statement is being furnished to our shareholders as part of the solicitation of proxies by our board of directors for use at the special meeting to be held on June 14, 2007, starting at 8:30 a.m. local time, at Fulbright & Jaworski L.L.P., 2200 Ross Avenue, Suite 2800, Dallas, Texas 75201, or at any postponement or adjournment thereof. The purpose of the special meeting is for our shareholders to consider and vote upon the adoption of the merger agreement (and to approve the adjournment or postponement of the special meeting, if necessary or appropriate, to solicit additional proxies). Shareholders holding a majority of our outstanding common stock must vote to adopt the merger agreement in order for the merger to occur. A copy of the merger agreement is attached as Annex A to this proxy statement. This proxy statement and the enclosed form of proxy are first being mailed to our shareholders on or about May 21, 2007.

Record Date and Quorum

We have fixed the close of business on May 15, 2007 as the record date for the special meeting, and only holders of record of common stock on the record date are entitled to vote at the special meeting. On May 15, 2007, there were 30,822,618 shares of common stock entitled to be voted. Each share of common stock entitles its holder to one vote on all matters properly coming before the special meeting.

A majority of the outstanding shares of common stock entitled to vote at the special meeting constitutes a quorum for the purpose of considering the proposals. Shares of common stock represented at the special meeting but not voted, including shares of common stock for which we have received proxies indicating that the submitting shareholders have abstained, will be treated as present at the special meeting for purposes of determining the presence or absence of a quorum for the transaction of all business. In the event that a quorum is not present at the special meeting, it is expected that the meeting will be adjourned or postponed to solicit additional proxies.

Vote Required for Approval

Adoption of the merger agreement requires the affirmative vote of the holders of a majority of the outstanding shares of common stock. For the proposal to adopt the merger agreement, you may vote FOR, AGAINST or ABSTAIN. Abstentions will not be counted as votes cast or shares voting on the proposal to adopt the merger agreement, but will count for the purpose of determining whether a quorum is present. If you abstain, it will have the same effect as a vote “AGAINST” the adoption of the merger agreement.

Under the rules of the NYSE, brokers who hold shares in street name for customers have the authority to vote on “routine” proposals when they have not received instructions from beneficial owners. However, brokers are precluded from exercising their voting discretion with respect to approving non-routine matters such as the adoption of the merger agreement and, as a result, absent specific instructions from the beneficial owner of the shares, brokers are not empowered to vote those shares, referred to generally as “broker non-votes.”  These “broker non-votes” will be counted for purposes of determining a quorum, but will have the same effect as a vote “AGAINST” the adoption of the merger agreement.

Approval of any proposal to adjourn or postpone the special meeting, if necessary or appropriate, for the purpose of soliciting additional proxies requires the affirmative vote of a majority of the shares of common stock present in person or represented by proxy at the special meeting and entitled to vote on the matter, whether or not a quorum is present. A failure to vote your shares of common stock or a broker non-vote will have no effect on the outcome of any vote to adjourn or postpone the special meeting. An abstention will have the same effect as voting “AGAINST” any proposal to adjourn or postpone the special meeting.

As of May 15, 2007, our directors and executive officers beneficially owned, and had the right to vote, in the aggregate, 407,838 shares of common stock, or approximately 1.32% of our outstanding shares of common stock. Our directors and executive officers have informed us that they intend to vote all of their shares of common stock “FOR” the adoption of the merger agreement and “FOR” any adjournment or postponement of the special meeting, if necessary or appropriate, to solicit additional proxies.

Proxies and Revocation

If you submit a proxy by telephone or the Internet or by returning a signed proxy card by mail, your shares will be voted at the special meeting as you indicate on your proxy card or by such other method. If you sign your proxy card without indicating your vote, your shares will be voted “FOR” the adoption of the merger agreement and “FOR” the adjournment or postponement of the special meeting, if necessary or appropriate, to solicit additional proxies, and in accordance with the recommendations of our board of directors on any other matters properly brought before the special meeting for a vote.

If you abstain, your shares of common stock will be treated as present at the special meeting for purposes of determining the presence or absence of a quorum for the transaction of business; however, your shares will not be counted as votes cast or shares voting on the proposal to adopt the merger agreement. If you abstain, it will have the same effect as a vote “AGAINST” the adoption of the merger agreement.

If your shares of common stock are held in street name, you will receive instructions from your broker, bank or other nominee that you must follow in order to have your shares voted. If you do not instruct your broker, bank or other nominee to vote your shares, it has the same effect as a vote “AGAINST” adoption of the merger agreement.

Proxies received at any time before the special meeting, and not revoked or superseded before being voted, will be voted at the special meeting. You have the right to change or revoke your proxy at any time before the vote taken at the special meeting:

•       by delivering to our Corporate Secretary, Robert F. Spears, at Lone Star Technologies, Inc., P.O. Box 803546, Dallas, Texas 75380-3546, a signed written notice of revocation, bearing a date later than the date of the proxy, stating that the proxy is revoked;

•       by attending the special meeting and voting in person (your attendance at the meeting will not, by itself, revoke your proxy—you must vote in person at the meeting to revoke a prior proxy);

•       by submitting a later-dated proxy card;

•       if you voted by telephone or the Internet, by voting at a later time by telephone or the Internet; or

•       if you have instructed a broker, bank or other nominee to vote your shares, by following the directions received from your broker, bank or other nominee to change those instructions.

Please do not send in your stock certificates with your proxy card. If the merger is completed, a separate letter of transmittal will be mailed to you that will enable you to receive the Merger Consideration in exchange for your Lone Star stock certificates.

Adjournments and Postponements

Although it is not currently expected, the special meeting may be adjourned or postponed for the purpose of soliciting additional proxies. Any adjournment may be made without notice, other than by an announcement made at the special meeting of the time, date and place of the adjourned meeting. Whether or not a quorum exists, holders of a majority of the combined voting power of common stock present in person or represented by proxy at the special meeting and entitled to vote thereat may adjourn or postpone the special meeting. Any signed proxies received by us in which no voting instructions are provided on the matter will be voted “FOR” an adjournment or postponement of the special meeting, if necessary or appropriate, to solicit additional proxies. Any adjournment or postponement of the special meeting for the purpose of soliciting additional proxies will allow our shareholders who have already sent in their proxies to revoke them at any time prior to their use at the special meeting as adjourned or postponed.

Rights of Shareholders Who Object to the Merger

Shareholders are entitled to statutory appraisal rights under Delaware law in connection with the merger. This means that you are entitled to have the value of your shares determined by the Delaware Court of Chancery and to receive payment based on that valuation. The ultimate amount you receive as a dissenting shareholder in an appraisal proceeding may be more than, the same as or less than the amount you would have received under the merger agreement.

To exercise your appraisal rights, you must submit a written demand for appraisal to us before the vote is taken on the merger agreement and you must not vote in favor of the adoption of the merger agreement. Your failure to follow exactly the procedures specified under Delaware law will result in the loss of your appraisal rights. See “Dissenters’ Rights of Appraisal” and the text of the Delaware appraisal rights statute reproduced in its entirety as Annex C to this proxy statement.

Solicitation of Proxies

This proxy solicitation is being made and paid for by us on behalf of our board of directors. In addition, we have retained Georgeson Inc. to assist in the solicitation. We will pay Georgeson Inc. approximately $12,500 plus reasonable out-of-pocket expenses for their assistance. Our directors, officers and employees may also solicit proxies by personal interview, mail, e-mail, telephone, facsimile or other means of communication. These persons will not be paid additional remuneration for their efforts. We will also request brokers, banks and other nominees to forward proxy solicitation material to the beneficial owners of shares of common stock that the brokers, banks and nominees hold of record. Upon request, we will reimburse them for their reasonable out-of-pocket expenses related to forwarding the material. In addition, we will indemnify Georgeson Inc. against any losses arising out of that firm’s proxy soliciting services on our behalf.

Other Matters

Our board of directors does not know of any other business that will be presented at the meeting. If any other proposal properly comes up for a vote at the meeting in which your proxy has provided discretionary authority, the proxy holders will vote your shares in accordance with their best judgment.

Questions and Additional Information

If you have more questions about the merger or how to submit your proxy, or if you need additional copies of this proxy statement or the enclosed proxy card or voting instructions, please call Georgeson Inc. at (866) 580-6914.

THE MERGER

Background of the Merger

For a number of years, our board of directors and senior management have periodically reviewed our strategic position in the oilfield tubular industry and the impact of domestic and international industry and trade regulation changes and developments on us. Many of our North American-based competitors have recently consolidated, as is evidenced by the acquisition of Maverick Tube Corporation by Tenaris S.A. in October 2006, the acquisition of NS Group, Inc. by IPSCO Inc. in December 2006, the acquisition of Hydril Company, LP by Tenaris S.A. in May 2007, and the proposed acquisition of IPSCO Inc. by SSAB Svenskt Stal AB that was announced in May 2007. All four acquired companies have traditionally been North American-based oilfield tubular competitors or service providers in our sector. Their multinational acquirors are substantially larger than we are, with greater financial resources, significant international sales and the ability to offset downturns in demand for “oil country tubular goods,” which we refer to in this proxy statement as “OCTG,” with diverse product ranges across a variety of industries. As a result of the Maverick and NS Group acquisitions, we became the only significant domestic competitor in the oilfield tubular industry without an integrated steel supply, which left us vulnerable to cost fluctuations and without a reliable steel supply.

In order to respond to risks associated with uncertain sourcing and the cost fluctuations arising from the lack of an integrated steel supply, we source our steel both internationally and domestically, attempt to maximize procurement options for low cost steel, enhance production scheduling and rely on our alliances to provide scalable capacity. We use internally generated scrap to make hot-rolled coils in our melt shot and hot strip mill, and our electric arc furnaces have an estimated capacity of 360,000 ingot tons. However, this internal capacity is not sufficient to meet our needs for steel in a robust market, and in 2006, we purchased steel slabs to meet approximately 66% of our steel needs. Over the last several years, steel has become an increasingly commoditized product, and, as is customary in our industry, we have been unable to enter into long-term contracts to ensure predictable costs and supply for our steel needs.

Our board of directors and management have also noted the recent historically high levels of imported oil and gas casing, tubing and line pipe. Based on industry reports and our internal data, we believe that in 2006 approximately 52% of the apparent domestic consumption of OCTG and more than 50% of the apparent domestic consumption of line pipe were imported. High levels of imports reduce the volume sold by domestic producers and tend to suppress selling prices. Although antidumping and countervailing duty orders are in place with regard to Argentina, Italy, Japan, Korea and Mexico, the United States government began conducting “sunset reviews” of these orders in 2006 and, as a result, they may be revoked in whole or in part. The International Trade Commission is expected to vote on these orders on May 31, 2007. In addition, no such orders are in place for many countries that manufacture OCTG and line pipe, such as China, Germany and Austria, which, according to industry reports, export significant volumes of OCTG into the U.S.

To respond to challenges resulting from industry consolidation and concerns regarding increases in oilfield tubular imports, and to enhance our strategic position, our board of directors and senior management have pursued a number of strategic initiatives in recent years, including international expansion through joint ventures and capital investments in our operating companies. Our board of directors has, as a matter of practice over time, considered a wide variety of strategic opportunities and alternatives in assessing the appropriate responses to the various challenges we face, including, at various times, the construction of a new steel mill, construction of a new steel mill and pipe plant, additional alliances and joint ventures, and the possibility of constructing a new offshore steel mill and pipe plant in a location with lower overall production costs. Each of these potential alternatives was ultimately rejected by the board of directors, as it concluded that such actions would not improve our strategic position or increase shareholder value.

As an example of our continuing focus on competitive challenges facing our company, in August 2006 we announced a joint venture with Hunan Valin Steel Tube & Wire Co., Ltd. to produce seamless casing, tubing, line pipe and other tubular products in China’s Hunan Province. The joint venture includes our right to market and sell a minimum of 200,000 tons of resulting oilfield tubular products annually in North America. We refer to this joint venture in this proxy statement as the “Valin joint venture.” We expect to close the Valin joint venture at the end of the second quarter of 2007, but the closing is subject to regulatory approvals and consents, which have yet to be received. Under the terms of various agreements relating to the Valin joint venture, Hunan Valin Steel Tube & Wire Co., Ltd. does not have the right to terminate the Valin joint venture as a result of the merger. If the Valin joint venture closes in the second quarter of 2007, we expect it to be accretive to our earnings per share in 2007. Also, in 2006, we acquired a 50 percent ownership stake in Apolo Mecanica e Estruturas LTDA, an oilfield tubular products facility in southeastern Brazil that includes a new electric resistance welded pipe mill and related finishing facility for oilfield tubular products. We refer to the Brazilian joint venture as the “Apolo joint venture.” We expect the Apolo joint venture to be accretive to our earnings per share in 2007. We entered into the Valin and Apolo joint ventures to address a portion of our need for a stable supply of high-quality, globally competitive OCTG products and services. These joint ventures should also allow us direct participation in China, Brazil and other high-growth markets in Asia and South America. In December 2006, we announced a joint venture with Welspun Group, one of India’s leading manufacturers of tubular products and textiles, to build a large diameter spiral welded line pipe manufacturing facility in the United States capable of producing 300,000 net tons annually, which we refer to in this proxy statement as the “Welspun joint venture.” Unlike the Valin and Apolo joint ventures, the facility for the Welspun joint venture has not been built and site evaluation continues. We sometimes refer to the Valin joint venture, Apolo joint venture and Welspun joint venture as the “joint ventures.” There are execution risks in implementing each of the joint ventures, including foreign exchange risks, political risks and risks associated with potential changes in both foreign and domestic regulatory environments.

From time to time over the past few years, our representatives and representatives of U. S. Steel have informally discussed the possibility of a strategic transaction between U. S. Steel’s Tubular Division and our company. In 2004 and 2005, we discussed the possibility of combining U. S. Steel’s Tubular Division with our company. U. S. Steel terminated these negotiations in September 2005.

On June 16, 2006, Rhys J. Best, our Chairman and Chief Executive Officer, called John P. Surma, Chairman and Chief Executive Officer of U. S. Steel, to discuss the changing steel industry and, specifically, the oilfield tubular industry in light of the proposed acquisition of Maverick Tube Corporation, one of our competitors, by Tenaris S.A., which was announced a few days earlier. Messrs. Best and Surma agreed to meet in person.

On July 18, 2006, Mr. Best and Joseph Alvarado, our President and Chief Operating Officer, met with Mr. Surma and John Connelly, Senior Vice President of Strategic Planning and Business Development of U. S. Steel, in Pittsburgh, Pennsylvania, during which they discussed the prior negotiations that took place between the companies during 2004 and 2005. Mr. Best expressed his belief that a combination of U. S. Steel’s Tubular Division and our company was a sound strategy. At the conclusion of the meeting, Messrs. Best and Surma agreed to keep in touch.

The parties did not discuss a potential acquisition again until early September 2006, when Mr. Connelly called Mr. Best to raise the possibility of exploring further discussions of a potential transaction whereby U. S. Steel would acquire our company.

On September 25, 2006, Charles J. Keszler, our Vice President and Chief Financial Officer, and Mr. Best met with Messrs. Surma and Connelly and Michael Hatcher, General Manager-Business Development for U. S. Steel, in Pittsburgh, Pennsylvania. At this meeting, the parties discussed the potential benefits of a combination of U. S. Steel’s Tubular Division and our company. The representatives of U. S. Steel proposed the acquisition of us by U. S. Steel and requested certain due diligence materials relating to our company. At the conclusion of the meeting, Mr. Best stated that he would discuss U. S. Steel’s proposal with our board of directors and would respond to U. S. Steel as soon as practical.

On September 26, 2006, our board of directors held a regularly scheduled meeting, with management, a representative of Goldman, Sachs & Co. and a representative of Weil, Gotshal & Manges LLP, our legal counsel, attending. Our general operational condition was discussed. Our board of directors also reviewed U. S. Steel’s proposal. Our board of directors determined that the proposal was too vague to justify continued discussions or the exchange of due diligence materials, in part because it lacked a specific purchase price. Our board of directors directed Mr. Best to inform the representatives of U. S. Steel that if U. S. Steel desired to proceed with discussions for a potential transaction, U. S. Steel would need to provide us with a proposal that included a compelling cash offer with a specified purchase price. Subsequent to this meeting, Mr. Best called representatives of U. S. Steel to convey the position of our board of directors.

Between September 26, 2006 and October 10, 2006, we had various telephone conversations with U. S. Steel about a potential transaction.

On October 10, 2006, Mr. Connelly called Mr. Best and indicated that U. S. Steel would consider acquiring our company for a purchase price of between $60 and $63 per share in cash, subject to a satisfactory due diligence review, including review of significant nonpublic information, a plant visit, and our agreement to enter into an exclusivity arrangement with U. S. Steel. Mr. Connelly also suggested that the parties enter into a confidentiality agreement to facilitate the exchange of due diligence materials.

On October 12, 2006, our board of directors held a regularly scheduled meeting, with Mr. Spears attending. During this meeting, our board of directors discussed U. S. Steel’s proposal as compared to other potential strategic alternatives available to us. After considering the benefits, opportunities, risks and uncertainties associated with remaining an independent company, as well as the merits of a possible business combination transaction, our board of directors determined, based on their business experience and knowledge of our company and our industry, that U. S. Steel’s proposal for a purchase price of between $60 and $63 per share in cash was not sufficiently compelling to justify continued discussions with U. S. Steel regarding a potential transaction or providing U. S. Steel with any due diligence materials, especially in light of the fact that U. S. Steel also manufactures oilfield tubular products and that U. S. Steel had asked for substantial nonpublic information, exclusivity and a plant visit. On October 16, 2006, Mr. Best called representatives of U. S. Steel to convey the position of our board of directors. There were no further communications regarding a possible transaction between the companies until December 2006.

In early December 2006, Messrs. Best and Surma agreed to meet on December 7, 2006 in New York City where they both were attending an industry conference. When they met on December 7, 2006, Messrs. Best and Surma discussed our Valin and Apolo joint ventures, our third quarter press release and our recently-announced stock buy-back program. Messrs. Best and Surma concluded the meeting by agreeing to stay in touch.

On December 13, 2006, Messrs. Best and Connelly further discussed a potential transaction by telephone. During this conversation, Mr. Best reiterated the position of our board of directors that they would only consider a potential transaction if the proposed purchase price was compelling.

On January 9, 2007, Mr. Connelly called Mr. Best. During this conversation, Mr. Connelly indicated that U. S. Steel would consider acquiring our company for a purchase price of between $60 and $65 per share in cash, subject to a satisfactory due diligence review. Mr. Connelly also requested that the parties enter into a confidentiality agreement to facilitate the exchange of due diligence materials.

From January 10 through January 12, 2007, Mr. Best made telephone calls to each member of our board of directors. Mr. Best reported to each director the conversation he had had with Mr. Connelly on January 9, 2007 with respect to U. S. Steel’s current proposal of $60 to $65 per share in cash. At the conclusion of these conversations, it was the consensus of our board of directors, based on their business experience and knowledge of our company and our industry, that U. S. Steel’s proposal of $60 to $65 per share in cash was sufficient to justify further discussions with U. S. Steel regarding a potential transaction, entering into a confidentiality agreement with U. S. Steel in order to provide selected due diligence materials to U. S. Steel and engaging Goldman Sachs as our financial advisor in connection with the potential transaction. However, it was also the consensus of our board of directors that U. S. Steel’s proposal of $60 to $65 per share in cash would need to be increased in order to justify the sale of Lone Star.

As a result of Mr. Best’s conversations with our board members during the period from January 10 through January 12, 2007, we entered into a confidentiality agreement with U. S. Steel on January 25, 2007, and began to provide U. S. Steel with selected due diligence materials. The initial due diligence materials consisted of information about our joint ventures, Lone Star Steel's alliances and collective bargaining agreements and our organizational chart. After U. S. Steel had confirmed that its initial due diligence supported its proposal of $60 to $65 per share in cash, additional confirmatory due diligence materials were provided to U. S. Steel, and the delivery of these materials continued until the execution of the merger agreement. During the period, we also had various conference calls with U. S. Steel to discuss due diligence materials.

On January 26, 2007, we engaged Goldman Sachs to act as our financial advisor in connection with the potential transaction.

On February 2, 2007, our board of directors met, with Mr. Spears, representatives of Goldman Sachs and representatives of Weil Gotshal attending, to discuss, among other things, the potential strategic alternatives available to us, which included continuing to pursue our current strategies as an independent public company and a transaction with another party, including a potential transaction with U. S. Steel. At this meeting, Mr. Best provided our board of directors with an overview of our discussions with U. S. Steel relating to the potential transaction. In addition, representatives of Weil Gotshal advised our board of directors of its fiduciary duties in connection with a potential transaction. It was pointed out that of our nine directors, only one, Mr. Best, is an employee of our company. The remainder are independent outside directors. Also at the meeting, representatives of Goldman Sachs gave a preliminary financial analysis regarding our company and the oilfield tubular industry generally. Our board of directors discussed potential alternative acquirors and asked management to give further thought to identifying parties who might have an interest in a business combination. Further, our board of directors asked for an assessment of the ability of the identified parties to execute on a transaction and of the related execution risks.

On February 27, 2007, Mr. Surma called Mr. Best to continue discussion of a potential transaction. During this conversation, Mr. Surma told Mr. Best that the results of U. S. Steel’s due diligence investigation to date had been positive and, therefore, U. S. Steel was increasing its proposed purchase price to $66 per share in cash. Mr. Surma also stated that the proposal was conditioned upon U. S. Steel satisfactorily completing its due diligence review and negotiating a satisfactory merger agreement.

On March 2, 2007, Mr. Best called Mr. Surma to continue discussions of a potential transaction. Among other things, Messrs. Best and Surma discussed the status of U. S. Steel’s due diligence review and a time table for the negotiation process.

On March 5, 2007, our board of directors met, with Mr. Spears and representatives from Goldman Sachs and Weil Gotshal attending, to discuss the status of the potential transaction. At this meeting, Mr. Best updated our board of directors about his recent discussions with Mr. Surma. Also at this meeting, our board of directors had a comprehensive discussion about both the advisability of, as well as the risks related to, soliciting indications of interest from third parties regarding the potential acquisition of our company. Our board of directors discussed in detail potential strategic and financial acquirors of our company identified by Goldman Sachs and management as having both a possible interest in a transaction and the financial and other capability to execute a transaction. The board of directors noted that some potential acquirors would likely encounter impediments to consummating a transaction with us, due to antitrust regulations. Our board of directors expressed concern regarding the negative impact on our employees and customer base if news of a potential transaction became public prematurely. Our board of directors determined that other potential acquirors should not be contacted at that time due to the business risks that would result from premature disclosure and the heightened business risk that may have resulted from communication with those parties. Our board of directors directed our management and Goldman Sachs to continue to consider other potential strategic and financial acquirors of our company. Our board of directors also discussed U. S. Steel’s current proposal of $66 per share in cash in the context of Goldman Sachs’ preliminary financial analysis of our company. At the conclusion of the meeting, our board of directors instructed Mr. Best to inform Mr. Surma that our board of directors was interested in continuing negotiations regarding a potential transaction but that U. S. Steel’s current proposal of $66 per share in cash would need to be increased. Our board of directors also expressed the need for a satisfactory merger agreement that, among other issues, would meet the requirements of certainty of closing and obtaining value for both our short-term and long-term prospects. Subsequent to this meeting, Mr. Best called Mr. Surma to convey the position of our board of directors.

On March 7, 2007, Morgan, Lewis & Bockius LLP, legal counsel to U. S. Steel, provided us and Weil Gotshal with a draft merger agreement. The draft merger agreement contained a “no-shop” provision, which would prevent us from soliciting or discussing certain alternative business combination transactions with third parties after the execution of the merger agreement other than certain unsolicited proposals that our board of directors determined were superior for our shareholders, from a financial point of view, to the transaction with U. S. Steel. The draft merger agreement also permitted our board of directors to enter into discussions in response to an unsolicited bona fide written proposal after signing if the board determined in good faith that such proposal was reasonably likely to lead to a superior proposal. The draft merger agreement also contained a “fiduciary” termination right that permitted us to terminate the merger agreement with U. S. Steel in order to enter into a merger agreement for a superior proposal by a third party, subject to our paying a termination fee of approximately 3.4% of the equity value of the proposed transaction.

On March 14, 2007, our board of directors met, with Mr. Spears and representatives from Goldman Sachs, Weil Gotshal and Fulbright & Jaworski LLP, our legal counsel, attending, to discuss the potential transaction. At this meeting, Weil Gotshal provided an overview of the draft merger agreement that had been presented by Morgan Lewis. Our board of directors had an extensive discussion regarding the challenges facing us, including those relating to industry consolidation and implementation of the joint ventures, and the potential strategic alternatives available to us, including remaining an independent company and a potential transaction with U. S. Steel or other potential acquirors that had been identified by our management and Goldman Sachs. Our board of directors proceeded to discuss the potential acquirors in detail with our financial and legal advisors. The discussion included an analysis of the benefits and risks related to approaching potential acquirors prior to entering into a merger agreement with U. S. Steel and in particular an assessment of the risks to our business and the potential transaction associated with conducting a “market check” prior to entering into a merger agreement with U. S. Steel. In particular, our board of directors was concerned about the negative effect a premature public announcement of a potential transaction would have on our customers, suppliers, operations, joint ventures, alliances and key employees. Generally, we do not enter into long-term contracts with our customers or suppliers. Therefore, our board of directors feared that a premature leak of a potential transaction could cause a significant number of customers to choose to order from the many alternative suppliers until the customers had certainty of the identity and performance capabilities of the acquiror. Our board of directors was also concerned that our steel suppliers might be less willing to deliver timely, competitively-priced shipments if they felt we might be sold to an unidentified company. During this discussion, Goldman Sachs provided our board of directors with an updated financial analysis of our company. Based on these discussions, which included discussions in executive session among non-management directors only, and the board’s knowledge and understanding of our industry, and particularly in light of the potential synergies between us and U. S. Steel, our board of directors concluded that it was very unlikely that any of the other potential acquirors of our company would reasonably be able or willing to acquire our company at a price per share higher than that proposed by U. S. Steel, on a timely basis and with sufficient certainty of closing. In addition, we had performed due diligence regarding U. S. Steel’s ability to pay the merger consideration and concluded that U. S. Steel would have sufficient funds at closing to consummate the transaction. Our board of directors also concluded, based on its knowledge of our industry and the existing circumstances, that the potential risks of conducting a pre-signing market check of the potential acquirors outweighed the benefits of conducting a market check; however, it was critical that our board maintain the ability to discuss a superior transaction with a qualified third party after signing the merger agreement. Additionally, our board of directors, with the advice of our legal counsel, concluded that each member of the board was independent for purposes of consideration of the proposed transaction. However, the board of directors concluded that it would be prudent for it to continue to meet from time to time during the pendency of the transaction in executive session without Mr. Best present. During this meeting, the board met in executive session (without Mr. Best) and discussed the fact that certain senior executives of the Company, including Mr. Best, might receive compensation pursuant to their employment agreements and our employee incentive plans in connection with the potential transaction, and that these factors would be kept in mind by the nonemployee directors during their consideration of the potential transaction. The board of directors indicated that it was willing to continue negotiations, and instructed Mr. Best to continue discussions with U. S. Steel.

At the request of our board of directors, on March 15, 2007, Mr. Best called Mr. Surma to discuss the potential transaction. Among other things, Messrs. Best and Surma discussed the potential purchase price, the status of U. S. Steel’s due diligence review and the draft merger agreement.

On March 19, 2007, our board of directors held a regularly scheduled meeting, with Mr. Spears and representatives from Weil Gotshal and Fulbright attending, to discuss the status of the potential transaction. The board of directors expressed satisfaction with the current status of the transaction, and instructed Mr. Best to continue to negotiate with U. S. Steel. Later that day, Weil Gotshal sent a revised draft of the merger agreement to Morgan Lewis. In lieu of the “no-shop” provision described above, the revised draft included a “go-shop” provision that would permit us to solicit alternative business combination transactions with third parties for a period of 20 business days after the signing of the merger agreement.

On March 22, 2007, our board of directors held a meeting, with Mr. Keszler, Mr. Spears and representatives from Goldman Sachs, Weil Gotshal and Fulbright attending, to discuss the status of the potential transaction. During this meeting, Goldman Sachs updated our board of directors regarding its financial analysis of our company. Together with the representatives of management, Goldman Sachs, Weil Gotshal and Fulbright, our board of directors discussed our current and historical financial condition and results of operations and the potential value that might result from the strategic alternatives available to us, including the potential value of our company if we were to remain an independent public company in the context of both uncertainty in the energy and steel industries and the increasingly competitive oilfield tubular industry, as compared to U. S. Steel’s current proposal to acquire us. At the conclusion of this meeting after deliberations, including deliberations in executive session among non-management directors only, our board of directors instructed Mr. Best to propose to U. S. Steel a purchase price of $69 or higher per share in cash. Later that day, Mr. Best called Mr. Surma and suggested a purchase price of $69 to $70 per share in cash.

During the period of March 14, 2007 through March 28, 2007, Mr. Best and Mr. Hegi, the board’s lead director, spoke frequently regarding the status of negotiations. Mr. Best also spoke frequently with other board members to solicit their views.

On March 22-23, 2007, representatives from Morgan Lewis and Weil Gotshal had several conversations regarding due diligence and the merger agreement.

During the weekend of March 24-25, 2007, Mr. Spears and Mary R. Korby, Matthew J. Gilroy and Sacha Jamal from Weil Gotshal met with James Garraux, General Counsel of U. S. Steel, Robert Stanton, Assistant General Counsel of U. S. Steel, and Marlee S. Myers, Kimberly A. Taylor and Ryan Hopkins of Morgan Lewis in Pittsburgh, Pennsylvania to negotiate the terms of the merger agreement other than the purchase price. During these discussions, the representatives of U. S. Steel indicated that the “go-shop” provision we had proposed could not be accepted by U. S. Steel. After negotiations, the parties agreed to the “no shop” provision substantially as proposed in the Morgan Lewis draft of the merger agreement, provided that the termination fee would be reduced to 2.85% of the equity value of the proposed transaction. The parties agreed to several additional changes in the merger agreement, including the right of our board of directors to withdraw its recommendation of the merger if our board of directors becomes aware of an event, circumstance or facts that cause it to conclude that its failure to change its recommendation would be inconsistent with its fiduciary duties. The parties also negotiated terms relating to, among other things, the conditions to the closing of the potential transaction, operating covenants and the definition of “material adverse effect.” Following these meetings through the execution of the merger agreement, the parties continued negotiating the draft merger agreement.

Messrs. Best and Surma held multiple conversations on March 28, 2007, during which Mr. Surma indicated that U. S. Steel was unwilling to agree to our proposal of $69 to $70 per share. After further discussions, Messrs. Best and Surma agreed to recommend to their respective boards of directors a purchase price of $67.50 per share in cash. Although U. S. Steel was unwilling to agree to our requested “go-shop” provision, it did agree to provisions that provided greater certainty of closing the proposed transaction, including changes to the definition of “material adverse effect” and to conditions to closing.

On the evening of March 28, 2007, our board of directors held a special meeting, with representatives of Goldman Sachs, Weil Gotshal and Fulbright attending, to discuss the potential transaction. Mr. Best updated our board of directors on the negotiations with U. S. Steel. Representatives of Weil Gotshal advised our board of directors of its fiduciary duties in connection with the potential transaction and then reviewed the terms of the proposed merger agreement. Representatives of Goldman Sachs made a financial presentation regarding the proposed transaction. Goldman Sachs then delivered to our board of directors its oral opinion, subsequently confirmed in writing, that subject to the various factors and assumptions set forth in its opinion, as of March 28, 2007, the $67.50 per share in cash to be received by holders of our outstanding shares of common stock pursuant to the merger agreement was fair, from a financial point of view, to our shareholders. During the course of these discussions and presentations, our board of directors engaged in a full discussion of the advantages of the transaction, a number of countervailing factors and risks, the terms of the transaction and the interests of our chairman of the board, independent directors and executive officers in the transaction. Our board of directors continued these discussions in executive session among non-management directors only, and they unanimously determined to approve the merger agreement. Following the executive session, our full board of directors reconvened, and our full board of directors unanimously approved the merger agreement, because they believed that the merger consideration payable represented the highest and best value reasonably available to our shareholders for our shares, and recommended that our shareholders adopt the merger agreement.

After the meeting, we, together with U. S. Steel, executed and delivered the merger agreement. On the morning of March 29, 2007, we issued a joint press release with U. S. Steel announcing the transaction.

No discussions have occurred between U. S. Steel and any member of our management regarding any post-closing roles for those individuals with us or with U. S. Steel.

Reasons for the Merger; Recommendation of Our Board of Directors

At a meeting on March 28, 2007, our board of directors unanimously determined to approve the merger agreement and recommended that our shareholders vote to adopt the merger agreement. In reaching the foregoing determination, our board of directors consulted with our senior management, financial advisors and legal counsel, reviewed a significant amount of information and considered the following material factors in support of its decision to enter into the merger agreement:

•       the fact that the merger consideration of $67.50 in cash per share that our shareholders will receive represented a premium of approximately 39% over the closing price per share of our common stock on March 28, 2007, the last full trading day that preceded the announcement of the transaction, and approximately 43% over the average closing price of our common stock during the 90 days prior to March 28, 2007;

•       the financial presentation of Goldman Sachs and Goldman Sachs’ opinion, dated March 28, 2007, to the effect that, as of the date of its opinion, and based upon and subject to the various factors and assumptions set forth in its opinion, the $67.50 per share in cash to be received by holders of our outstanding shares of common stock pursuant to the merger agreement was fair, from a financial point of view, to our shareholders (the written opinion of Goldman Sachs is attached as Annex B to this proxy statement and discussed in detail under “The Merger—Opinion of Our Financial Advisor” beginning on page 19);

•       the belief of our board of directors, formed after consultation with our management and our financial advisor, that the merger consideration payable pursuant to the proposed transaction represented the highest and best value reasonably available to our shareholders for their shares;

•       our current and historical financial condition and results of operations and the potential value that might result from other strategic alternatives available to us, including the potential value of our company if we were to remain an independent publicly-owned corporation in the context of uncertainty in the energy and steel industries, the increasingly competitive oilfield tubular industry, the acquisitions of Maverick Tube Corporation, NS Group, Inc. and Hydril Company, LP, execution risks associated with implementing the joint ventures and increasing levels of foreign imports of OCTG and line pipe;

•       the risk that another attractive acquisition transaction would not be available to us if we declined this transaction;

•       the highly cyclical nature of the oilfield tubular industry and the escalating risks of remaining independent and competing against much larger, better funded, multinational corporations with highly diverse product offerings;

•       the highly cyclical nature of raw materials prices and the lack of reliable sourcing of raw materials, in part because the rapidly consolidating steel industry limits our ability to source from a diverse group of steel suppliers;

•       the execution risks related to gaining regulatory approval of our investment in the Valin joint venture, as well as risks in implementing high quality tubular production in China and effectively marketing those tubular products;

•       the fact that the merger consideration is payable in cash, which provides liquidity and certainty to our shareholders;

•       the fact that the merger agreement is not subject to a financing condition and the assessment of our board of directors, formed after consultation with our management and our financial advisor, that U. S. Steel has the financial capability to consummate the merger;

•       the belief of our board of directors, formed after consultation with our management and our legal counsel, that the regulatory approvals necessary to consummate the merger could reasonably be obtained;

•       the ability of our shareholders to seek appraisal rights; and

•       the belief of our board of directors that the terms and conditions of the merger agreement are reasonable, including:

•        the fact that a majority of our shareholders must approve the proposed transaction and are free to reject the proposed transaction if desired;

•        the limited number and nature of the conditions to the closing of the proposed transaction, including the fact that the obligations of U. S. Steel and Merger Sub under the merger agreement are not subject to a financing condition and the limited nature and scope of the events and other effects that would constitute a material adverse effect on us;

•        the ability that we retain to provide confidential due diligence information to, and engage in discussions with, any third party that makes an unsolicited bona fide written proposal to engage in a business combination transaction, provided that our board of directors determines in good faith, after consultation with its outside legal counsel, that failure to take such action would be inconsistent with our board of directors’ fiduciary duties under applicable law and concludes in good faith, after consultation with its outside legal counsel and financial advisors, that the proposal is more favorable to, or is reasonably likely to lead to a proposal that is more favorable to, our shareholders, from a financial point of view, than the transactions contemplated by the merger agreement (see the section entitled “The Merger Agreement—Covenants—No Solicitation of Third Parties by Lone Star” beginning on page 45 of this proxy statement);

•        our right to terminate the merger agreement in order to enter into a superior proposal if submitted by a third party, subject to certain conditions and payment of a termination fee to U. S. Steel (see the section entitled “The Merger Agreement—Termination of the Merger Agreement” beginning on page 50 of this proxy statement); and

•        the conclusion of our board of directors that the $59 million termination fee and the circumstances under which such fee is payable were reasonable in light of the benefits of the proposed merger and commercial practice (see the section entitled “The Merger Agreement—Termination Fee” beginning on page 51 of this proxy statement).

Our board of directors also considered a number of countervailing risks and factors concerning the proposed transaction. These countervailing risks and factors included the following:

•       the risk of disruption to our business, sales, operations and financial results in the event that the proposed transaction is not consummated in a timely manner or at all;

•       the fact that our officers and employees will have to focus extensively on actions required to complete the proposed transaction, as well as the substantial transaction costs that we will incur for the proposed transaction even if it is not consummated;

•       the negative impact of any customer confusion, delay in purchase commitments or the potential loss of one or more large customers as a result of the announcement or pendency of the proposed transaction;

•       the possibility of increased raw materials costs and reduced access to suppliers and timely shipments as a result of realignment of supplier interests resulting from the announcement of the proposed transaction;

•       the possible loss of key management or other personnel as a result of the announcement or pendency of the proposed transaction;

•       the fact that we will no longer exist as an independent company and our shareholders will be unable to participate in any future earnings growth or receive any benefit from any future increase in value of our company;

•       the requirements that certain conditions to the closing of the merger must be met, including regulatory approvals;

•       the fact that, pursuant to the merger agreement, we must generally conduct our business in the ordinary course and are subject to a variety of other restrictions on the conduct of our business prior to the closing of the proposed transaction or termination of the merger agreement, which may delay or prevent us from pursuing business opportunities that may arise or preclude actions that would be advisable if we were to remain an independent company;

•       the fact that under the terms of the merger agreement, we are restricted in our ability to solicit other acquisition proposals;

•       the $59 million termination fee payable to U. S. Steel upon the occurrence of certain events, and the possible deterrent effect that paying such fee might have on the desire of other potential acquirors to propose an alternative transaction that may be more advantageous to our shareholders;

•       the fact that gains arising from the cash merger consideration will be taxable to our shareholders for U.S. federal income tax purposes; and

•       the fact that under the terms of the merger agreement, certain of our directors and officers may have a conflict of interest in connection with the merger that may allow them to receive different and additional benefits than those received by our shareholders generally (see the section entitled “The Merger—Interests of Lone Star’s Directors and Executive Officers in the Merger” beginning on page 29 of this proxy statement).

The discussion of the information, risks and factors that our board of directors considered in arriving at its decision to approve the merger agreement and recommend that our shareholders vote to adopt the merger agreement is not intended to be exhaustive, but includes all material factors considered by our board of directors. In view of the wide variety of factors and risks considered in connection with its evaluation of the proposed transaction, our board of directors did not believe it necessary to, and did not attempt to, rank or quantify the risks and factors although individual members of our board of directors may have assigned different weights to the factors and risks in their individual assessments of the proposed transaction. The overall analysis of the factors described above by our board of directors included multiple discussions with and questioning of our management, financial advisors and legal counsel.

Our board of directors unanimously approved the merger agreement. Our board of directors unanimously believes that the merger is advisable and recommends that our shareholders vote “FOR” adoption of the merger agreement.

Opinion of Our Financial Advisor

Goldman Sachs rendered its opinion to our board of directors that, as of March 28, 2007 and based upon and subject to the factors and assumptions set forth therein, the $67.50 per share in cash to be received by holders of the outstanding shares of our common stock pursuant to the merger agreement was fair from a financial point of view to such holders.

The full text of the written opinion of Goldman Sachs, dated March 28, 2007, which sets forth assumptions made, procedures followed, matters considered and limitations on the review undertaken in connection with the opinion, is attached as Annex B. Goldman Sachs provided its opinion for the information and assistance of our board of directors in connection with its consideration of the merger. The Goldman Sachs opinion is not a recommendation as to how any holder of our common stock should vote with respect to the merger.

In connection with rendering the opinion described above and performing its related financial analyses, Goldman Sachs reviewed, among other things:

•       the merger agreement;

•       our Annual Reports on Form 10-K for the five years ended December 31, 2006;

•       certain of our interim reports to stockholders and Quarterly Reports on Form 10-Q;

•       certain other of our communications to our shareholders; and

•       certain of our internal financial analyses and forecasts prepared by our management.

Goldman Sachs also held discussions with members of our senior management regarding their assessment of our past and current business operations, financial condition, and future prospects. In addition, Goldman Sachs reviewed the reported price and trading activity for our common stock, compared certain of our financial and stock market information with similar information for certain other companies the securities of which are publicly traded, and reviewed the financial terms of certain recent business combinations in the steel, oilfield services and oilfield tubular industries specifically and other industries generally and performed such other studies and analyses, and considered such other factors, as it considered appropriate.

Goldman Sachs relied upon the accuracy and completeness of all of the financial, legal, accounting, tax and other information discussed with or reviewed by it and assumed such accuracy and completeness for purposes of rendering the opinion described above. In that regard, Goldman Sachs assumed with our consent that the forecasts prepared by our management have been reasonably prepared on a basis reflecting the best currently available estimates and judgments of our management. In addition, Goldman Sachs has not made an independent evaluation or appraisal of the assets and liabilities (including any contingent, derivative or off-balance-sheet assets and liabilities) of us or any of our subsidiaries, and Goldman Sachs has not been furnished with any such evaluation or appraisal. Goldman Sachs’ opinion does not address our underlying business decision to engage in the merger. Goldman Sachs’ opinion is necessarily based on economic, monetary, market and other conditions as in effect on, and the information made available to it as of, March 28, 2007.

The following is a summary of the material financial analyses delivered by Goldman Sachs to our board of directors in connection with rendering the opinion described above. The following summary, however, does not purport to be a complete description of the financial analyses performed by Goldman Sachs, nor does the order of analyses described represent relative importance or weight given to those analyses by Goldman Sachs. Some of the summaries of the financial analyses include information presented in tabular format. The tables must be read together with the full text of each summary and are alone not a complete description of Goldman Sachs’ financial analyses. Except as otherwise noted, the following quantitative information, to the extent that it is based on market data, is based on market data as it existed on or before March 28, 2007 and is not necessarily indicative of current market conditions.

Historical Stock Trading and Premia Analysis.   Goldman Sachs reviewed the historical trading prices for our common stock for the two-year period ended March 27, 2007. In addition, Goldman Sachs analyzed the consideration to be received by holders of our common stock pursuant to the merger agreement in relation to the price of the common stock as of March 27, 2007, the average market prices of the common stock for the 30 trading day, 90 trading day and 180 trading day periods, in each case ended March 27, 2007, the 52-week high and low prices and the high and low prices of the common stock for the two-year period, in each case ended March 27, 2007.

The following table presents the results of this analysis:

	Price	Implied Premium
Price as of March 27, 2007	$49.04	37.6%
30 Trading Day Average	$48.08	40.4%
90 Trading Day Average	$48.46	39.3%
180 Trading Day Average	$48.35	39.6%
52-week High	$62.99	7.2%
52-week Low	$43.53	55.1%
Two-year High	$62.99	7.2%
Two-year Low	$35.28	91.3%

Selected Companies Analysis.   Goldman Sachs reviewed and compared certain of our financial information to corresponding financial information, ratios and multiples for the following publicly-traded corporations in the steel, oilfield services and oilfield tubular industries:

•       Grant Prideco, Inc.

•       IPSCO Inc.

•       Tenaris S.A.

•       Vallourec Group

Although none of the selected companies is directly comparable to us, the companies included were chosen because they are publicly-traded companies with operations that for purposes of analysis may be considered similar to certain of our operations.

Our multiples and ratios and the multiples and ratios of each of the selected companies were calculated using the closing prices of our common stock and the common stock of each of the selected companies on March 27, 2007, the latest publicly-available financial statements and other publicly disclosed financial information, information provided by our management regarding us and median estimates from the Institutional Brokers’ Estimate System (IBES). IBES is a data service that monitors and publishes compilations of earnings estimates by selected research analysts regarding companies of interest to institutional investors. With respect to us and each of the selected companies, Goldman Sachs calculated:

•       Enterprise value as a multiple of earnings before interest, taxes, depreciation and amortization, or EBITDA, for the last twelve months, or LTM, and for the estimated years 2007E and 2008E; and

•       Price to earnings per share, or “EPS,” ratios for the estimated years 2007E and 2008E.

The results of these analyses are summarized as follows:

	Enterprise Value as a multiple of EBITDA			Price to Earnings Per Share
	LTM	2007E	2008E	2007E	2008E
Our Company
IBES	6.7x	6.4x	4.5x	12.9x	8.1x
IBES (Pro forma for JVs)	—	—	5.5x	—	8.1x
Selected Companies
Range	5.2x - 11.0x	5.3x - 8.7x	5.0x - 7.5x	9.3x -12.1x	8.8x -10.5x
Median	7.2x	6.9x	6.5x	10.8x	10.0x

The Company multiples for 2008E based on IBES (pro forma for the Valin joint venture, the Apolo joint venture and the Welspun joint venture, or the “joint ventures”) include our expected remaining future investments in the joint ventures in the estimated enterprise value for the Company.

Selected Transactions Analysis.   Goldman Sachs analyzed certain information relating to the following selected transactions in the steel, oilfield services and oilfield tubular industries:

•       Vallourec & Mannesman Tube’s (“V&M”) acquisition of the North Star Tubular Division of North Star Steel Co. (“North Star”), announced in 2002;

•       National Oilwell, Inc.’s (“National Oilwell”) acquisition of Varco International, Inc. (“Varco”), announced in 2004;

•       Maverick Tube Corporation’s (“Maverick”) acquisition of Tubos del Caribe S.A. (“Tubos del Caribe”), announced in 2005;

•       IPSCO Inc.’s (“IPSCO”) acquisition of NS Group, Inc. (“NS Group”) announced in 2006;

•       Evraz Group S.A.’s (“Evraz”) acquisition of Oregon Steel Mills, Inc., (“Oregon Steel”) announced in 2006;

•       Tenaris S.A.’s (“Tenaris”) acquisition of Maverick, announced in 2006;

•       Tenaris’s acquisition of Hydril Company LP (“Hydril”), announced in 2007; and

•       Universal Compression Holding Inc.’s (“Universal”) acquisition of Hanover Compressor Company (“Hanover”), announced in 2007.

For each of the selected transactions, Goldman Sachs calculated the enterprise value as a multiple of LTM EBITDA, which is based on EBITDA from company filings prior to the announcement date.  Goldman Sachs also calculated the enterprise value as a multiple of current year EBITDA, based on IBES estimates as of the date of announcement.  In addition, for each of the selected transactions, Goldman Sachs calculated and compared the transaction premium, which is calculated as a premium of the offer price in relation to the closing stock price on the day prior to announcement of the transaction. The following table presents the results of this analysis:

Transaction	Enterprise Value as a multiple of LTM EBITDA	Enterprise Value as a multiple of current year EBITDA	Transaction Premium
V&M / North Star	4.7x	—	—
National Oilwell / Varco	14.0x	12.4x	9%
Maverick / Tubos del Caribe	5.8x	4.7x	—
IPSCO / NS Group	7.7x	7.0x	43%
Evraz / Oregon Steel	7.2x	6.5x	7%
Tenaris / Maverick	9.0x	6.7x	42%
Tenaris / Hydril	13.4x	11.5x	17%
Universal / Hanover	9.2x	7.6x	2%

Goldman Sachs performed a similar analysis with respect to the Merger Consideration, as described in “Analysis of the Purchase Price” on page 24.

Discounted Cash Flow Analyses.   Goldman Sachs performed discounted cash flow analyses on us based on three different forecasts provided by our management. The three forecasts were generated in March 2007 and were extrapolated from an internal 2007 estimated base case, which took into account numerous factors considered important to, and estimated by, management, such as assumptions regarding the outlook for natural gas and oil prices, raw materials pricing, import levels, inventory levels, product mix and margins, other costs of manufacturing and the then-current average active domestic rig count, which was based on the Baker Hughes domestic rig count, a commonly cited indicator of the level of domestic drilling activity. “Case A” assumed continuation of the March 2007 industry environment, including that the average active domestic rig count remained steady for the remainder of the period.  “Case B” assumed a more favorable industry environment, including an increase in the industry’s average active domestic rig count relative to March 2007 levels. “Case C” assumed a less favorable industry environment, including a decrease in the industry’s average active domestic rig count relative to March 2007 levels.

For each of the three cases, Goldman Sachs performed discounted cash flow analyses to generate reference ranges for the implied value per share of our common stock. With respect to our common stock, Goldman Sachs calculated, for each of the three cases, the implied total present value of our estimated cash flows for the years 2007 and 2008. Goldman Sachs also calculated, for each of the three cases, the implied present value of our terminal value as of the end of 2008 by applying a range of terminal year EBITDA multiples of 5.0x to 7.0x to 2009E EBITDA, as adjusted to reflect our ownership interests in the joint ventures. Goldman Sachs then calculated, for each of the three cases, the implied value per share of our common stock by adding the implied total present value of our cash flows for the years 2007 and 2008 to the implied present value of our terminal value as of the end of 2008. Present values were calculated by using discount rates ranging from 11.0% to 14.0%, which were based on a theoretical range of our weighted average cost of capital. Cash flows were discounted to December 31, 2006. The following table presents the results of this analysis for all three cases:

Implied Value per Share
Case A	$46.75 - $66.79
Case B	$54.69 - $78.60
Case C	$38.27 - $54.53

Goldman Sachs also generated reference ranges for the implied value per share of our common stock for each of the three cases by calculating the implied total present value of our estimated cash flows for the years 2007 to 2010. Goldman Sachs then calculated, for each of the three cases, the implied present value of our terminal value as of the end of 2010 by applying a range of terminal year EBITDA multiples of 5.0x to 7.0x to 2011E EBITDA, as adjusted to reflect our investments in the joint ventures. Goldman Sachs then calculated, for each of the three cases, the implied value per share of our common stock by adding the implied total present value of our cash flows for the years 2007 to 2010 to the implied present value of our the terminal value of our common stock as of the end of 2010. Present values were calculated by using discount rates of 11.0% to 14.0%, which were based on a theoretical range of our weighted average cost of capital. Cash flows were discounted to December 31, 2006. The following table presents the results of this analysis:

Implied Value per Share
Case A	$46.88 - $67.41
Case B	$55.09 - $79.73
Case C	$43.07 - $62.55

Analysis of the Purchase Price.   Goldman Sachs calculated, based on the merger consideration and information from us and our SEC filings, our equity value and enterprise value, and our enterprise value, pro forma for our expected future investments in, and earnings from, the joint ventures.

In addition, Goldman Sachs calculated our enterprise value as a multiple of LTM EBITDA (without pro forma adjustments for investments in the joint ventures), based on information provided by our management. Goldman Sachs also calculated, based on IBES estimates and the Case A forecasts provided by our management:

•       the enterprise value as a multiple of 2007E EBITDA, based on IBES estimates and based on Case A (without pro forma adjustments for investments in the joint ventures);

•       the enterprise value pro forma for our expected future investments in the joint ventures as a multiple of 2008E EBITDA, based on IBES and based on Case A as adjusted to reflect our investments in the joint ventures;

•       price as a multiple of 2007E EPS; and

•       price as a multiple of 2008E EPS.

The following table presents the results of Goldman Sachs’ analysis:

Multiples
Enterprise Value as a multiple of:
LTM EBITDA	9.6x
2007E EBITDA
IBES	9.1x
Case A	10.0x
Enterprise Value pro forma for joint ventures as a multiple of 2008E EBITDA, as adjusted
IBES	7.4x
Case A	7.7x
Price as a multiple of:
2007E EPS
IBES	17.8x
Case A	17.8x
2008E EPS
IBES	11.1x
Case A	12.7x

The preparation of a fairness opinion is a complex process and is not necessarily susceptible to partial analysis or summary description. Selecting portions of the analyses or of the summary set forth above, without considering the analyses as a whole, could create an incomplete view of the processes underlying Goldman Sachs’ opinion. In arriving at its fairness determination, Goldman Sachs considered the results of all of its analyses and did not attribute any particular weight to any factor or analysis considered by it.  Rather, Goldman Sachs made its determination as to fairness on the basis of its experience and professional judgment after considering the results of all of its analyses. No company or transaction used in the above analyses as a comparison is directly comparable to us or U. S. Steel or the contemplated transaction.

Goldman Sachs prepared these analyses for purposes of Goldman Sachs’ providing its opinion to our board of directors as to the fairness from a financial point of view to the holders of our common stock of the $67.50 per share in cash to be received by such holders pursuant to the merger agreement. These analyses do not purport to be appraisals nor do they necessarily reflect the prices at which businesses or securities actually may be sold. Analyses based upon forecasts of future results are not necessarily indicative of actual future results, which may be significantly more or less favorable than suggested by these analyses. Because these analyses are inherently subject to uncertainty, being based upon numerous factors or events beyond the control of the parties or their respective advisors, none of us, U. S. Steel, Goldman Sachs or any other person assumes responsibility if future results are materially different from those forecast.

The merger consideration was determined through arms’-length negotiations between us and U. S. Steel. Goldman Sachs did not recommend any specific amount of consideration to us or our board of directors or that any specific amount of consideration constituted the only appropriate consideration for the merger.

As described above, Goldman Sachs’ opinion to our board of directors was one of many factors taken into consideration by our board of directors in making its determination to approve the merger agreement. The foregoing summary does not purport to be a complete description of the analyses performed by Goldman Sachs in connection with the fairness opinion and is qualified in its entirety by reference to the written opinion of Goldman Sachs attached as Annex B.

Goldman Sachs and its affiliates, as part of their investment banking business, are continually engaged in performing financial analyses with respect to businesses and their securities in connection with mergers and acquisitions, negotiated underwritings, competitive biddings, secondary distributions of listed and unlisted securities, private placements and other transactions as well as for estate, corporate and other purposes. Goldman Sachs has acted as financial advisor to us in connection with, and has participated in certain of the negotiations leading to, the merger. In addition, Goldman Sachs has provided certain investment banking services to us from time to time, including having acted as our financial advisor in connection with the formation of a joint venture with Valin in August 2006.

Goldman Sachs has provided certain investment banking services to U. S. Steel from time to time, including having acted as co-manager of the public offering of 5,000,000 shares of Series B Mandatory Convertible Preferred Shares of U. S. Steel in February 2003, as co-lead manager of the offering of 9.75% Senior Notes due 2010 (aggregate principal amount $450 million) of U. S. Steel in May 2003, and as joint lead manager of the public offering of 8,000,000 shares of common stock of U. S. Steel in March 2004.  In addition, an affiliate of Goldman Sachs is a participant ($1 million aggregate amount) in U. S. Steel’s existing Amended and Restated Credit Agreement (aggregate principal amount $600 million). In connection with these investment banking services for U. S. Steel, Goldman Sachs received aggregate fees from U. S. Steel and its affiliates of $8.2 million. Affiliates of Goldman Sachs may participate as a lender under the proposed U.S. Steel revolving credit and term loan facility (proposed aggregate principal amount of $1.25 billion). Goldman Sachs may also provide additional investment banking services to us and U. S. Steel in the future. In connection with the above-described investment banking services Goldman Sachs has received, and may receive in the future, compensation.

Goldman Sachs is a full service securities firm engaged, either directly or through its affiliates, in securities trading, investment management, financial planning and benefits counseling, risk management, hedging, financing and brokerage activities for both companies and individuals. In the ordinary course of these activities, Goldman, Sachs and its affiliates may provide such services to us, U. S. Steel and our respective affiliates, may actively trade the debt and equity securities of us and U. S. Steel (or related derivative securities) for their own account and for the accounts of their customers and may at any time hold long and short positions of such securities.

Our board of directors selected Goldman Sachs as our financial advisor because it is an internationally recognized investment banking firm that has substantial experience in transactions similar to the merger. Pursuant to a letter agreement, dated January 26, 2007, we engaged Goldman Sachs to act as its financial advisor in connection with the merger. Pursuant to the terms of this engagement letter, we have agreed to pay Goldman Sachs a transaction fee of $16 million, approximately $12 million of which is contingent upon consummation of the merger. In addition, we have agreed to reimburse Goldman Sachs for its expenses, including attorneys’ fees and disbursements, and to indemnify Goldman Sachs and related persons against various liabilities, including certain liabilities under the federal securities laws.

Effects on Lone Star if the Merger is Not Completed

In the event that the merger agreement is not adopted by our shareholders or if the merger is not completed for any other reason, our shareholders will not receive any payment for their shares in connection with the merger. Instead, we will remain an independent public company and our common stock will continue to be quoted on the New York Stock Exchange. In addition, if the merger is not completed, we expect that management will operate our business in a manner similar to that in which it is being operated today and that our shareholders will continue to be subject to the same risks and opportunities to which they are currently subject.

Accordingly, if the merger is not consummated, there can be no assurance as to the effect of these risks and opportunities on the future value of your shares of our common stock. In the event the merger is not completed, our board will continue to evaluate and review our business operations, properties and share repurchase program and capitalization, among other things, make such changes as are deemed appropriate and continue to seek to identify acquisitions, joint ventures or strategic alternatives to enhance shareholder value. If the merger agreement is not adopted by our shareholders or if the merger is not consummated for any other reason, there can be no assurance that any other transaction acceptable to us will be offered or that our business, prospects or results of operations will not be adversely impacted.

If the merger agreement is terminated under certain circumstances, we will be obligated to pay a termination fee of $59 million to U. S. Steel as a condition to, upon or following such termination. For a description of the circumstances triggering payment of the termination fee, see “The Merger Agreement—Termination Fee” beginning on page 51.

Financing of the Merger

The amount of funds necessary to complete the merger and related transactions is anticipated to be approximately $2.1 billion to pay our shareholders and holders of options, restricted stock units and phantom stock the amounts due to them under the merger agreement, assuming:

•       a purchase price of $67.50 per share (net of the exercise price for options); and

•       none of our shareholders validly exercises and perfects its appraisal rights.

U. S. Steel has informed us that it will pay for the acquisition through a combination of cash on hand and financing obtained under its existing receivables purchase program and three new fully committed bank credit facilities provided by JPMorgan. U. S. Steel’s obligation to complete the merger is not contingent on its obtainment of financing.

Material United States Federal Income Tax Consequences

The following discussion summarizes the material U.S. federal income tax consequences of the merger to holders of our common stock. This discussion is based upon the Internal Revenue Code of 1986, as amended, Treasury Regulations promulgated under the Internal Revenue Code, court decisions, published positions of the Internal Revenue Service and other applicable authorities, all as in effect on the date of this document and all of which are subject to change or differing interpretations, possibly with retroactive effect. This discussion is limited to holders who hold shares of our common stock as a capital asset for U.S. federal income tax purposes (generally, assets held for investment). This discussion does not address all of the U.S. federal income tax consequences that may be relevant to a holder of our common stock in light of their particular circumstances or to holders who may be subject to special treatment under U.S. federal income tax laws, such as tax exempt organizations, partnerships and other pass-through entities, controlled foreign corporations, passive foreign investment companies, corporations that accumulate earnings to avoid U.S. federal income tax, financial institutions, insurance companies, broker-dealers, holders who hold shares of our common stock as part of a hedge, straddle, wash sale, synthetic security, conversion transaction, or other integrated investment comprised of shares of our common stock and one or more investments, and persons who acquired shares of our common stock in compensatory transactions. Further, this discussion does not address any aspect of state, local or foreign taxation. No ruling has been or will be obtained from the Internal Revenue Service regarding any matter relating to the merger and no assurance can be given that the Internal Revenue Service will not assert, or that a court will not sustain, a position contrary to any of the tax aspects described below. Holders of our common stock are urged to consult their own tax advisors as to the U.S. federal income tax consequences of the merger, as well as the effects of state, local and foreign tax laws.

As used in this summary, a “U.S. holder” includes:

•       an individual U.S. citizen or resident alien;

•       a corporation (or other entity treated as a corporation for U.S. federal income tax purposes) created or organized under U.S. law (federal or state);

•       an estate whose worldwide income is subject to U.S. federal income tax; or

•       a trust if a court within the U.S. is able to exercise primary supervision over the administration of the trust and one or more U.S. persons have the authority to control all substantial decisions of the trust.

A non-U.S. holder is any beneficial owner of our common stock who is not a U.S. holder or a partnership for U.S. federal income tax purposes.

If a partnership (including for this purpose any entity treated as a partnership for U.S. federal income tax purposes) is a beneficial owner of shares of our common stock, the tax treatment of a partner in that partnership will generally depend on the status of the partner and the activities of the partnership. Holders of shares of our common stock that are partnerships and partners in these partnerships are urged to consult their tax advisors regarding the U.S. federal income tax consequences of owning and disposing of such shares in the merger.

Holders of shares of our common stock are entitled to dissenters’ rights under Delaware law in connection with the merger. If a holder of shares of our common stock receives cash pursuant to the exercise of dissenters’ rights, that holder generally will recognize gain or loss measured by the difference between the cash received and such holder’s adjusted tax basis in such holder’s shares of our common stock. This gain should be long-term capital gain or loss if such holder held the shares of our common stock for more than one year. Any holder of shares of our common stock that plans to exercise dissenters’ rights in connection with the merger is urged to consult a tax advisor to determine the related tax consequences.

THIS SUMMARY IS NOT A SUBSTITUTE FOR AN INDIVIDUAL ANALYSIS OF THE TAX CONSEQUENCES OF THE MERGER TO YOU. WE URGE YOU TO CONSULT A TAX ADVISOR REGARDING THE PARTICULAR FEDERAL, STATE, LOCAL AND FOREIGN TAX CONSEQUENCES OF THE MERGER IN LIGHT OF YOUR OWN SITUATION.

Tax Consequences of the Merger to U.S. Holders

Effect of the Merger

In general, U.S. holders of shares of our common stock who receive cash in exchange for their shares of our common stock pursuant to the merger should recognize gain or loss for U.S. federal income tax purposes equal to the difference, if any, between the amount of cash received and their adjusted tax basis in their shares of our common stock. If a U.S. holder holds shares of our common stock as a capital asset, the gain or loss should generally be a capital gain or loss. If the U.S. holder has held the shares of our common stock for more than one year, the gain or loss should generally be a long term gain or loss. The deductibility of capital losses is subject to limitations.

Information Reporting and Backup Withholding

U.S. federal income tax law requires that a U.S. holder of shares of our common stock provide the paying agent with a properly executed Internal Revenue Service Form W-9, with the appropriate certifications in order to avoid backup withholding and such holder’s correct taxpayer identification number, which is, in the case of a U.S. holder who is an individual, a social security number, or, in the alternative, establish a basis for exemption from backup withholding. Exempt holders, including, among others, corporations, are not subject to backup withholding and reporting requirements. If the correct taxpayer identification number or an adequate basis for exemption is not provided, a U.S. holder will be subject to backup withholding on any reportable payment (currently at a rate of 28%). Backup withholding is not an additional tax. Any amounts withheld under the backup withholding rules from a payment to a U.S. holder will be allowed as a credit against that U.S. holder’s U.S. federal income tax and may entitle the U.S. holder to a refund, if the required information is furnished to the Internal Revenue Service.

Tax Consequences of the Merger to Non-U.S. Holders

Effect of the Merger

Non-U.S. holders generally will not be subject to U.S. federal income tax on any gain realized on the receipt of cash pursuant to the merger unless:

•       the holder is an individual present in the U.S. for 183 days or more during the taxable year of disposition and certain conditions are met; or

•       the gain is effectively connected with the holder’s conduct of a trade or business in the U.S. or, if subject to an applicable tax treaty, attributable to a permanent establishment maintained by the non-U.S. holder in the U.S.

Holders described in the first bullet point above will be subject to U.S. federal income tax on any such gain at a flat 30% rate, which may be offset by U.S. source capital losses.

Gain described in the second bullet point above will be subject to U.S. federal income tax on a net income basis generally in the same manner as if the holder were a resident of the United States. Non-U.S. holders that are foreign corporations also may be subject to a branch profits tax equal to 30% (or such lower rate specified by an applicable tax treaty) of a portion of its effectively connected earnings and profits for the taxable year. Non-U.S. holders are urged to consult their tax advisors regarding any applicable tax treaties that may provide for different rules.

A non-U.S. holder who actually or constructively owns or owned more than 5% of our common stock at any time during the five-year period ending on the closing date of the merger, which we refer to as a “5% non-U.S. holder,” will be subject to U.S. federal income tax on any gain recognized on the disposition of shares of our common stock in the merger in the same manner as if the gain were effectively connected with the holder’s conduct of a trade or business in the United States (i.e., on an net income basis generally in the same manner as if the holder were a resident of the U.S.), unless the holder establishes to the Internal Revenue Service that our common stock does not constitute a U.S. real property interest, or “USRPI.” We have not performed the analysis required to determine whether shares of our common stock constitute a USRPI and therefore, we may be unable to provide 5% non-U.S. holders with the documentation necessary to satisfy the IRS requirements. Five percent non-US holders should consult their tax advisors regarding the U.S. federal income tax consequences of the merger to them.

Information Reporting and Backup Withholding

Payments made to non-U.S. holders in the merger may be subject to information reporting and backup withholding (currently at a rate of 28%). Non-U.S. holders can avoid backup withholding by providing the paying agent with a properly executed Internal Revenue Service Form W-8BEN (or other applicable IRS Form W-8) certifying that such holder is not a U.S. person, or by otherwise establishing an exemption. Backup withholding is not an additional tax. Any amounts withheld under the backup withholding rules from a payment to a non-U.S. holder will be allowed as a credit against that non-U.S. holder’s U.S. federal income tax and may entitle the non-U.S. holder to a refund, if the required information is furnished to the Internal Revenue Service.

Interests of Lone Star’s Directors and Executive Officers in the Merger

In considering the recommendation of our board of directors with respect to the merger agreement, our shareholders should be aware that our directors and executive officers have interests in the merger, and have arrangements different from, or in addition to, those of our shareholders generally. These interests could create potential conflicts of interest.

Our board of directors was aware of these interests and considered them, among other matters, in approving the merger agreement and recommending that our shareholders vote in favor of adopting the merger agreement.

These interests relate to or arise from:

•       existing change in control arrangements between us and our executive officers providing for, among other things, severance benefits if the executive’s employment is terminated under certain circumstances following a change in control of us, such as the merger, which change in control arrangements include:

o       an employment agreement between us and our Chairman and Chief Executive Officer, Rhys J. Best, providing for certain payments to Mr. Best if his employment is terminated without “cause” or he resigns for “good reason” following a “change in control”;

o       our 2006 Employment Retention Policy, or the 2006 Policy; and

o       our prior Employment Retention Policy, or the Prior Policy.

•       acceleration of vesting of outstanding stock options, restricted stock awards, restricted stock units and phantom stock awards held by certain of our directors and executive officers;

•       indemnification and liability exculpation provisions in the merger agreement in favor of our directors and officers; and

•       maintenance of a six-year “tail” directors’ and officers’ liability insurance policy to cover directors and officers currently covered by our directors’ and officers’ liability insurance policy.

Total Consideration Payable to Our Directors and Executive Officers

The following table summarizes the aggregate consideration that our directors and executive officers will receive as a result of the merger. With one exception, the column entitled “Change in Control Payments” reflects payments our executive officers may receive only if they are terminated without “cause” or resign for “good reason” within two years after the merger. One component of the “Change in Control Payments” column is the payment to each executive officer of his pro-rated annual bonus target upon occurrence of the merger irrespective of whether such officer’s employment terminates.

Name	Change in Control Payments(1)		Options(4)	Restricted Stock(5)	Restricted Stock Units(6)	Phantom Stock(7)	Common Stock(8)	TOTAL
Rhys J. Best	$7,644,573	(2)	$10,742,025	$9,045,000	—	—	$4,547,948	$31,979,546
Dan O. Dinges	—		—	$54,000	$324,000	—	$27,000	$405,000
Frederick B. Hegi, Jr.	—		$4,274,650	$108,000	$492,750	$1,691,660	$2,387,138	$8,954,198
Robert L. Keiser	—		$1,378,880	$108,000	$492,750	—	$256,500	$2,236,130
Robert Kelley	—		$1,586,318	$108,000	$492,750	—	$256,500	$2,443,568
M. Joseph McHugh	—		$2,354,985	$108,000	$492,750	—	$391,500	$3,347,235
Alfred M. Micallef	—		$400,594	$108,000	$324,000	—	—	$832,594
David A. Reed	—		—	$54,000	$324,000	—	$27,000	$405,000
Jerry E. Ryan	—		$400,594	$108,000	$324,000	—	—	$832,594
Joseph Alvarado	$3,946,916	(3)	$1,142,000	$2,767,500	—	—	$1,342,980	$9,199,396
W. Byron Dunn	$1,883,402		$1,223,600	$1,755,000	—	—	$37,530	$4,899,532
Charles J. Keszler	$1,206,531		$837,525	$1,003,523	—	—	$513,540	$3,561,119
Robert F. Spears	$1,134,689		$254,900	$1,003,523	—	—	$30,983	$2,424,095
All directors and executive officers as a group	$15,816,111		$24,596,071	$16,330,546	$3,267,000	$1,691,660	$9,818,619	$71,520,007

(1)           Assumes that the merger is consummated on June 14, 2007, each current executive officer is terminated without “cause” or resigns for “good reason” immediately following the merger, and that the executive officers elect to receive the 2006 Policy amount, as described under “—Employment Retention Policies.” The amounts in the table are based on estimated salary and bonus that will be paid to each executive in 2007. The amounts include estimated tax gross-up payment, where applicable, and exclude the value of any unvested restricted shares and unexercised options that would accelerate and vest in connection with the merger. The amounts do not reflect the impact of any applicable tax withholding. With the exception of that portion of the change in control payment constituting a pro-rated annual target bonus, our executive officers are not entitled to receive the disclosed amounts solely as a result of the merger, but such amounts may be received by such executive officers if they are terminated without “cause” or resign for “good reason” within two years following the merger.

(2)           This amount assumes that Mr. Best would not receive anything under his employment agreement due to the fact that the 2006 Policy would be more beneficial to him, and the 2006 Policy and Mr. Best’s employment agreement are, by their terms, mutually exclusive. This amount also includes an estimated tax gross-up payment of $3,051,055 to Mr. Best.

(3)           This amount includes an estimated tax gross-up payment of $1,430,832 to Mr. Alvarado.

(4)           Illustrates the economic value of all options held by our directors and executive officers that will become fully vested and cashed out in connection with the merger. Calculated for each individual by multiplying aggregate number of shares subject to options by the difference between the Merger Consideration and the weighted average exercise price of all such options. The amounts in the table represent the value of vested and unvested options holdings as of April 30, 2007 and assume that all such options remain outstanding as of the closing date of the merger. The amounts do not reflect the impact of any applicable tax withholding.

(5)           Illustrates the economic value of all restricted shares held by our directors and executive officers that will become fully vested and cashed out in connection with the merger. Calculated for each individual by multiplying the aggregate number of restricted shares by the Merger Consideration. The amounts in the table represent the value of restricted share holdings as of April 30, 2007 and assume that all such restricted shares remain outstanding as of the closing date of the merger. The amounts do not reflect the impact of any applicable tax withholding.

(6)           Illustrates the economic value of all restricted stock units held by our directors and executive officers that will be cashed out in connection with the merger. Calculated for each individual by multiplying the aggregate number of restricted stock units by the Merger Consideration. The amounts in the table represent the value of restricted stock unit holdings as of April 30, 2007 and assume that all such restricted stock units remain outstanding as of the closing date of the merger. The amounts do not reflect the impact of any applicable tax withholding.

(7)           Illustrates the economic value of all phantom stock held by our directors and executive officers that will be cashed out in connection with the merger. Calculated by multiplying the aggregate number of shares of phantom stock by the Merger Consideration. The amounts in the table represent the value of phantom stock holdings as of April 30, 2007 and assume that all such phantom stock remains outstanding as of the closing date of the merger. The amounts do not reflect the impact of any applicable tax withholding.

(8)           Illustrates the economic value of all common shares (other than restricted shares) held by our directors and executive officers that will be cashed out in connection with the merger. Calculated for each individual by multiplying the aggregate number of shares by the Merger Consideration. The amounts in the table represent the value of common stock holdings as of April 30, 2007 and assume that all such common stock remains outstanding as of the closing date of the merger. The amounts do not reflect the impact of any applicable tax withholding.

Mr. Best’s Employment Agreement

We entered into an employment agreement with our Chief Executive Officer, Rhys Best, on May 7, 2001. That agreement provided for the continuation of Mr. Best’s employment for an initial three year period ended May 7, 2004. Effective May 7, 2002 and on each May 7 thereafter, the term of the employment agreement automatically extends for one additional year unless we or Mr. Best give notice by the preceding April 15 not to extend the term. During the term of the employment agreement, Mr. Best is entitled to receive an annual base salary of not less than $425,000 (his base salary on May 7, 2001); annual cash bonus based on a formula that may be approved and amended annually by our board of directors or human resources committee; equity-based compensation under our 2004 long-term incentive plan on similar terms and conditions as our other executive officers; other equity-based compensation under another program or agreement as determined by our board of directors; and benefits available to our other officers and employees. Mr. Best’s base salary ($540,000 in 2007) is subject to annual review during the term of the agreement and may be increased but not decreased.

Under the agreement, if the employment of Mr. Best is terminated by us without “cause” (as defined in his employment agreement) or is terminated by Mr. Best for “good reason” (as defined in his employment agreement), he will be paid his base salary and targeted bonus of 100% of his base salary (pro-rated for any partial year) for the remainder of the employment agreement’s term, currently May 7, 2010, less any amounts received from another employer during that time, plus an amount equal to one year’s annual base salary. Mr. Best would not be obligated to seek other employment.

If Mr. Best’s employment is terminated by us without “cause,” or by Mr. Best for “good reason,” we must allow him and his dependents to continue to participate in all its benefit plans during the term of the employment agreement, and then provide such continuation or conversion coverage as required by law. If the law will not permit such participation by Mr. Best and his dependents, we will reimburse Mr. Best the cost of obtaining substantially similar benefits. Mr. Best will not be entitled to such benefits if he is receiving substantially similar benefits from another employer.

Under the term of the employment agreement, if the termination of Mr. Best’s employment would result in the payment of compensation and benefits under both that agreement and the Prior Policy

(described below), Mr. Best will be entitled to receive only the compensation and benefits under the employment agreement, unless he has given us notice within 30 days after his termination that he has elected to receive only the compensation and benefits under the Prior Policy.

For a period of two years after the earlier of the termination of Mr. Best’s employment or the termination of the employment agreement, Mr. Best will not engage in “competition” (as defined in the employment agreement) with us or our subsidiaries or solicit the services of or hire any employee or consultant of us or our subsidiaries.

With respect to equity awards, Mr. Best’s employment agreement provides that, if we experience a “change in control,” such as the merger, and if the employment of Mr. Best is terminated by us without “cause” or is terminated by Mr. Best for “good reason,” one-half of his unvested stock options and restricted stock will fully vest on the date of that occurrence or termination, and the other half of his unvested stock options and restricted stock will fully vest on the second anniversary of the date of that occurrence or termination or such earlier date that the board of directors or human resources committee may determine in its discretion. Under his employment agreement, Mr. Best would have 36 months after the date of any such termination of employment (but not beyond the stock option’s original term) to exercise his stock options. These provisions of the employment agreement relating to Mr. Best’s stock options and restricted stock are effectively replaced by the provisions of the 1985 and 2004 long-term incentive plans relating to cash-only mergers, which accelerate vesting of all of our outstanding stock options and restricted stock, and the merger agreement, which converts each such option into the right to receive the Merger Consideration, without interest, less the exercise price of such option (without interest and less any applicable tax withholding) and converts each share of restricted stock into the right to receive the Merger Consideration (without interest and less any applicable tax withholding).

Employment Retention Policies

In early summer 2006 our human resources committee, which is composed entirely of independent directors, began discussing the need to review Lone Star’s management retention policies, particularly given the consolidation in the industry and our then current policy being almost 10 years old. Lone Star is of the view that such retention policies promote stability and continuity of management and better align management’s interest with our long-term financial and other objectives by mitigating a transaction’s effect on an executive’s employment as a factor that might influence such executive in pursuing or furthering such transaction. In addition, market rumors indicated that we were a potential takeover target, and the human resources committee was concerned that such rumors would lead to instability in our management team. In September 2006, the human resources committee engaged an independent compensation consulting firm, Towers, Perrin, Forster & Crosby, Inc., or “Towers Perrin,” to conduct a review of the provisions of our change in control programs and to compare those provisions to typical practices of our peer companies. The review indicated that comparable policies are in place at many of our peer companies.

2006 Policy

After a thorough review of the recommendations of Towers Perrin, on October 24, 2006, our board of directors adopted a new 2006 Employment Retention Policy, or the 2006 Policy, which it offered to certain of our officers and key employees. As with our Employment Retention Policy adopted in 1997, or the Prior Policy, which is described below under “—Prior Policy,” we provided the 2006 Policy to attract and retain officers and key employees of Lone Star and its operating companies, particularly in the event of a threat of, or the occurrence of, a change in control. Our human resources committee also thought it was important to bring our retention policies in line with those of our peers.

With respect to our executive officers (Rhys Best, Joseph Alvarado, Byron Dunn, Charles Keszler and Robert Spears), the 2006 Policy provides that, if an executive officer continues to be employed by us until a

“change in control” and is terminated without “cause” or resigns for “good reason” within two years after the “change in control” (in each case, as defined in the 2006 Policy), the executive officer will be entitled to receive:

•       a cash severance payment equal to the product of:

o       the sum of the participant’s then current annual salary (divided by 12) and the higher of his or her average bonus for the immediately preceding two years or his or her target bonus for the current year (divided by 12); and

o       a severance multiple of 36 for Mr. Best and 30 for each of Messrs. Alvarado, Dunn, Keszler and Spears;

•       additional payments, if any, necessary to make the executive officer whole on an after-tax basis for any additional tax liability incurred with respect to severance and other payments and benefits attributable to the “change in control”;

•       continuation of the same or equivalent medical insurance coverage for the number of months equal to the applicable severance multiple or, if earlier, for the period ending on the date the executive officer commences employment with another employer who provides substantially equivalent medical insurance coverage; and

•       access to outplacement services at a cost not to exceed $20,000.

In addition, upon the occurrence of a “change in control,” we will pay each participant (in one lump sum) a pro-rated portion of his or her annual target bonus through the date of the “change in control.”

As a condition of receiving payments under the 2006 Policy, the covered executive officers must agree to certain non-competition, non-solicitation, non-disclosure and other restrictive covenants.

Our acquisition by U. S. Steel pursuant to the merger agreement will constitute a “change in control” for purposes of the 2006 Policy.

In the event that a “change in control,” such as the merger, occurs within one year after the date of the adoption of the 2006 Policy, which occurred on October 24, 2006, each participant will be entitled to receive his or her benefits under either the Prior Policy or the 2006 Policy (whichever is most favorable), at his or her sole discretion.

Prior Policy

The boards of directors of us and our operating subsidiaries, including Steel, adopted the Prior Policy that provided that each officer or key employee designated by our board of directors or human resources committee would receive a lump sum payment if his or her employment was involuntarily terminated without “cause” or was voluntarily terminated for “good reason” within two years after a “change in control” of the employer (in each case, as defined in the Prior Policy). Our acquisition by U. S. Steel pursuant to the merger agreement constitutes a “change in control” for purposes of the Prior Policy. The lump sum payment for each officer was to be an amount, as determined by our board of directors or human resources committee, that did not exceed a severance multiple of 24 times the officer’s average monthly compensation. The average monthly compensation was based on the individual’s salary and bonus for the 12 months prior to termination or, if higher, the 12 months prior to the change in control. If no cash bonus was paid to the individual during the applicable 12 month period, however, the monthly compensation would include the full amount of the target cash bonus for that individual at the time his or her employment was terminated. Our other operating subsidiaries also adopted the Prior Policy. As of October 24, 2006, the date the 2006 Policy was adopted, the Prior Policy covered 26 officers and employees of us and our operating subsidiaries, including each of the executive officers. As of the same date, the lump sum amount for each of the executive officers was 24 times such officer’s average monthly compensation.

Comparison of Policies

The 2006 Policy mirrored the Prior Policy by providing that severance benefits would generally only be payable to an officer or key employee if there were both a “change in control” and a termination of employment “without cause” or resignation for “good reason.” The 2006 Policy provided, however, for a severance multiple of 36, in the case of Mr. Best, and 30, in the case of Messrs. Alvarado, Dunn, Keszler and Spears; the Prior Policy had a severance multiple of 24 for each of the executive officers. Additionally, the 2006 Policy differed from the Prior Policy by providing each executive officer with a tax “gross up” consisting of such additional payments as would be necessary to make the executive officer whole on an after-tax basis for any additional tax liability incurred with respect to severance and other payments and benefits attributable to the “change in control” that result from the executive being subject to the golden parachute payment excise tax described in Section 4999 of the Internal Revenue Code. Further, outplacement benefits not exceeding $20,000 are available under the 2006 Policy (but not the Prior Policy) to an executive officer whose employment is terminated without “cause” or who resigns for “good reason” following a “change in control.” Finally, the 2006 Policy included a new provision for the payment to each executive officer of a pro-rated portion of such officer’s annual bonus target through the date of a “change in control” regardless of whether such officer’s employment continued after that time.

Severance Benefits under 2006 Policy

Assuming that the merger is consummated on June 14, 2007, each current executive officer is terminated without “cause” or resigns for “good reason” immediately following the merger, and the executive officers elect to receive the 2006 Policy amount, the approximate amount of cash severance benefits that would be payable under the 2006 Policy is:

Name	Potential Cash Severance Benefits(1)
Rhys J. Best	$7,644,573	(2)
Joseph Alvarado	$3,946,916	(3)
W. Byron Dunn	$1,883,402
Charles J. Keszler	$1,206,531
Robert F. Spears	$1,134,689
All executive officers as a group	$15,816,111

(1)          The amounts in the table are based on estimated salary and bonus that will be paid to each executive in 2007. The amounts include estimated tax gross-up payment, where applicable, and exclude the value of any unvested restricted shares and unexercised options that would accelerate and vest in connection with the merger. These amounts are separately disclosed in the tables under “The Merger—Accelerated Vesting of Equity-Based Awards.” With the exception of that portion of the change in control payment constituting a pro-rated annual target bonus, our executive officers are not entitled to receive the disclosed amounts solely as a result of the merger, but such amounts may be received by such executive officers if they are terminated without “cause” or resign for “good reason” within two years following the merger.

(2)          This amount assumes that Mr. Best would not receive anything under his employment agreement due to the fact that the 2006 Policy would be more beneficial to him, and the 2006 Policy and Mr. Best’s employment agreement are, by their terms, mutually exclusive. This amount also includes an estimated tax gross-up payment of $3,051,055 to Mr. Best.

(3)          This amount includes an estimated tax gross-up payment of $1,430,832 to Mr. Alvarado.

Accelerated Vesting of Equity-Based Awards

Our board of directors was aware of the accelerated vesting of equity-based awards and considered them, among other matters, in approving the merger agreement and recommending that our shareholders vote in favor of adopting the merger agreement. Our 1985 and 2004 long-term incentive plans provide for accelerated vesting of outstanding stock awards in the event of a merger in which our shareholders receive cash in exchange for their shares of our common stock. Accordingly, as of the effective time of the merger, each outstanding stock option, share of restricted stock and restricted stock unit will become fully vested and, at the effective time of the merger: (i) each stock option will be converted into the right to receive, at the effective time of the merger, a cash payment of an amount equal to the Merger Consideration for the shares covered by the option less the aggregate option exercise price for those shares; (ii) each share of restricted stock will be converted into the right to receive the Merger Consideration as part of the merger; and (iii) each restricted stock unit will be converted into the right to receive, at the effective time of the merger, a cash payment of an amount equal to the Merger Consideration. These payments will be subject applicable tax withholding.

One of our directors, Frederick B. Hegi, Jr., had previously elected to defer director cash compensation under our phantom stock deferred compensation plans. The amounts deferred are credited to a fully-vested bookkeeping account and are deemed to be invested in our stock. Under the applicable plan documents, payment of the deferral accounts will be accelerated in the event of a change in control transaction (such as the merger transaction with U. S. Steel). Accordingly, at the effective time of the merger, Mr. Hegi will be entitled to receive a cash payment equal to the Merger Consideration per share multiplied by the number of phantom shares credited to his deferral account.

Equity grants detailed in the following tables include grants made in February 2007, the timing and amounts of which were consistent with our historical practices. We make our grants of restricted stock to our executive officers and restricted stock units to our directors at generally the same time each year in accordance with recommended corporate governance practices.

Options

The following table identifies, for each of our current directors and executive officers, the aggregate number of shares of common stock subject to outstanding vested and unvested options as of April 30, 2007, the aggregate number of shares of common stock subject to outstanding unvested options that will become fully vested in connection with the merger, the weighted average exercise price and the value of such unvested options, and the weighted average exercise price and value of vested and unvested options. The information in the table assumes that all options remain outstanding as of the closing date of the merger.

Name	Aggregate Shares Subject to Options		Number of Shares Underlying Unvested Options(1)	Weighted Average Exercise Price of Unvested Options	Value of Unvested Options(2)	Weighted Average Exercise Price of Vested and Unvested Options	Value of Vested and Unvested Options(3)
Rhys J. Best	277,500		—	—	—	$28.79	$10,742,025
Frederick B. Hegi, Jr.	107,000	(4)	3,125	$23.39	$137,844	$27.55	$4,274,650
Robert L. Keiser	32,000		3,125	$23.39	$137,844	$24.41	$1,378,880
Robert Kelley	41,375		3,125	$23.39	$137,844	$29.16	$1,586,318
M. Joseph McHugh	66,375		3,125	$23.39	$137,844	$32.02	$2,354,985
Alfred M. Micallef	9,375		3,125	$23.39	$137,844	$24.77	$400,594
Jerry E. Ryan	9,375		3,125	$23.39	$137,844	$24.77	$400,594
Joseph Alvarado	25,000		—	—	—	$21.82	$1,142,000
W. Byron Dunn	23,750		—	—	—	$15.98	$1,223,600
Charles J. Keszler	16,250		—	—	—	$15.96	$837,525
Robert F. Spears	5,000		—	—	—	$16.52	$254,900
All directors and executive officers as a group	613,000		18,750		$827,064		$24,596,071

(1)          The option grants represented in this column were scheduled to vest on May 14, 2007.

(2)          Illustrates the economic value of all unvested options that will become fully vested and cashed out in connection with the merger. Calculated for each individual by multiplying the aggregate number of shares subject to options by the difference, if any, between the Merger Consideration and the weighted average exercise price of the unvested options.

(3)          Illustrates the economic value of all options to be canceled and cashed out in connection with the merger. Calculated for each individual by multiplying aggregate number of shares subject to options by the difference between the Merger Consideration and the weighted average exercise price of all such options.

(4)          Includes options to purchase 25,000 shares with an exercise price of $19.75 per share which were scheduled to expire on May 9, 2007.

Restricted Shares

The following table identifies the aggregate number of restricted shares of common stock held by our directors and executive officers as of April 30, 2007 and the value of such restricted shares that become fully vested in connection with the merger. The information in the table assumes that all such restricted shares remain outstanding as of the closing date of the merger.

Name	Aggregate Number of Restricted Shares	Value of Restricted Shares(1)
Rhys J. Best	134,000	$9,045,000
Dan O. Dinges	800	$54,000
Frederick B. Hegi, Jr.	1,600	$108,000
Robert L. Keiser	1,600	$108,000
Robert Kelley	1,600	$108,000
M. Joseph McHugh	1,600	$108,000
Alfred M. Micallef	1,600	$108,000
David A. Reed	800	$54,000
Jerry E. Ryan	1,600	$108,000
Joseph Alvarado	41,000	$2,767,500
W. Byron Dunn	26,000	$1,755,000
Charles J. Keszler	14,867	$1,003,523
Robert F. Spears	14,867	$1,003,523
All directors and executive officers as a group	241,934	$16,330,546

(1)          Illustrates the economic value of all restricted shares that will become fully vested and cashed out in connection with the merger. Calculated for each individual by multiplying the aggregate number of restricted shares by the Merger Consideration.

Restricted Stock Units

The following table identifies the aggregate number of restricted stock units held by our directors as of April 30, 2007 and the value of such restricted stock units that will be converted into cash at the effective time of the merger. The information in the table assumes that all such restricted stock units remain outstanding as of the closing date of the merger.

Name	Aggregate Number of Restricted Stock Units	Value of Restricted Stock Units(1)
Dan O. Dinges	4,800	$324,000
Frederick B. Hegi, Jr.	7,300	$492,750
Robert L. Keiser	7,300	$492,750
Robert Kelley	7,300	$492,750
M. Joseph McHugh	7,300	$492,750
Alfred M. Micallef	4,800	$324,000
David A. Reed	4,800	$324,000
Jerry E. Ryan	4,800	$324,000
All directors as a group	48,400	$3,267,000

(1)          Illustrates the economic value of all restricted stock units that will be converted and cashed out in connection with the merger. Calculated for each individual by multiplying the aggregate number of restricted stock units by the Merger Consideration.

Phantom Stock

The following table identifies, for Mr. Hegi, the aggregate number of shares of phantom stock held as of April 30, 2007 and the value of such phantom stock that will be converted in connection with the merger. The information in the table assumes that all such phantom stock remains outstanding as of the closing date of the merger.

Name	Aggregate Number of Shares of Phantom Stock	Value of Phantom Stock(1)
Frederick B. Hegi, Jr.	25,061.63	$1,691,660

(1)          Illustrates the economic value of all phantom stock that will be converted and cashed out in connection with the merger. Calculated by multiplying the aggregate number of shares of phantom stock by the Merger Consideration.

Indemnification and Exculpatory Liability Provisions

The merger agreement provides that U. S. Steel and the surviving corporation will each indemnify, defend and hold harmless each officer, director or employee of us or any of our subsidiaries against all losses, claims, damages, costs, fees, disbursements, expenses, liabilities or judgments or amounts paid in settlement or investigation of (including preparation for defending against) actions based in whole or in part on, or arising out of, their service in such capacity prior to the effective time of the merger, to the same extent that such directors and officers would have been entitled to indemnification prior to the effective time, except that the maximum amount for which each director could be personally liable was reduced from $25,000 to $0 (other than for those liabilities set forth in our certificate of incorporation that are not subject to limitation). See “The Merger Agreement—Covenants—Indemnification and Insurance” below.

Directors’ and Officers’ Insurance

The merger agreement authorizes us to obtain prepaid “tail” insurance policies with a claims period of six years from the effective time of the merger with respect to directors’ and officers’ liability indemnification no less favorable than our existing policies for claims arising from facts or events that occurred on or prior to the effective time. In the alternative, if we have not obtained such tail policies, U. S. Steel must, for a period of six years after the effective time, maintain our current directors’ and officers’ liability insurance policies (or substitute policies containing terms not less favorable than the current policies) with respect to claims arising from facts or events that occurred prior to the effective time (including matters, acts or omissions occurring in connection with the approval of the merger agreement and the consummation of the transactions contemplated thereby) up to a maximum annual premium rate equal to 300% of the current rate. See “The Merger Agreement—Covenants—Indemnification and Insurance” below.

Litigation Related to the Merger

On March 29, 2007, Frank Capovilla, on behalf of himself and holders of our common stock, filed a purported shareholder class action petition in the District Court of Dallas County, Texas, under that court’s docket number DC-07-02979, against us and our individual directors. The action seeks declaratory and injunctive relief related to the merger. Specifically, the petition alleges self-dealing and breach of fiduciary duties in connection with our board’s approval of the merger, and the purported plaintiffs seek: a declaration that the merger agreement is unenforceable; an injunction to enjoin the merger from going forward; and the imposition of a constructive trust in favor of the purported plaintiffs upon any benefits improperly received by the defendants.

Although we and our directors believe this lawsuit is without merit, we nevertheless entered into a Memorandum of Understanding, or MOU, with the plaintiff on May 15, 2007, in order to settle the litigation, facilitate timely completion of the proposed merger, and avoid the expense, risk, and distraction of continued litigation, all of which we believe to be in the best interest of the shareholders.  In accordance with the MOU, we have made certain additional disclosures to our shareholders in connection with the proposed merger, which are included in this proxy statement.  The MOU contemplates that the parties will enter into a settlement agreement, which will be subject to court approval following notice to and certification of a class of Lone Star shareholders defined in the MOU, and a release of claims by such class in connection with the merger agreement, the merger, and the disclosures in this proxy statement.  The MOU further contemplates that plaintiff’s counsel will petition the court for an award of specified attorneys’ fees and expenses, which we have agreed not to oppose, but the settlement is not contingent upon a specific award of fees and expenses.  The settlement will not affect the merger agreement or the Merger Consideration.

Governmental and Regulatory Approvals

The completion of the merger is subject to expiration or termination of the applicable waiting periods under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, or the “HSR Act,” and the rules under the HSR Act and under applicable foreign antitrust laws. The HSR Act prohibits us from completing the merger until we and U. S. Steel have furnished certain information and materials to the Antitrust Division of the Department of Justice and the Federal Trade Commission, and the required waiting period has expired. We and U. S. Steel both filed the required notification and report forms under the HSR Act on April 10, 2007. We and U. S. Steel received notice from the Federal Trade Commission of early termination of the waiting period on May 10, 2007.

In addition, we are required to make regulatory filings with the competition authorities of one or more foreign jurisdictions, and in certain circumstances, receive their approval prior to consummation of the merger. We and U. S. Steel have made antitrust-related filings in Germany (on April 11, 2007) and Austria (on April 18, 2007) and have already received clearance from Germany.

While we believe that we will receive all requisite U.S. and international antitrust-related approvals and clearances for the merger, there can be no assurance that a challenge to the merger on antitrust grounds will not be made or, if a challenge is made, it would not be successful. In addition, even though the waiting period under the HSR Act has terminated, the Antitrust Division, the Federal Trade Commission or others could take action under the applicable antitrust laws with respect to the merger, including seeking to enjoin the closing of the merger, to rescind the merger or to conditionally approve the merger.

Among other assets we own 100% of the stock of Texas & Northern Railway Company, or “T&NR,” a regulated rail common carrier.  Together with U. S. Steel, which controls several rail common carriers, we filed a joint Notice of Exemption from change of control regulations with the Surface Transportation Board on May 10, 2007 in order to permit U. S. Steel to acquire control of T&NR. Under applicable regulations, the Exemption will become automatically effective on June 9, 2007.

THE MERGER AGREEMENT

The following summary of the terms of the merger agreement is qualified in its entirety by reference to the merger agreement, a copy of which is attached to this proxy statement as Annex A. This summary may not contain all of the information about the merger that is important to you. We encourage you to read carefully the merger agreement in its entirety.

Please note, however, that this summary and the attached merger agreement are not intended to modify or supplement any factual disclosures about Lone Star in our public reports filed with the SEC. In particular, this summary and the merger agreement are not intended to be, and should not be relied upon as, disclosures regarding any facts and circumstances relating to us. The representations and warranties have been negotiated with the principal purpose of establishing the circumstances in which a party may have the right not to close the transaction if the representations and warranties of the other party prove to be untrue due to a change in circumstance or otherwise, and allocates risk between the parties, rather than establishing matters as facts. The representations and warranties may also be subject to a contractual standard of materiality different from those generally applicable to shareholders.

The Merger and Effective Time

The merger agreement provides that Merger Sub, a wholly-owned subsidiary of U. S. Steel, will merge with and into us. We will be the surviving corporation in the merger, which we sometimes refer to as the surviving corporation, and will continue to exist after the merger as a wholly-owned subsidiary of U. S. Steel. As a result of the merger, each share of our common stock (other than shares owned by us, U. S. Steel or Merger Sub, or any of our respective wholly-owned subsidiaries, which will be canceled, or by holders properly perfecting appraisal rights under Delaware law) will be converted into the right to receive $67.50 in cash, without interest and less any applicable withholding of taxes.

The closing date for the merger will be no later than the second business day following the day on which all conditions to closing in the merger agreement have been satisfied or waived or on another date as agreed between U. S. Steel and us. We currently expect to complete the merger during the second quarter of calendar year 2007. However, we cannot assure you when, or if, all the conditions to completion of the merger will be satisfied or waived. See “The Merger Agreement—Conditions to the Merger” below.

The merger will be effective when we file a certificate of merger with the Secretary of State of the State of Delaware, or at such later time as we and U. S. Steel agree upon and specify in the certificate of merger.

Merger Consideration

The merger agreement provides that each share of our common stock outstanding immediately prior to the effective time of the merger (other than shares owned by us, U. S. Steel or Merger Sub, or any of our respective wholly-owned subsidiaries, which will be canceled, or by holders properly perfecting appraisal rights under Delaware law) will be converted at the effective time of the merger into the right to receive $67.50 in cash, without interest and less any applicable withholding of taxes. In this proxy statement, we refer to the consideration to be paid per share of common stock in the merger as the “Merger Consideration.”

If any of our shareholders perfects appraisal rights with respect to any of their shares of our common stock, then we will treat those shares as described below in “The Merger—Dissenters’ Rights of Appraisal.”

Payment Procedures

Prior to the effective time of the merger, U. S. Steel will appoint a paying agent reasonably acceptable to us for the benefit of the holders of our common stock. Immediately following the effective time of the merger, U. S. Steel will deposit with the paying agent an amount in cash equal to the aggregate Merger Consideration.

Promptly after the effective time of the merger, and in any event within five business days after the closing date, U. S. Steel will cause the paying agent to mail to each holder of record of our shares a letter of transmittal and instructions disclosing the procedure for exchanging shares of our common stock for the Merger Consideration. After the effective time of the merger, each holder of shares of our stock which have been converted into the right to receive the Merger Consideration shall, upon either surrender to the paying agent of a certificate together with a properly completed letter of transmittal or receipt of an agent’s message by the paying agent, be entitled to receive the Merger Consideration for each share of common stock held (less any applicable withholding of taxes). No interest will be paid or accrued on the Merger Consideration.

Treatment of Stock Options and Stock-Based Awards

As of the effective time of the merger: (a) each outstanding option our common stock, whether or not then vested, will be converted into the right to receive a cash payment equal to the difference between the aggregate Merger Consideration for the shares covered by the option and the option exercise price; (b) each restricted share of our stock will become vested and converted into the right to receive Merger Consideration on the same basis as other shareholders; and (c) each outstanding restricted stock unit and each outstanding share of phantom stock, whether or not previously vested, will be converted into the right to receive a cash payment in an amount equal to the Merger Consideration. The accelerated vesting and conversion of such outstanding options, shares of restricted stock and other stock-based awards will be subject to the satisfaction of applicable tax withholding.

Directors and Officers

The merger agreement provides that the directors of Merger Sub immediately prior to the effective time of the merger will be the directors of the surviving corporation, and that the officers of Merger Sub immediately prior to the effective time of the merger will be the officers of the surviving corporation.

Representations and Warranties

The merger agreement contains representations and warranties made by us to U. S. Steel, including representations and warranties relating to:

•       due organization, good standing and qualification, and other corporate matters with respect to us;

•       our corporate authority and authorization to enter into, and enforceability of, the merger agreement;

•       our board of directors adopting the merger agreement and declaring it advisable, recommending that our shareholders vote in favor of the adoption of the merger agreement and directing that we submit the adoption of the merger agreement to a vote at the special meeting of shareholders to which this proxy statement relates;

•       the absence of consent or filing requirements, or violations under or conflicts with our charter documents, contracts, and applicable law (except for applicable requirements under the HSR Act, the filing of the certificate of merger with the Secretary of State of the State of Delaware, the filing of the proxy statement with the Securities and Exchange Commission, or SEC, applicable filings with the New York Stock Exchange, and any other applicable antitrust, competition or premerger notification requirements);

•       capitalization;

•       subsidiaries;

•       the reports, proxy statements and financial statements we have filed with the SEC and the accuracy of the information in those documents;

•       our internal controls over financial reporting and reporting procedures;

•       the absence of undisclosed liabilities;

•       the absence of certain changes or events since December 31, 2006, including the absence of a material adverse effect on our business;

•       compliance with the law;

•       litigation;

•       contracts;

•       tax matters;

•       employee benefit matters;

•       personal and real property;

•       intellectual property;

•       labor matters;

•       environmental matters;

•       related party transactions;

•       insurance;

•       certain business practices;

•       product warranties;

•       opinion of our financial advisor;

•       absence of brokers’ and finders’ fees; and

•       our having taken all action necessary to exempt the merger and the merger agreement from certain antitakeover statutes.

Certain of our representations and warranties are qualified by a material adverse effect standard, which is defined in the section labeled “The Merger Agreement—Material Adverse Effect Definition” below.

In addition, U. S. Steel made representations and warranties to us regarding itself and Merger Sub, including representations and warranties relating to:

•       due organization and good standing with respect to U. S. Steel and Merger Sub;

•       corporate authority and authorization of U. S. Steel and Merger Sub to enter into, and enforceability of, the merger agreement;

•       the absence of consent or filing requirements, or violations under or conflicts with their charter documents, contracts, and applicable law (except for applicable requirements under the HSR Act, the filing of the certificate of merger with the Secretary of State of the State of Delaware, applicable filings with the SEC, applicable filings with the New York Stock Exchange, and any other applicable antitrust, competition or premerger notification requirements);

•       the accuracy of information furnished to us by U. S. Steel for inclusion in this proxy statement;

•       availability of funds to pay the aggregate Merger Consideration;

•       brokers’ and finders’ fees; and

•       U. S. Steel, Merger Sub and their “affiliates” and “associates” not being an “interested shareholder” of us for purposes of certain antitakeover statutes.

The representations and warranties of each of the parties will expire upon completion of the merger. Our representations are qualified by certain information that we have filed with the SEC prior to the date of the merger agreement, as well as by information contained in the disclosure schedules to the merger agreement.

Material Adverse Effect Definition

A material adverse effect means any state of facts, development, event, circumstance, condition, occurrence or effect that, individually or taken collectively with all other events, circumstances, conditions, occurrences or effects, is materially adverse to the business, assets, financial condition or results of operations of our company and our subsidiaries (including, for this purpose, our interest in certain joint ventures) taken as a whole, or our ability to perform our obligations under the merger agreement and consummate the transactions contemplated by the merger agreement.

The following events, circumstances, conditions, occurrences and effects are not to be taken into account in determining whether there is a material adverse effect to our business, assets, financial condition or results of operations:

•       changes affecting the industry in which our company and our subsidiaries (including, for the purpose of these exceptions, our interest in certain joint ventures) operate or sell principal product lines that do not have a disproportionate impact on our company and our subsidiaries, taken as a whole, compared to companies in the business of manufacturing tubular products, including changes in the price of raw materials (including steel) of the type and grade customarily utilized by our company and our subsidiaries and changes in the price of oil or natural gas or in the number of active drilling rigs;

•       changes in the economy or the financial or capital markets or energy markets generally in the United States or elsewhere in the world, including changes in interest or exchange rates that do not have a disproportionate impact on our company and our subsidiaries, taken as a whole, compared to companies in the business of manufacturing tubular products;

•       changes in law or in generally accepted accounting principles or their interpretations or accounting standards, or changes in general legal, regulatory or political conditions that do not have a disproportionate impact on our company and our subsidiaries, taken as a whole, compared to companies in the business of manufacturing tubular products, including changes to antidumping or countervailing duty orders or windfall profits tax;

•       acts of war, sabotage, armed hostilities or terrorism, or any escalation or worsening of any acts of war, sabotage, armed hostilities or terrorism that do not have a disproportionate impact on our company and our subsidiaries, taken as a whole;

•       any loss or threatened loss of, or adverse change or threatened adverse change in, the relationship of our company or any of our subsidiaries with our customers, alliance partners, distributors or suppliers, including any disruption in the steel supply of our company or any of our subsidiaries;

•       any failure by us to meet any internal or external projections (provided that this exception shall not prevent or otherwise affect a determination that any fact, development, event, circumstance, condition, occurrence or effect underlying such failure has resulted in, or contributed to, a material adverse effect);

•       a decline in the price of our common stock on the NYSE (provided that this exception shall not prevent or otherwise affect a determination that any fact, development, event, circumstance, condition, occurrence or effect underlying such decline has resulted in, or contributed to, a material adverse effect);

•       the announcement of the execution, or the pendency, of the merger agreement or the performance of obligations under such agreement;

•       the suspension in trading generally on the NYSE;

•       any failure to consummate, or the failure to realize the anticipated benefits of, the joint venture with Hunan Valin Steel Tube & Wire Co., Ltd; or

•       action or inactions specifically permitted by prior written waiver by U. S. Steel.

Covenants

Conduct of the Business of Lone Star Prior to the Merger.   From the date of the merger agreement through the effective time of the merger, we shall, and shall cause each of our subsidiaries to, conduct its business in the ordinary course consistent with past practice and in compliance with applicable laws and use commercially reasonable efforts to preserve intact its assets and business organization, maintain material governmental authorizations, keep available the services of its directors, officers and employees in the aggregate and maintain satisfactory relationships with its customers, partners, suppliers, distributors and others having material business relationships with us.

In addition, we have agreed to various specific restrictions on the conduct of its business and operations and the business and operations of its subsidiaries. With certain specified exceptions, prior to the effective time of the merger we shall not, nor shall we permit any of our subsidiaries, without the prior approval of U. S. Steel, to, among other things:

•       amend its certificate of incorporation, by-laws or other organizational documents;

•       declare, set aside or make any dividends or distributions with respect to shares of its stock;

•       issue, deliver, sell, grant, pledge, transfer, encumber, dispose or amend any term of any of its securities;

•       adopt a plan or agreement of, or resolutions providing for or authorizing, complete or partial liquidation, dissolution, merger, consolidation, restructuring, recapitalization or other reorganization;

•       incur any capital expenditures in excess of specified amounts;

•       acquire any interest in any corporation, partnership, other business organization or division or any material operating assets, or merge or consolidate with any other individual or entity;

•       sell, lease, license, pledge, transfer, encumber or otherwise dispose of any subsidiary or any material operating assets or properties;

•       increase the compensation, bonus or other benefits of any directors, officers or employees;

•       increase any severance, change of control or termination pay or benefits;

•       enter into or amend any employment, deferred compensation or other similar agreement with any director, officer or employee;

•       establish, adopt, enter into or amend any benefit plan or collective bargaining agreement;

•       take any action to accelerate any rights or benefits under, or to fund or in any other way secure the payment of compensation or benefits under, any benefit plan;

•       make any individual or entity a beneficiary of any retention or severance plan under which such individual or entity is not as of the date of the merger agreement a beneficiary which would entitle such individual or entity to payments, vesting, acceleration or any other right as a consequence of consummation of the transactions contemplated by the merger agreement and/or termination of employment;

•       make any change in any method of accounting principles, method or practices;

•       make any loans, advances or capital contributions to, or investments in, any other individual or entity;

•       incur or otherwise be liable with respect to any indebtedness in excess of specified amounts;

•       enter into, terminate, renew, amend or modify in any material respect or fail to enforce any material term of any material contract;

•       pay, discharge, settle or satisfy any material claims, liabilities or obligations;

•       waive, relinquish, release, grant, transfer or assign any right of material value;

•       make or change any material tax election, change any annual tax accounting period, adopt or change any method of tax accounting, amend any material tax returns, enter into any material closing agreement, or settle any material tax claim, audit or assessment;

•       institute, settle, or agree to settle any material litigation, investigation, arbitration, proceeding, or other claim pending or threatened before any arbitrator, court or other governmental entity; or

•       authorize, resolve, commit or agree to take any of the foregoing actions.

Nothing contained in the agreement, however, provides U. S. Steel with the right to control or direct our operations. Until closing, we will exercise complete control and supervision over our operations.

No Solicitation of Third Parties by Lone Star.   The merger agreement provides that neither we nor any of our subsidiaries, nor any of our respective representatives, shall:

•       initiate, solicit, encourage or seek, directly or indirectly, any inquiries relating to, or the making or implementation of, any third party proposal;

•       engage in any negotiations concerning, or provide any information or data to, or have any substantive discussions with, any individual or entity relating to any third party proposal;

•       otherwise knowingly cooperate in or knowingly facilitate any effort or attempt to make, implement or accept any proposal or offer that constitutes, or may reasonably be expected to lead to, any third party proposal;

•       enter into a contract with any individual or entity relating to a third party proposal; or

•       release any third party from, or waive any provision of, any confidentiality or standstill agreement to which it is a party.

A “third party proposal” means any contract, proposal or offer (including any proposal or offer to our shareholders) with respect to a proposed or potential acquisition transaction.

An “acquisition transaction” is:

•       any sale, lease or other disposition, direct or indirect (and however structured), of any business or assets of us and/or any of our subsidiaries (which business or assets represent 15% or more of the consolidated revenues, net income or assets of us and our subsidiaries, taken as a whole);

•       any tender offer (including a self-tender offer) or exchange offer that, if consummated, would result in a third party beneficially owning 15% or more of any class of our securities;

•       a merger, consolidation, share exchange, business combination, reorganization, joint venture, recapitalization, liquidation, dissolution or other similar transaction involving us and/or any of our subsidiaries (which subsidiaries represent 15% or more of the consolidated revenues, net income or assets of us and our subsidiaries, taken as a whole);

•       the issuance, sale or other disposition, direct or indirect (and however structured), of securities (or securities or other rights convertible into, or exercisable or exchangeable for, such securities) representing 15% or more of the voting power or capital stock of us and/or any of our subsidiaries (which subsidiaries represent 15% or more of the consolidated revenues, net income or assets of us and our subsidiaries, taken as a whole); or

•       any combination of the foregoing.

Notwithstanding this restriction, prior to the adoption of the merger agreement by our shareholders, in response to an unsolicited bona fide written “third party proposal” made after the date of the merger agreement that our board of directors determines in good faith (after consultation with a financial advisor of nationally recognized reputation and outside legal counsel) constitutes or is reasonably likely to lead to a “superior proposal” (as defined below), we may, after giving U. S. Steel prompt notice of such determination:

•       furnish information with respect to us and our subsidiaries to the individual or entity making such third party proposal (and its representatives) pursuant to a confidentiality and standstill agreement on terms no less favorable to us than those contained in the confidentiality agreement by and between U. S. Steel and us dated January 23, 2007 and containing additional provisions that expressly permit us to comply with the terms of the merger agreement relating, among other things, to our response to unsolicited third party proposals; provided, that we notify U. S. Steel of any inquiry, disclose the identity of the person making a “third party proposal” and provide U. S. Steel all information, subject to applicable law, provided to that person to the extent the information has not been previously provided or made available to U. S. Steel; and

•       participate in discussions or negotiations with the individual or entity making such third party proposal (and its representatives) regarding such third party proposal; provided, that we keep U. S. Steel reasonably informed, on a prompt basis, of the status and material terms of any proposals or offers and the status of any discussions or negotiations and notify U. S. Steel promptly of any determination by our board of directors that a “superior proposal” has been made.

A “superior proposal” means an unsolicited written bona fide third party proposal pursuant to which an individual or entity (or its shareholders) would own, if consummated, all of our outstanding capital stock (or of the surviving entity in a merger or the direct or indirect parent of the surviving entity in a merger) or all or substantially all of the assets of us and our subsidiaries taken as a whole containing terms that our board of directors determines, in its good faith judgment (after consultation with a financial advisor of nationally recognized reputation and outside legal counsel, and taking into account all legal, financial, regulatory, timing and other aspects regarding the proposal and the individual or entity making the proposal deemed relevant by our board of directors) are terms more favorable to our shareholders from a financial point of view than the terms of the merger agreement and constitute a transaction that is reasonably likely to be completed as proposed.

We have agreed that our board of directors may not withdraw, modify or change, in a manner adverse to U. S. Steel, the approval of the merger agreement or its recommendation that the shareholders vote in favor of the merger agreement nor may our board of directors approve, recommend or cause us to enter into any agreement with respect to any third party proposal or propose to do any of the foregoing, except in connection with an intervening event or a superior proposal if our board of directors determines in good faith after consultation with outside legal counsel, that its failure to do so would be inconsistent with its fiduciary duties under applicable law. In such an instance, we must give U. S. Steel at least three business days’ prior written notice that we intend to take such action and fully consider any response by U. S. Steel to determine if such an intervening event or superior proposal continues to exist, i.e., U. S. Steel has the right to match a superior proposal for three business days. We have also agreed not to approve or recommend, or propose publicly to approve or recommend, a third party proposal that our board of directors has determined in its good faith judgment to constitute a superior proposal unless we have concurrently entered into a definitive agreement providing for consummation of a transaction with respect to such superior proposal and unless we have first terminated the merger agreement by paying U. S. Steel the $59 million termination fee as described in the sections labeled “The Merger Agreement—Termination of the Merger Agreement” and “The Merger Agreement—Termination Fee” below.

An “intervening event” means an event, circumstance or state of facts unknown to our board of directors as of the date of the merger agreement, which event, circumstance or state of facts becomes known to our board of directors prior to adoption of the merger agreement by our shareholders and which causes our board of directors to conclude in good faith, after consultation with outside legal counsel, that its failure to effect an adverse recommendation change with respect to the merger would be inconsistent with its fiduciary duties under applicable law; provided, however, that in no event shall the receipt, existence or terms of a third party proposal or any matter relating thereto or consequence thereof constitute an intervening event.

Regulatory Approvals.   We and U. S. Steel have agreed to cooperate with each other and use their reasonable best efforts to, among other things:

•       obtain or make, as applicable, all governmental authorizations, orders, declarations and filings with, and notices to, any governmental entity required to be obtained or made by it for the consummation of the transactions contemplated by the merger agreement, including, within ten business days of the execution and delivery of the merger agreement:

•        file with the United States Federal Trade Commission, which we refer to as the FTC, and the United States Department of Justice, which we refer to as the DOJ, the notification and report form required for the merger and the transactions contemplated by the merger agreement and any supplemental information requested in connection therewith pursuant to the HSR Act; and

•        with any other governmental entity, any other filings, reports, information and documentation required for the merger and the transactions contemplated by the merger agreement pursuant to any other antitrust laws;

•       obtain promptly any clearance required under the HSR Act and any other antitrust laws for the consummation of the merger and the transactions contemplated thereby; and

•       facilitate and expedite the identification and resolution of any issues arising under the HSR Act and any other antitrust laws and the expiration of the applicable HSR Act waiting period and any waiting periods under any other antitrust laws at the earliest practicable dates.

However, U. S. Steel is not obligated to consent to the divestiture, license or other disposition or holding separate (through the establishment of a trust or otherwise) of any of its or its affiliates’ assets or any assets of the surviving corporation or any of its subsidiaries or consent to any other structural or conduct remedy or enter into any settlement or agree to any order regarding antitrust matters respecting the transactions contemplated by the merger agreement. In addition, neither U. S. Steel nor any of its affiliates shall have any obligation to contest, administratively or in court, any ruling, order or other action of any governmental entity or any other individual or entity respecting the transactions contemplated by the merger agreement; provided, that we and U. S. Steel shall both promptly respond to the DOJ or the FTC to any request for additional information.

Employee Matters.   For a period of 12 months immediately following the effective time of the merger, the surviving corporation and its subsidiaries are required to provide employees of us and our subsidiaries (other than those covered by collective bargaining agreements) with the same level of base salary as then in effect and employee benefit plans, programs, contracts and arrangements that are no less favorable, in the aggregate, than similar employee benefit plans, programs, contracts and arrangements provided by us and our subsidiaries to such employees prior to the effective time.

In general, U. S. Steel has agreed to recognize the service of employees with us prior to the effective time as service with U.S. Steel and its affiliates in connection with any tax-qualified pension plan, 401(k) savings plan, welfare benefit plans and policies (including vacation and holiday policies) maintained by U. S. Steel or one of its affiliates which is made available following the effective time by U. S. Steel or one of its affiliates for purposes of any waiting period, vesting, eligibility and benefit entitlement (but excluding benefit accruals). In the case of a defined benefit pension plan, service credit shall be measured from the employee’s commencement of participation in a tax-qualified pension or savings plan maintained by us or one of our affiliates.

The merger agreement provides that all limitations as to pre-existing and at-work conditions, if any, will be waived with respect to participation and coverage requirements applicable to employees of us and our subsidiaries (other than those covered by collective bargaining agreements) under any welfare benefit plan (as defined in Section 3(1) of ERISA) which is made available to such employees following the effective time by U. S. Steel or one of its affiliates. In addition, such employees will receive credit for any co-payments, deductibles and out-of-pocket expenses paid by them under the employee benefit plans, programs and arrangements of us and our subsidiaries during the portion of the relevant plan year that includes the effective time.

Indemnification and Insurance.   The merger agreement provides that U. S. Steel and the surviving corporation will, to the fullest extent permitted by applicable law, indemnify, defend and hold harmless each former, present and future (prior to the effective time of the merger) officer, director or employee of us or any of our subsidiaries against all losses, claims, damages, costs, fees, disbursements, expenses, liabilities or judgments or amounts paid in settlement or investigation of (including preparation for defending against) lawsuits based in whole or in part on, or arising out of, their role as director, officer or employee of us or any of our subsidiaries prior to the effective time, to the same extent that we would have been permitted to indemnify them prior to the effective time, except that the maximum amount for which each director could be personally liable was reduced from $25,000 to $0 (other than for those liabilities set forth in our Certificate of Incorporation that are not subject to limitation).

At our election in consultation with U. S. Steel, we will obtain, prior to the effective time, prepaid “tail” insurance policies with a claims period of six years from the effective time with respect to directors’ and officers’ liability indemnification in amount and scope (including Side A Coverage) no less favorable than our existing policies for claims arising from facts or events that occurred on or prior to the effective time. In the alternative, if we have not obtained such tail policies, U. S. Steel shall, for a period of six years after the effective time, cause to be maintained in effect the current directors’ and officers’ liability insurance policies maintained by us (or substitute policies containing terms not less favorable than the current policies) with respect to claims arising from facts or events that occurred prior to the effective time (including matters, acts or omissions occurring in connection with the approval of the merger agreement and the consummation of the transactions contemplated thereby) up to a maximum annual premium rate equal to 300% of the current rate.

Other Covenants.   The merger agreement contains additional agreements between us and U. S. Steel relating to, among other things:

•       the filing of this proxy statement with the SEC (and cooperation in response to any comments from the SEC with respect to the proxy statement);

•       the special meeting of our shareholders, and the recommendation of our board of directors;

•       U. S. Steel’s access to our employees, properties, books, contracts, records and other information between the date of the merger agreement and the closing (subject to all applicable legal obligations and restrictions);

•       U. S. Steel’s delisting and deregistration of our common stock;

•       coordination of press releases and other public announcements or filings relating to the merger;

•       notification of certain matters;

•       such actions as may be necessary to cause disposition of our common stock and equity-based securities pursuant to the merger agreement to be exempt under Rule 16b-3 from the “short-swing” trading prohibitions of Section 16(b) of the Securities Exchange Act of 1934, as amended; and

•       use reasonable best efforts to do all things necessary, proper or advisable under applicable law to consummate the transactions contemplated by the merger agreement as soon as practicable, and U. S. Steel agreed not to enter into any contract if the effect thereof would reasonably be expected to impede or delay the receipt of the governmental authorizations required for the consummation of the transactions contemplated by the merger agreement.

Conditions to the Completion of the Merger

The obligations of us, U. S. Steel and Merger Sub to complete the merger are subject to the satisfaction or, to the extent permissible, waiver of the following conditions on or prior to the closing date:

•       approval of the merger agreement by the holders of a majority of the outstanding shares of our common stock;

•       expiration or early termination of the requisite waiting period under the HSR Act and any other antitrust law; and

•       the absence of any applicable law or order prohibiting the completion of the merger.

In addition, the obligations of U. S. Steel and Merger Sub to complete the merger are subject to the satisfaction or waiver of the following conditions:

•       the representations and warranties that we made in the merger agreement (without regard to materiality or material adverse effect qualifiers) being true and correct at and as of the date of the merger agreement and the closing date of the merger as if made at and as of such date (except to the extent such representations and warranties refer to an earlier date, then as of that earlier date), except where the failure of the representations and warranties to be true and correct, individually or in the aggregate has not had and would not reasonably be expected to have a material adverse effect, as defined in “The Merger Agreement—Material Adverse Effect Definition”;

•       the representations and warranties that we made with regard to our organization, good standing, authority, enforceability and capitalization being true and correct in all material respects at and as of the date of the merger agreement and the closing date of the merger as if made as of the closing date;

•       our performance, in all material respects, of the obligations required to be performed by us in the merger agreement;

•       the receipt of a certificate signed on our behalf by our Chief Executive Officer or Chief Financial Officer stating that the above conditions have been satisfied;

•       the absence of any event, occurrence or change that has had, or would reasonably be expected to have, a material adverse effect;

•       the absence of any pending action by a governmental entity seeking to prevent consummation of the merger, to impose any limitation on the right of U. S. Steel to control us and our subsidiaries or any other affiliate of U. S. Steel, or to restrain or prohibit our or U. S. Steel’s ownership or operation of any portion of the business or assets of us or U. S. Steel or any of our respective subsidiaries or affiliates; and

•       the absence of any pending action by a governmental entity to compel us or U. S. Steel or any of their respective subsidiaries or affiliates to dispose of or hold separate any portion of the business or assets of us or U. S. Steel or any of our respective subsidiaries or affiliates.

In addition, our obligation to complete the merger is subject to the satisfaction or waiver of the following conditions:

•       the representations and warranties that U. S. Steel made in the merger agreement being true and correct in all material respects at and as of the date of the merger agreement and the closing date of the merger as if made at and as of such date (except to the extent such representations and warranties refer to an earlier date, then as of that earlier date);

•       U. S. Steel’s and Merger Sub’s performance, in all material respects, of the obligations required to be performed by them in the merger agreement; and

•       the receipt of a certificate signed by the chief executive officer or chief financial officer of U. S. Steel stating that the above conditions have been satisfied.

Although the parties have the right to waive conditions to the merger (other than as required by law), we are not aware of any circumstance in which U. S. Steel, Merger Sub or we would waive any of the closing conditions described above.

Termination of the Merger Agreement

We and U. S. Steel may agree in writing to terminate the merger agreement at any time prior to the effective time of the merger. The merger agreement may also be terminated at any time prior to the effective time of the merger under specified circumstances, including:

•       by either us or U. S. Steel if:

•        the merger has not been completed on or before October 1, 2007, which we sometimes call the “termination date,” except the right to terminate the merger agreement shall not be available to a party whose breach of a covenant or agreement in the merger agreement caused the closing not to occur by the termination date;

•        a governmental entity issued a final and non-appealable order or took any other final and non-appealable action having the effect of permanently restraining, enjoining or otherwise prohibiting the merger; or

•        our shareholders do not adopt the merger agreement at the special meeting;

•       by U. S. Steel if:

•        we have breached or failed to perform any of our representations, warranties, covenants or agreements contained in the merger agreement, which breach or failure would cause the conditions set forth in “The Merger Agreement—Conditions to the Completion of the Merger” not to be satisfied and which cannot be or is not cured within 30 days after written notice to us of such breach; or

•        our board of directors withdraws, modifies or changes, in a manner adverse to U. S. Steel, its approval of the merger agreement or its recommendation that the shareholders vote in favor of the merger agreement, or provides notice to U. S. Steel of its intention to do any of the foregoing as a result of an intervening event, or approves, recommends or causes us to enter into an agreement with respect to a third party proposal; or

•       by us if:

•        U. S. Steel has breached or failed to perform any of its representations, warranties, covenants or agreements contained in the merger agreement, which breach or failure would cause the conditions set forth in “The Merger Agreement—Conditions to the Completion of the Merger” not to be satisfied and which cannot be or is not cured within 30 days after written notice to U. S. Steel of such breach; or

•        before our shareholders have adopted the merger agreement, for the purpose of entering into a definitive agreement with respect to a superior proposal, provided (i) we have complied in all material respects with the provisions set forth in “The Merger Agreement—Covenants—No Solicitation of Third Parties by Lone Star,” (ii) such definitive agreement is entered into concurrently with the exercise of this termination right and (iii) we pay U. S. Steel the $59 million termination fee described in “The Merger Agreement—Termination Fee” concurrently with the termination.

If the merger agreement is terminated in the manner described above, no party will have any liability under the merger agreement, other than for the fees described below under “The Merger Agreement—Termination Fee,” and other than for any liability for damages resulting from any breach of the merger agreement.

Termination Fee

We will have to pay U. S. Steel a termination fee of $59 million if the merger agreement is terminated in the following circumstances:

•       if U. S. Steel terminates the merger agreement due to the withdrawal, modification or change, in a manner adverse to U. S. Steel, of our board of directors’ approval of the merger agreement or its recommendation that the shareholders vote in favor of the merger agreement, or provides notice to U. S. Steel of our intention to do any of the foregoing as a result of an intervening event, or due to our board approving, recommending or causing us to enter into an agreement with respect to a third party proposal as noted in “The Merger Agreement—Termination of the Merger Agreement,” we will pay U. S. Steel the termination fee in full within two business days of such termination;

•       if we terminate the merger agreement due to a superior proposal as noted in “The Merger Agreement—Termination of the Merger Agreement,” we will pay U. S. Steel the termination fee in full on the date of such termination;

•       if:

•        the merger agreement is terminated due to the merger not having been consummated by the termination date or our shareholders not having approved the merger agreement at the special meeting,

•        an acquisition transaction is publicly announced or disclosed after the date of the merger agreement and before the date the merger agreement was terminated, and

•        within 12 months after the date the merger agreement was terminated we enter into an agreement with respect to an acquisition transaction,

then, in any such case, we will promptly on the date of execution of such agreement with respect to such acquisition transaction, pay U. S. Steel the termination fee.

When used with respect to termination fees only, the term “acquisition transaction” shall have the meaning set forth in “The Merger Agreement—Covenants—No Solicitation of Third Parties by Lone Star,” except the reference to “15% or more” in the definition of “acquisition transaction” shall be deemed to be a reference to “more than 50%.”

Amendment

Any provision of the merger agreement may be amended or waived if, and only if, such amendment or waiver is in writing and is signed, in the case of an amendment, by each party to the merger agreement, or in the case of a waiver, by the party against which the waiver is to be effective. Following approval of the merger agreement by our shareholders, any amendments and waivers which by law require further approval by the shareholders cannot be made without such further approval.

DISSENTERS’ RIGHTS OF APPRAISAL

Under the General Corporation Law of the State of Delaware (the “DGCL”), you have the right to dissent from the merger and to receive payment in cash for the fair value of your common stock as determined by the Delaware Court of Chancery, together with a fair rate of interest, if any, as determined by the court, in lieu of the consideration you would otherwise be entitled to pursuant to the merger agreement. These rights are known as appraisal rights. Shareholders electing to exercise appraisal rights must comply with the provisions of Section 262 of the DGCL in order to perfect their rights. We will require strict compliance with the statutory procedures.

The following is intended as a brief summary of the material provisions of the Delaware statutory procedures required to be followed by a shareholder in order to dissent from the merger and perfect appraisal rights.

This summary, however, is not a complete statement of all applicable requirements and is qualified in its entirety by reference to Section 262 of the DGCL, the full text of which appears in Annex C to this proxy statement. Failure to precisely follow any of the statutory procedures set forth in Section 262 of the DGCL may result in a termination or waiver of your appraisal rights.

Section 262 requires that shareholders be notified that appraisal rights will be available not less than 20 days before the shareholders’ meeting to vote on the merger. A copy of Section 262 must be included with such notice. This proxy statement constitutes our notice to our shareholders of the availability of appraisal rights in connection with the merger in compliance with the requirements of Section 262. If you wish to consider exercising your appraisal rights, you should carefully review the text of Section 262 contained in Annex C to this proxy statement, since failure to timely and properly comply with the requirements of Section 262 will result in the loss of your appraisal rights under the DGCL.

If you elect to demand appraisal of your shares, you must satisfy each of the following conditions:

•       You must deliver to us a written demand for appraisal of your shares before the vote with respect to the merger is taken. This written demand for appraisal must be in addition to and separate from any proxy or vote abstaining from or voting against the adoption of the merger agreement. Voting against or failing to vote for the adoption of the merger agreement by itself does not constitute a demand for appraisal within the meaning of Section 262.

•       You must not vote in favor of the adoption of the merger agreement. A vote in favor of the adoption of the merger agreement will constitute a waiver of your appraisal rights in respect of the shares so voted and will nullify any previously filed written demands for appraisal. A proxy which does not contain voting instructions will, unless revoked, be voted in favor of the merger agreement. Therefore, a shareholder who votes by proxy and who wishes to exercise appraisal rights must vote against the merger agreement or abstain from voting on the merger agreement. If you fail to comply with either of these conditions and the merger is completed, you will be entitled to receive the cash payment for your shares of common stock as provided for in the merger agreement, but you will have no appraisal rights with respect to your shares of common stock.

All demands for appraisal should be addressed to Lone Star Technologies, Inc., P.O. Box 803546, Dallas, Texas 75380-3546, Attention: Corporate Secretary, and must be delivered before the vote on the merger agreement is taken at the special meeting, and should be executed by, or on behalf of, the record holder of the shares of common stock. The demand must reasonably inform us of the identity of the shareholder and the intention of the shareholder to demand appraisal of his, her or its shares.

To be effective, a demand for appraisal by a holder of common stock must be made by, or in the name of, such registered shareholder, fully and correctly, as the shareholder’s name appears on his or her stock certificate(s). Beneficial owners who do not also hold the shares of record may not directly make appraisal demands to us. The beneficial holder must, in such cases, have the registered owner, such as a broker, bank or other nominee, submit the required demand in respect of those shares. If shares are owned of record in a fiduciary capacity, such as by a trustee, guardian or custodian, execution of a demand for appraisal should be made by or for the fiduciary; and if the shares are owned of record by more than one person, as in a joint tenancy or tenancy in common, the demand should be executed by or for all joint owners. An authorized agent, including an authorized agent for two or more joint owners, may execute the demand for appraisal for a shareholder of record; however, the agent must identify the record owner or owners and expressly disclose the fact that, in executing the demand, he or she is acting as agent for the record owner. A record owner, such as a broker, who holds shares as a nominee for others, may exercise his or her right of appraisal with respect to the shares held for one or more beneficial owners, while not exercising this right for other beneficial owners. In that case, the written demand should state the number of shares as to which appraisal is sought. Where no number of shares is expressly mentioned, the demand will be presumed to cover all shares held in the name of the record owner.

If you hold your shares of common stock in a brokerage account or in other nominee form and you wish to exercise appraisal rights, you should consult with your broker or the other nominee to determine the appropriate procedures for the making of a demand for appraisal by the nominee.

Within 10 days after the effective time of the merger, the surviving corporation must give written notice that the merger has become effective to each shareholder who has properly filed a written demand for appraisal and who did not vote in favor of the merger agreement. At any time within 60 days after the effective time, any shareholder who has demanded an appraisal has the right to withdraw the demand and to accept the cash payment specified by the merger agreement for his or her shares of common stock. Within 120 days after the effective date of the merger, any shareholder who has complied with Section 262 will, upon written request to the surviving corporation, be entitled to receive a written statement setting forth the aggregate number of shares not voted in favor of the merger agreement and with respect to which demands for appraisal rights have been received and the aggregate number of holders of such shares. Such written statement will be mailed to the requesting shareholder within 10 days after such written request is received by the surviving corporation or within 10 days after expiration of the period for delivery of demands for appraisal, whichever is later. Within 120 days after the effective time, either the surviving corporation or any shareholder who has complied with the requirements of Section 262 may file a petition in the Delaware Court of Chancery demanding a determination of the fair value of the shares held by all shareholders entitled to appraisal. Upon the filing of the petition by a shareholder, service of a copy of such petition shall be made upon the surviving corporation. We have no present intention to file such a petition or to initiate negotiations in the event there are dissenting shareholders. Accordingly, the failure of a shareholder to file such a petition within the period specified could nullify the shareholder’s previously written demand for appraisal.

If a petition for appraisal is duly filed by a shareholder and a copy of the petition is delivered to the surviving corporation, the surviving corporation will then be obligated, within 20 days after receiving service of a copy of the petition, to file in the office of the Register in Chancery in which the petition was filed a duly verified list containing the names and addresses of all shareholders who have demanded an appraisal of their shares and with whom agreements as to the value of their shares have not been reached by the surviving corporation. After notice to dissenting shareholders who demanded appraisal of their shares, the Delaware Court of Chancery is empowered to conduct a hearing upon the petition, and to determine those shareholders who have complied with Section 262 and who have become entitled to the appraisal rights provided thereby. The Delaware Court of Chancery may require the shareholders who have demanded appraisal for their shares to submit their stock certificates to the Register in Chancery for notation thereon of the pendency of the appraisal proceedings; and if any shareholder fails to comply with that direction, the Delaware Court of Chancery may dismiss the proceedings as to that shareholder.

After determination of the shareholders entitled to appraisal of their shares of common stock, the Delaware Court of Chancery will appraise the shares, determining their fair value exclusive of any element of value arising from the accomplishment or expectation of the merger, together with a fair rate of interest, if any. When the value is determined, the Delaware Court of Chancery will direct the payment of such value, with interest thereon accrued during the pendency of the proceeding, if the Delaware Court of Chancery so determines, to the shareholders entitled to receive the same, upon surrender by such holders of the certificates representing those shares.

In determining fair value, and, if applicable, a fair rate of interest, the Delaware Court of Chancery is required to take into account all relevant factors. In Weinberger v. UOP, Inc., the Delaware Supreme Court discussed the factors that could be considered in determining fair value in an appraisal proceeding, stating that “proof of value by any techniques or methods which are generally considered acceptable in the financial community and otherwise admissible in court” should be considered, and that “fair price obviously requires consideration of all relevant factors involving the value of a company.”

You should be aware that the fair value of your shares as determined under Section 262 could be more than, the same as, or less than the value that you are entitled to receive under the terms of the merger agreement.

Costs of the appraisal proceeding may be imposed upon the surviving corporation and the shareholders participating in the appraisal proceeding by the Delaware Court of Chancery as the Court deems equitable in the circumstances. Upon the application of a shareholder, the Delaware Court of Chancery may order all or a portion of the expenses incurred by any shareholder in connection with the appraisal proceeding, including, without limitation, reasonable attorneys’ fees and the fees and expenses of experts, to be charged pro rata against the value of all shares entitled to appraisal. Any shareholder who had demanded appraisal rights will not, after the effective time of the merger, be entitled to vote shares subject to that demand for any purpose or to receive payments of dividends or any other distribution with respect to those shares, other than with respect to payment as of a record date prior to the effective time; however, if no petition for appraisal is filed within 120 days after the effective time of the merger, or if the shareholder delivers a written withdrawal of his or her demand for appraisal and an acceptance of the terms of the merger within 60 days after the effective time of the merger, then the right of that shareholder to appraisal will cease and that shareholder will be entitled to receive the cash payment for shares of his, her or its common stock pursuant to the merger agreement. Any withdrawal of a demand for appraisal made more than 60 days after the effective time of the merger may only be made with the written approval of the surviving corporation and must, to be effective, be made within 120 days after the effective time.

In view of the complexity of Section 262, shareholders who may wish to dissent from the merger and pursue appraisal rights should consult their legal advisors.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS, DIRECTORS
AND EXECUTIVE OFFICERS

The following table presents information regarding the number and percentage of shares of our common stock beneficially owned as of April 30, 2007 by:

•       each person known to us to beneficially own more than 5% of our common stock,

•       each current director;

•       our chief executive officer, our chief financial officer and our other three most highly compensated executive officers who were serving as executive officers at the end of our last completed fiscal year; and

•       all executive officers and directors as a group.

Beneficial ownership is determined in accordance with the rules of the Securities and Exchange Commission. In computing the number of shares beneficially owned by a person or group and the percentage ownership of that person or group, shares of common stock subject to options held by that person that are currently exercisable, or become exercisable within 60 days following April 30, 2007, are deemed outstanding. However, shares subject to options are not deemed outstanding for the purpose of computing the percentage ownership of any other person. Unless otherwise indicated in the footnotes to the following table, the persons named in the table have sole voting and sole investment power with respect to all shares beneficially owned, subject to community property laws where applicable. Unless otherwise indicated in the footnotes to the following table, the address of the beneficial owners is c/o Lone Star, 15660 N. Dallas Parkway, Suite 500, Dallas, Texas 75248.

Name and Address of Director, Nominee, Executive Officer or Group	Number of Shares(1)		Percent of Class
Barclays Global Investors, NA	2,121,488	(2)	6.89%
45 Fremont Street San Francisco, California 94105
TIAA-CREF Investment Management, LLC	2,290,954	(3)	7.44%
730 Third Avenue New York, NY 10017
Tontine Overseas Associates, L.L.C.	1,786,650	(4)	5.80%
55 Railroad Avenue Greenwich, Connecticut 06830
Rhys J. Best	478,877		1.54%
Dan O. Dinges	1,200		*
Frederick B. Hegi, Jr.	143,965		*
Robert L. Keiser	37,400		*
Robert Kelley(5)	46,775		*
M. Joseph McHugh	73,775		*
Alfred M. Micallef	10,975		*
David A. Reed	1,200		*
Jerry E. Ryan	10,975		*
Joseph Alvarado	85,896		*
W. Byron Dunn	50,306		*
Charles J. Keszler	38,725		*
Robert F. Spears	20,326		*
All directors and executive officers as a group (13 persons)(6)	1,000,395		3.18%

*                    Less than 1%.

(1)          Includes 277,500 shares for Mr. Best, 107,000 shares for Mr. Hegi, 32,000 shares for Mr. Keiser, 41,375 shares for Mr. Kelley, 66,375 shares for Mr. McHugh, 9,375 shares for Mr. Micallef, 9,375 shares for Mr. Ryan, 25,000 shares for Mr. Alvarado, 23,750 shares for Mr. Dunn, 16,250 shares for Mr. Keszler and 5,000 shares for Mr. Spears which may be acquired within 60 days of April 30, 2007 pursuant to options granted by us under our 1985 and 2004 long-term incentive plans. Also includes 134,000 shares of restricted stock granted to Mr. Best, 1,600 shares of restricted stock granted to each of Messrs. Hegi, Keiser, Kelley, McHugh, Micallef and Ryan, 800 shares of restricted stock granted to each of Messrs. Dinges and Reed, 41,000 shares of restricted stock granted to Mr. Alvarado, 26,000 shares of restricted stock granted to Mr. Dunn and 14,867 shares of restricted stock granted to each of Messrs. Keszler and Spears, all pursuant to the 1985 and 2004 long-term incentive plans. In 2004, 2006 and 2007, each of our non-executive directors was granted 2,500, 2,400 and 2,400 restricted stock units, respectively, which are not required to be, and are not included, in each director’s beneficial ownership of shares in the above table.

(2)          As set forth in their Schedule 13G dated January 23, 2007, these securities are held by Barclays Global Investors, NA, Barclays Global Fund Advisors, Barclays Global Investors, LTD, Barclays Global Investors Japan Trust and Banking Company Limited, and Barclays Global Investors Japan Limited which we refer to collectively as Barclays, in trust accounts for the economic benefit of the beneficiaries of those accounts. Barclays reported sole dispositive power with respect to all the shares and sole voting power with respect to 2,002,737 of the shares.

(3)          As set forth in their Schedule 13G dated February 14, 2007, these securities are held by TIAA-CREF Investment Management, LLC, which we refer to as TIAA, College Retirement Equities Fund Stock Account, which we refer to as CREF, and Teachers Advisors, Inc., which we refer to as Advisors. TIAA acts as an investment adviser to CREF, a registered investment company, and may be deemed to be a beneficial owner of 1,991,899 shares of our common stock owned by CREF. Advisors is the investment adviser to four registered investment companies, TIAA-CREF Institutional Mutual Funds, TIAA-CREF Life Funds, TIAA-CREF Mutual Funds and TIAA Separate Account VA-1, as well as the TIAA-CREF Asset Management Commingled Funds Trust I, and may be deemed to be a beneficial owner of 299,055 shares of our common stock owned by them. TIAA reported sole dispositive power and sole voting power with respect to 1,991,899 shares, Advisors reported sole dispositive power and sole voting power with respect to 299,055 shares and CREF reported shared dispositive and shared voting power with respect to 1,881,363 shares.

(4)          As set forth in their Schedule 13G dated April 2, 2007, these securities are held by Tontine Overseas Associates, L.L.C., Tontine Capital Partners, L.P., Tontine Capital Management, L.L.C. and Jeffrey L. Gendell which we refer to collectively as Tontine. Tontine reported shared dispositive and shared voting power with respect to all of the shares

(5)          Mr. Kelley’s wife owns 1,500 of these shares.

(6)          Includes a total of 613,000 shares which may be acquired within 60 days of April 30, 2007 pursuant to options held by all directors and executive officers as a group.

MARKET PRICE OF LONE STAR
COMMON STOCK AND DIVIDEND INFORMATION

Our common stock began trading on the New York Stock Exchange on May 14, 1997 under the symbol “LSS.”  The following table sets forth the high and low sales prices of our common stock as quoted on the New York Stock Exchange for the last two fiscal years, the first quarter of 2007 and the second quarter of 2007 through May 15, 2007. At May 15, 2007, there were approximately 2,205 record holders of our common stock.

	High	Low
2005:
First Quarter	$47.30	$29.70
Second Quarter	$48.34	$34.69
Third Quarter	$59.17	$45.21
Fourth Quarter	$56.66	$43.18
2006:
First Quarter	$60.10	$46.35
Second Quarter	$63.96	$42.23
Third Quarter	$55.35	$43.45
Fourth Quarter	$53.66	$45.03
2007:
First Quarter	$66.50	$40.16
Second Quarter (through May 15, 2007)	$67.24	$65.91

On March 28, 2007, the last full trading day prior to the public announcement of the merger agreement, the closing price of our common stock was $48.45 per share. We encourage our shareholders to obtain current market quotations for our common stock.

We have not paid dividends on our common stock since becoming a public company. Following the merger, our common stock will not be traded on any public market.

FUTURE SHAREHOLDER PROPOSALS

If the merger is completed, we will have no public shareholders and no public participation in any of our future shareholder meetings. We intend to hold an annual meeting of shareholders in 2008 only if the merger is not completed. Shareholder proposals for consideration at the 2008 Annual Meeting of Shareholders must be received no later than November 10, 2007, at our principal executive office, 15660 N. Dallas Parkway, Suite 500, Dallas, Texas 75248, directed to the attention of the Secretary. Proposals received after that date will not be considered for inclusion in the proxy materials relating to that annual meeting and will not be considered timely notice with respect to business to be brought before such meeting.

Pursuant to our proxy statement filed with the SEC on March 15, 2007, we held our 2007 Annual Meeting of Shareholders on April 23, 2007, and elected three members to our board of directors and approved, the appointment of Deloitte & Touche LLP as our independent accountants for the year ending December 31, 2007. This proxy statement does not, nor does it purport to, alter, amend or supersede the information contained in the March 15th proxy statement.

WHERE YOU CAN FIND MORE INFORMATION

We file annual, quarterly and current reports, proxy statements and other information with the SEC. You may read and copy any document we file at the SEC’s public reference room located at 100 F Street, N.E., Room 1580, Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the public reference room. Our SEC filings are also available to the public at the SEC’s website at http://www.sec.gov. You also may obtain free copies of the documents we file with the SEC by going to the “SEC Filings” section of our website at www.lonestartech.com. The information provided on our website is not part of this proxy statement, and therefore is not incorporated by reference.

Reports, proxy statements or other information concerning us may also be inspected at the offices of the NYSE at 20 Broad Street, New York, New York 10005.

Any person, including any beneficial owner, to whom this proxy statement is delivered may request copies of proxy statements and any of the documents incorporated by reference in this document or other information concerning us, without charge, by written or telephonic request directed to Lone Star Technologies, Inc., P.O. Box 803546, Dallas, Texas 75380-3546, Attn: Charles J. Keszler, Corporate Relations, telephone: (972) 770-6401, on our website at www.lonestartech.com or from the SEC through the SEC’s website at http://www.sec.gov. In addition, you may obtain copies of the information relating to us, without charge, by sending an e-mail to keszler@lonestartech.com. Documents incorporated by reference are available without charge, excluding any exhibits to those documents unless the exhibit is specifically incorporated by reference into those documents.

U. S. Steel has supplied all information pertaining to U. S. Steel and we have supplied all information pertaining to us.

THIS PROXY STATEMENT DOES NOT CONSTITUTE THE SOLICITATION OF A PROXY IN ANY JURISDICTION TO OR FROM ANY PERSON TO WHOM OR FROM WHOM IT IS UNLAWFUL TO MAKE SUCH PROXY SOLICITATION IN THAT JURISDICTION. YOU SHOULD RELY ONLY ON THE INFORMATION CONTAINED OR INCORPORATED BY REFERENCE IN THIS PROXY STATEMENT TO VOTE YOUR SHARES AT THE SPECIAL MEETING. WE HAVE NOT AUTHORIZED ANYONE TO PROVIDE YOU WITH INFORMATION THAT IS DIFFERENT FROM WHAT IS CONTAINED IN THIS PROXY STATEMENT.

INCORPORATION BY REFERENCE

The SEC allows us to incorporate by reference certain information into this proxy statement. This means that we can disclose important information to you by referring you to another document filed separately with the SEC. To the extent permitted, information that we file later with the SEC, prior to the closing of the merger, will automatically update and supersede the previously filed information and be incorporated by reference into this proxy statement.

We may incorporate by reference any documents that are filed with the SEC between the date of this proxy statement and prior to the date of the special meeting of our shareholders. These include periodic reports, such as Annual Reports on Form 10-K, Quarterly Reports on Form 10-Q and Current Reports on Form 8-K, as well as proxy statements (except for information furnished to the SEC that is not deemed to be “filed” for purposes of the Exchange Act).

Any person, including any beneficial owner, to whom this proxy statement is delivered may request copies of reports, proxy statements or other information concerning us, without charge, as described above in “Where You Can Find More Information.”

You should only rely on information provided in this proxy statement. No persons have been authorized to give any information or to make any representations other than those contained in this proxy statement and, if given or made, such information or representations must not be relied upon as having been authorized by us or any other person.

THIS PROXY STATEMENT IS DATED MAY 16, 2007. YOU SHOULD NOT ASSUME THAT THE INFORMATION CONTAINED IN THIS PROXY STATEMENT IS ACCURATE AS OF ANY DATE OTHER THAN THAT DATE, AND THE MAILING OF THIS PROXY STATEMENT TO SHAREHOLDERS DOES NOT CREATE ANY IMPLICATION TO THE CONTRARY.

Annex A

AGREEMENT AND PLAN OF MERGER

BY AND AMONG

UNITED STATES STEEL CORPORATION,

WP ACQUISITION HOLDING CORP.

and

LONE STAR TECHNOLOGIES, INC.

Dated as of March 28, 2007

TABLE OF CONTENTS
(continued)

3.20	Labor Matters	A-17
3.21	Environmental	A-17
3.22	Related Party Transactions	A-19
3.23	Certain Business Practices	A-19
3.24	Insurance	A-20
3.25	Product Warranty	A-20
3.26	Opinion of Financial Advisor	A-20
3.27	Brokers or Finders	A-20
3.28	Antitakeover Statutes	A-21
ARTICLE IV	REPRESENTATIONS AND WARRANTIES OF PARENT	A-21
4.1	Organization and Good Standing	A-21
4.2	Authority and Enforceability	A-21
4.3	Governmental Authorizations	A-21
4.4	Non-Contravention	A-21
4.5	Proxy Statement	A-22
4.6	Availability of Funds	A-22
4.7	Brokers or Finders	A-22
4.8	Antitakeover Statutes	A-22
ARTICLE V	COVENANTS OF THE COMPANY	A-22
5.1	Conduct of the Business	A-22
5.2	Access to Information	A-24
5.3	Nonsolicitation	A-25
5.4	Company Stockholder Meeting; Proxy Statement	A-27
ARTICLE VI	COVENANTS OF PARENT	A-28
6.1	Delisting and Deregistration	A-28
6.2	Indemnification	A-28
6.3	Employee Matters	A-29
ARTICLE VII	COVENANTS OF THE COMPANY AND PARENT	A-30
7.1	Regulatory Approvals	A-30
7.2	Public Announcements	A-31
7.3	Section 16 Matters	A-31

ii

TABLE OF CONTENTS
(continued)

7.4	Notification of Certain Matters	A-31
7.5	Further Assurances	A-32
ARTICLE VIII	CONDITIONS TO MERGER	A-32
8.1	Conditions to the Obligations of Each Party	A-32
8.2	Conditions to the Obligations of Parent and Merger Sub	A-32
8.3	Conditions to the Obligation of the Company	A-33
8.4	Frustration of Closing Conditions	A-33
ARTICLE IX	TERMINATION	A-33
9.1	Termination	A-33
9.2	Effect of Termination	A-34
9.3	Remedies	A-34
9.4	Termination Fee	A-34
ARTICLE X	MISCELLANEOUS	A-35
10.1	Notices	A-35
10.2	Survival	A-36
10.3	Amendments and Waivers	A-36
10.4	Fees and Expenses	A-36
10.5	Successors and Assigns	A-36
10.6	Company Disclosure Schedule	A-37
10.7	Governing Law	A-37
10.8	Consent to Jurisdiction	A-37
10.9	Counterparts	A-37
10.10	Third Party Beneficiaries	A-38
10.11	Entire Agreement	A-38
10.12	Captions	A-38
10.13	Severability	A-38
10.14	Specific Performance	A-38
ARTICLE XI	DEFINITIONS	A-38
11.1	Definitions	A-38
11.2	Other Defined Terms	A-41
11.3	Interpretation	A-42

iii

AGREEMENT AND PLAN OF MERGER

AGREEMENT AND PLAN OF MERGER, dated as of March 28, 2007 (this “Agreement”), by and among UNITED STATES STEEL CORPORATION, a Delaware corporation (“Parent”), WP ACQUISITION HOLDING CORP., a Delaware corporation and a wholly owned subsidiary of Parent (“Merger Sub”), and LONE STAR TECHNOLOGIES, INC., a Delaware corporation (the “Company”). Capitalized terms used in this Agreement shall have the meanings assigned to them in Article XI, or in the applicable Section of this Agreement to which reference is made in Article XI.

WHEREAS, the Boards of Directors of each of Parent, Merger Sub and the Company have approved the merger of Merger Sub with and into the Company (the “Merger”) upon the terms and subject to the conditions set forth in this Agreement and have approved and declared advisable this Agreement and determined that it is in the best interest of their respective stockholders;

NOW, THEREFORE, in consideration of the foregoing premises and the respective representations, warranties, covenants and agreements contained herein, the parties hereto agree as follows:

ARTICLE I

THE MERGER

1.1   The Merger.   Upon the terms and subject to the conditions set forth in this Agreement, at the Effective Time, Merger Sub shall be merged with and into the Company, whereupon the separate corporate existence of Merger Sub shall cease and the Company shall be the surviving corporation (the “Surviving Corporation”).  The Merger shall have the effects specified in the Delaware General Corporation Law (the “DGCL”).

1.2   Closing; Effective Time.

(a)    The closing of the Merger (the “Closing”) shall take place at the offices of Morgan, Lewis & Bockius LLP, One Oxford Centre, Pittsburgh, PA 15219 as soon as possible, but in any event no later than two Business Days after satisfaction or waiver of the conditions set forth in Article VIII (other than those conditions that by their nature are to be satisfied at the Closing, but subject to the satisfaction or waiver of those conditions at the Closing), or on such other date or at such other place as Parent and the Company may mutually agree (the “Closing Date”).

(b)   Upon the Closing, the Company and Merger Sub shall file the Certificate of Merger with the Secretary of State of the State of Delaware as provided in Section 252(c) of the DGCL.  The Merger shall become effective at such time as the Certificate of Merger is so filed or at such later time as may be agreed by Parent and the Company and specified in the Certificate of Merger (the “Effective Time”).

1.3   Certificate of Incorporation; Bylaws.

(a)    The Certificate of Incorporation of the Company shall be amended at the Effective Time as set forth in Exhibit A hereto and, as so amended, shall be the certificate of incorporation of the Surviving Corporation until amended thereafter in accordance with Applicable Law.

(b)   The Bylaws of Merger Sub in effect immediately prior to the Effective Time shall be the Bylaws of the Surviving Corporation until thereafter amended in accordance with Applicable Law.

(c)    From and after the Effective Time, until successors are duly elected or appointed and qualified in accordance with Applicable Law, (i) the directors of Merger Sub immediately prior to the

Effective Time shall be the directors of the Surviving Corporation, and (ii) the officers of Merger Sub immediately prior to the Effective Time shall be the officers of the Surviving Corporation.

ARTICLE II

EFFECT ON CAPITAL STOCK; SURRENDER OF CERTIFICATES AND PAYMENT

2.1   Effect on Capital Stock.   At the Effective Time, by virtue of the Merger and without any action on the part of Parent, Merger Sub, the Company or any stockholder of the Company (each such stockholder, a “Company Stockholder”):

(a)    Except as otherwise provided in Section 2.1(b) or Section 2.5, each share of Company Common Stock outstanding immediately prior to the Effective Time shall be converted into the right to receive $67.50 in cash, without interest (the “Merger Consideration”).

(b)   Each outstanding share of Company Common Stock owned by Parent, Merger Sub or any other Subsidiary of Parent and each outstanding share of Company Common Stock owned by the Company or any direct or indirect wholly-owned Subsidiary of the Company, in each case not held on behalf of third parties, immediately prior to the Effective Time shall be canceled and retired and shall cease to exist, and no cash, securities or other consideration shall be payable with respect thereto.

(c)    Each share of common stock of Merger Sub, par value $.001 per share, issued and outstanding immediately prior to the Effective Time shall be converted into and become one fully paid and nonassessable share of common stock of the Surviving Corporation.

(d)   If between the date of this Agreement and the Effective Time, the outstanding shares of Company Common Stock shall have been changed into a different number of shares or a different class, by reason of any stock dividend, subdivision, reclassification, recapitalization, split, combination or exchange of shares or any similar event, the Merger Consideration and any other amounts payable pursuant to this Agreement shall be correspondingly adjusted to the extent appropriate to reflect such stock dividend, subdivision, reclassification, recapitalization, split, combination or exchange of shares or similar event.

2.2   Surrender of Stock Certificates and Payment.

(a)    Prior to the Effective Time, Parent shall appoint a paying agent reasonably acceptable to the Company (the “Paying Agent”) for the purpose of exchanging (i) certificates representing shares of Company Common Stock (the “Certificates”) and (ii) uncertificated shares of Company Common Stock (the “Uncertificated Shares”) for the Merger Consideration.  Immediately following the Effective Time, Parent shall deposit, or shall cause to be deposited, with the Paying Agent for exchange in accordance with this Section through the Paying Agent, cash sufficient to pay the aggregate Merger Consideration pursuant to Section 2.1(a) (the “Payment Fund”).  The Paying Agent shall make the cash payments provided for in the preceding sentence out of the Payment Fund.  The Payment Fund shall not be used for any other purpose.  The Payment Fund shall be invested by the Paying Agent as directed by Parent, provided that such investments shall be in obligations of or guaranteed by the United States of America, in commercial paper obligations rated A-1 or P-1 or better by Moody’s Investors Service, Inc. or Standard & Poor’s Corporation, respectively, or in certificates of deposit, bank repurchase agreements or banker’s acceptances of commercial banks with capital exceeding $1 billion.  Any interest or other income resulting from such investment shall be payable to Parent.

(b)   Promptly after the Effective Time and in any event within five Business Days after the Closing Date, Parent shall cause the Paying Agent to mail to each holder of record of shares of

Company Common Stock at the Effective Time a letter of transmittal and instructions (which shall be in customary form and shall specify that delivery shall be effected, and risk of loss and title shall pass, only upon proper delivery of the Certificates or transfer of the Uncertificated Shares to the Paying Agent) for use in such exchange.  Each holder of shares of Company Common Stock that have been converted into the right to receive the Merger Consideration shall be entitled to receive the Merger Consideration in respect of the Company Common Stock represented by a Certificate or Uncertificated Share upon (x) surrender to the Paying Agent of a Certificate, together with a properly completed letter of transmittal, or (y) receipt of an “agent’s message” by the Paying Agent (or any other evidence that the Paying Agent may reasonably request ) in the case of a book-entry transfer of Uncertificated Shares. Until so surrendered or transferred as the case may be, each such Certificate or Uncertificated Share shall represent after the Effective Time for all purposes only the right to receive such Merger Consideration.

(c)    If any portion of the Merger Consideration is to be paid to a Person other than the Person in whose name the surrendered Certificate or the transferred Uncertificated Share is registered, it shall be a condition to such payment that (i) either such Certificate shall be properly endorsed or shall otherwise be in proper form for transfer or such Uncertificated Share shall be properly transferred and (ii) the Person requesting such payment shall pay to the Paying Agent any transfer or other taxes required as a result of such payment to a Person other than the registered holder of such Certificate or Uncertificated Share or establish by evidence satisfactory to the Paying Agent that any such taxes have been paid or are not payable.

(d)   After the Effective Time, the stock transfer books of the Company shall be closed and there shall be no further registration of transfers of shares of Company Common Stock.  If, after the Effective Time, Certificates or Uncertificated Shares are presented to Parent, the Surviving Corporation or the Paying Agent for any reason, they shall be canceled and exchanged for the Merger Consideration provided for, and in accordance with the procedures set forth, in this Article II.

(e)    Any portion of the Payment Fund that remains unclaimed by the holders of Company Common Stock six months after the Effective Time shall be returned to Parent, and any such holder who has not exchanged shares of Company Common Stock for the Merger Consideration in accordance with this Section 2.2 prior to that time shall thereafter look only to Parent for payment of the Merger Consideration.  Any portion of the Payment Fund remaining unclaimed by Company Stockholders immediately prior to such time as such amounts would otherwise escheat to or become property of any Governmental Entity pursuant to Applicable Law shall, to the extent permitted by Applicable Law, become the property of Parent free and clear of any claims or interest of any Person previously entitled thereto.  Neither Parent nor the Surviving Corporation shall be liable to any Company Stockholder or other Person for cash delivered to a public official pursuant to any applicable abandoned property, escheat or similar law.

2.3   Withholding Rights.   Each of the Surviving Corporation, Parent and the Paying Agent shall be entitled to deduct and withhold from the consideration otherwise payable pursuant to this Agreement to any Company Stockholder such amounts as it is required to deduct and withhold with respect to the making of such payment under the Internal Revenue Code of 1986, as amended (the “Code”), or any provision of state, local or foreign Tax law.  To the extent that amounts are so withheld by the Surviving Corporation, Parent or the Paying Agent, as the case may be, such withheld amounts shall be treated for all purposes of this Agreement as having been paid to the holder of the shares of Company Common Stock in respect of which such deduction and withholding was made by the Surviving Corporation, Parent or the Paying Agent, as the case may be.

2.4   Lost, Stolen or Destroyed Certificates.   If any Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the Person claiming such Certificate to be lost, stolen or destroyed, and, if required by Parent, the posting by such Person of a bond, in such reasonable amount as Parent may direct, as indemnity against any claim that may be made against it with respect to such Certificate, the Paying Agent will issue in exchange for such lost, stolen or destroyed Certificate, the Merger Consideration to be paid in respect of the shares of Company Common Stock formerly represented by such Certificate, as contemplated by this Article II.

2.5   Dissenting Shares.

(a)    Notwithstanding any provision of this Agreement to the contrary, shares of Company Common Stock that are outstanding immediately prior to the Effective Time and held by a holder who has not voted in favor of the Merger or consented thereto in writing and who has properly demanded appraisal for such shares in accordance with Section 262 of the DGCL (collectively, the “Dissenting Shares”) shall not be converted into a right to receive the Merger Consideration.  Such holders shall be entitled to receive payment of the appraised value of the shares of Company Common Stock held by them in accordance with the DGCL, unless and until such holders fail to perfect or effectively withdraw or otherwise lose their appraisal rights under the DGCL.  All shares of Company Common Stock held by holders who shall have failed to perfect or who shall have effectively withdrawn or lost their right to appraisal of such shares under the DGCL shall thereupon be treated as if they had been converted as of the Effective Time into the right to receive the Merger Consideration.

(b)   From the date of this Agreement until the Effective Time, the Company shall give Parent (i) prompt notice of any demands for appraisal received by the Company, withdrawals of such demands, and any other related instruments served pursuant to the DGCL and received by the Company and (ii) the opportunity to direct all negotiations and proceedings with respect to, or demands for, appraisal under the DGCL.  The Company shall not, except with the prior written consent of Parent, make any payment with respect to, or offer to settle or settle, any such demands.

2.6   Company Stock Options; Company Restricted Shares.

(a)    In connection with the Merger and prior to the Effective Time, the Company shall take all action as is necessary to cause each option to purchase shares of Company Common Stock (each, a “Company Stock Option”) outstanding under any stock option, equity compensation plan or agreement (the “Company Stock Plans”), whether or not then vested or exercisable, to become, as of the Effective Time, fully vested and converted into the right to receive at the Effective Time, a cash payment from the Surviving Corporation equal to the product of (i) the excess, if any, of the Merger Consideration over the exercise price per share of such option, multiplied by (ii) the number of shares of Company Common Stock issuable upon exercise of such option (with the aggregate amount of such payment rounded down to the nearest cent), less such amounts as are required to be withheld or deducted under any provision of Applicable Law.  At the Effective Time, all Company Stock Options shall no longer be outstanding and shall automatically cease to exist, and each holder of a Company Stock Option shall cease to have any rights with respect thereto, except the right to receive the cash payment (if any) described in this Section 2.6.

(b)   In connection with the Merger and prior to the Effective Time, the Company shall take all action as is necessary to cause each share of Company Common Stock outstanding under any Company Stock Plan that is subject to vesting and a repurchase option in favor of the Company immediately prior to the Effective Time, to become fully vested at the Effective Time and be converted to the right to receive the Merger Consideration, less such amounts as are required to be withheld or deducted under any provision of Applicable Law.

(c)    In connection with the Merger and prior to the Effective Time, the Company shall take all action as is necessary to cause each restricted stock unit and each share of phantom stock outstanding under any Company Stock Plan, whether or not then vested or exercisable, to become, as of the Effective Time, fully vested and converted into the right to receive at the Effective Time, a cash payment from the Surviving Corporation equal to the Merger Consideration, less such amounts as are required to be withheld or deducted under any provision of Applicable Law.  At the Effective Time, all restricted stock units or shares of phantom stock of the Company shall no longer be outstanding and shall automatically cease to exist, and each holder of a restricted stock unit or share of phantom stock shall cease to have any rights with respect thereto, except the right to receive the cash payment described in this Section 2.6.

(d)   The Company shall take all action that is necessary to (i) cause the exercise of each outstanding purchase right under the Company’s Employee Stock Purchase Plan (the “ESPP”) no less than five Business Days prior to the Effective Time; (ii) provide that no further purchase period or offering period shall commence under the ESPP following the date of this Agreement; and (iii) terminate the ESPP immediately prior to and effective as of the Effective Time.

ARTICLE III

REPRESENTATIONS AND WARRANTIES OF THE COMPANY

Except as set forth in the disclosure schedule dated the date hereof and provided to Parent by the Company (the “Company Disclosure Schedule”), or as disclosed in the Company SEC Reports filed or furnished prior to the date hereof (excluding, in each case, any disclosures set forth in any risk factor section and in any section relating to forward-looking statements), the Company represents and warrants to Parent that:

3.1   Organization and Good Standing.   The Company is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware and has all corporate powers required to own, lease and operate its properties and to carry on its business as now being conducted.  The Company is duly qualified to do business as a foreign corporation and is in good standing in each jurisdiction where such qualification is necessary, except for those jurisdictions where the failure to be so qualified and  in good standing would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect. The Company has delivered to Parent prior to the date of this Agreement complete and correct copies of its certificate of incorporation and bylaws as currently in effect.

3.2   Authority and Enforceability.

(a)    The Company has all requisite corporate power and authority to enter into this Agreement, and, subject in the case of the consummation of the Merger to obtaining the Company Stockholder Approval, to perform its obligations hereunder and to consummate the transactions contemplated hereby. The execution, delivery and performance by the Company of this Agreement and the consummation by the Company of the transactions contemplated hereby have been duly authorized by all necessary corporate action on the part of the Company, subject in the case of the consummation of the Merger to obtaining the Company Stockholder Approval. The affirmative vote of the holders of a majority of the outstanding shares of Company Common Stock at a duly convened meeting of the Company’s stockholders to adopt this Agreement (the “Company Stockholder Approval”) is the only vote of the holders of any class of capital stock or other security of the Company necessary in connection with the consummation of the Merger and the other transactions contemplated by this Agreement. This Agreement has been duly executed and delivered by the Company and, assuming the due execution of this Agreement by Parent and Merger Sub, constitutes the valid and binding obligation of the Company, enforceable against it in accordance with its terms, except as such enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium or other similar laws affecting or relating to creditors’ rights generally, and the availability of injunctive relief and other equitable remedies.

(b)   At a meeting duly called and held, prior to the execution of this Agreement, at which all directors of the Company were present, the Board of Directors of the Company, by resolutions duly adopted, unanimously (i) adopted this Agreement and declared it advisable, (ii) recommended that the Company Stockholders vote in favor of the adoption of this Agreement and (iii) directed that the Company submit the adoption of this Agreement to a vote at the Company Stockholder Meeting.

3.3   Governmental Authorizations.   The execution, delivery and performance by the Company of this Agreement and the consummation of the transactions contemplated hereby require no action by or in respect of, or filing with, any Governmental Entity, other than (i) compliance with the applicable requirements of (A) the Hart-Scott-Rodino Antitrust Improvements Act of 1976 (the “HSR Act”) and (B) the antitrust and competition laws of all relevant jurisdictions other than those of the United States (the “Other Antitrust Laws”), (ii) the filing of the Certificate of Merger with the Delaware Secretary of State and appropriate documents with the relevant authorities of other states in which the Company is qualified to do business, (iii) the filing with the Securities and Exchange Commission (the “SEC”) of the Proxy Statement and such reports under Sections 13, 15(d) and 16 of the Securities Exchange Act of 1934 (the “Exchange Act”) as may be required in connection with this Agreement and the transactions contemplated hereby and (iv) such filings under the rules of the New York Stock Exchange (the “NYSE”) as may be required in connection with this Agreement and the transactions contemplated hereby.

3.4   Non-Contravention.   The execution, delivery and performance by the Company of this Agreement and the consummation by the Company of the Merger and the other transactions contemplated hereby do not and will not (i) contravene, conflict with, or result in any violation or breach of any provision of the certificate of incorporation or bylaws of the Company, (ii) assuming compliance with the matters referred to in Section 3.3, contravene, conflict with, or result in a violation or breach of any provision of any Applicable Law or Order, (iii) require any consent or other action by any Person under, constitute a default, or an event that, with or without notice or lapse of time or both, would constitute a default under, or cause or permit the termination, cancellation, acceleration or other change of any right or obligation or the loss of any benefit under, any provision of any Contract binding upon the Company or any of its Subsidiaries or any Governmental Authorization affecting, or relating in any way to, the assets or business of the Company or any of its Subsidiaries, or (iv) result in the creation or imposition of any Lien on any asset of the Company or any of its Subsidiaries, with such exceptions, in the case of each of clauses (ii) through (iv), as would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

3.5   Capitalization.

(a)    The authorized capital stock of the Company consists of 80,000,000 shares of common stock, par value $1.00 per share (the “Company Common Stock”), and 10,000,000 shares of preferred stock, par value $1.00 per share.  As of the close of business on March 27, 2007, (i) 30,644,228 shares of Company Common Stock were issued and outstanding, (ii) no shares of preferred stock of the Company were issued and outstanding, (iii) Company Stock Options to purchase an aggregate of 708,061 shares of Company Common Stock were issued and outstanding (of which Company Stock Options to purchase an aggregate of 659,063 shares of Company Common Stock were exercisable), (iv) 24,751 shares of phantom stock were issued and outstanding, (v) 48,400 restricted stock units were issued and outstanding and (vi) 157,850 shares of Company Common Stock were issuable pursuant to the terms of restricted stock grants. As of December 31, 2006 an aggregate of 2,782,879 shares of Company Common Stock were reserved for issuance under the Company Stock Plans.  All outstanding shares of Company Common Stock have been, and all shares that may be issued pursuant to any Company Stock Plan will be, when issued in accordance with the respective terms thereof, duly authorized and validly issued and are (or, in the case of shares that have not yet been issued, will be) fully paid, nonassessable and free of preemptive rights.  No shares of Company Common Stock are owned by any Subsidiary or Affiliate of the Company.

(b)   Section 3.5(b) of the Company Disclosure Schedule sets forth, as of the close of business on March 27, 2007, a complete and correct list of all outstanding Company Stock Options, including with respect to each such option, the number of shares subject to such option, the name of the holder, the grant date and the exercise price per share.  The Company Stock Plans set forth on Section 3.5(b) of the Company Disclosure Schedule are the only plans or programs the Company or any of its Subsidiaries maintains under which stock options, restricted shares, restricted share units, stock appreciation rights, performance shares or other compensatory equity-based awards have been granted and remain outstanding or may be granted.  All Company Stock Options may, by their terms, be treated in accordance with Section 2.6.

(c)    Except as set forth in this Section 3.5 and for changes since March 27, 2007 resulting from the exercise of Company Stock Options outstanding on that date, there are no outstanding (i) shares of capital stock or voting securities of the Company, (ii) securities of the Company convertible into or exchangeable for shares of capital stock or voting securities of the Company, (iii) options, warrants or other rights or arrangements to acquire from the Company, or other obligations or commitments of the Company to issue, any capital stock or other voting securities or ownership interests in, or any securities convertible into or exchangeable for capital stock or other voting securities or ownership interests in, the Company, (iv) restricted shares, restricted share units, stock appreciation rights, performance shares, contingent value rights, “phantom” stock or similar securities or rights that are derivative of, or provide economic benefits based, directly or indirectly, on the value or price of, any capital stock of, or other voting securities or ownership interests in, the Company (the items in clauses (i)-(iv) being referred to collectively as the “Company Securities”), (v) voting trusts, proxies or other similar agreements or understandings to which Company or any of its Subsidiaries is a party or by which the Company or any of its Subsidiaries is bound with respect to the voting of any shares of capital stock of the Company or any of its Subsidiaries, (vi) obligations or commitments of any character restricting the transfer of, or requiring the registration for sale of, any shares of capital stock of the Company or any of its Subsidiaries, or (vii) obligations or commitments of any character of the Company or any of its Subsidiaries to repurchase, redeem or otherwise acquire any of the Company Securities.  Neither the Company nor any of its Subsidiaries is a party to any voting agreement with respect to the voting of any Company Securities.

(d)   There are no outstanding bonds, debentures, notes or other obligations of the Company the holders of which have the right to vote (or convertible into, or exercisable or exchangeable for, securities having the right to vote) on any matter on which the Company’s stockholders may vote.

3.6   Subsidiaries of the Company.

(a)    Exhibit 21 to the Company’s Annual Report on Form 10-K for the year ended December 31, 2006 filed with the SEC includes all Subsidiaries of the Company that are Significant Subsidiaries.  Each Significant Subsidiary of the Company is validly existing and, to the extent applicable, in good standing under the laws of the jurisdiction of its formation, has all requisite power to carry on its business as now being conducted and is duly qualified to do business and is in good standing in each jurisdiction where such qualification is necessary, except where the failure to be so qualified would not reasonably be expected, individually or in the aggregate, to have a Company Material Adverse Effect.

(b)   All of the outstanding capital stock of, or other voting securities or ownership interests in, each Subsidiary of the Company, is owned by the Company, directly or indirectly, free and clear of any

Lien and free of any other limitation or restriction (including any restriction on the right to vote, sell or otherwise dispose of such capital stock or other voting securities or ownership interests).  There are no outstanding (i) securities of the Company or any of its Subsidiaries convertible into or exchangeable for shares of capital stock or other voting securities or ownership interests in any Subsidiary of the Company, (ii) options, warrants or other rights or arrangements to acquire from the Company or any of its Subsidiaries, or other obligations or commitments of the Company or any of its Subsidiaries to issue, any capital stock of or other voting securities or ownership interests in, or any securities convertible into or exchangeable for any capital stock of or other voting securities or ownership interests in, any Subsidiary of the Company, or (iii) restricted shares, stock appreciation rights, performance shares, contingent value rights, “phantom” stock or similar securities or rights that are derivative of, or provide economic benefits based, directly or indirectly, on the value or price of, any capital stock of, or other voting securities or ownership interests in, any Subsidiary of the Company (the items in clauses (i)-(iii), in addition to all shares of capital stock or voting securities of the Company’s Subsidiaries, being referred to collectively as the “Company Subsidiary Securities”).  There are no outstanding obligations of the Company or any of its Subsidiaries to repurchase, redeem or otherwise acquire any of the Company Subsidiary Securities.

(c)    Except for the Company Subsidiary Securities, neither the Company nor any of its Subsidiaries directly or indirectly owns any equity, ownership, profit, voting or similar interest in or any interest convertible, exchangeable or exercisable for, any equity, profit, voting or similar interest in, any Person.

3.7   SEC Filings; Sarbanes-Oxley.

(a)    The Company has filed with or furnished to the SEC all forms, reports, schedules and other documents required to be filed or furnished by the Company since December 31, 2004 (collectively, the “Company SEC Reports”).  As of the respective dates they were filed or furnished (and if amended or superseded by a filing prior to the date of this Agreement then on the date of such filing), (i) each Company SEC Report complied in all material respects with the applicable requirements of the Securities Act of 1933, as amended (the “Securities Act”), the Exchange Act and the Sarbanes-Oxley Act of 2002 (the “Sarbanes-Oxley Act”), and (ii) none of the Company SEC Reports contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements made therein, in the light of the circumstances under which they were made, not misleading.  No Subsidiary of the Company is required to file any form, report or other document with the SEC or any similar Governmental Entity or any national securities exchange or quotation service.

(b)   The Company has made available to Parent true, correct and complete copies of all correspondence with the SEC since January 1, 2005.  To the knowledge of the Company, there is no ongoing SEC review of the Company SEC Reports.

(c)    The Company is in compliance in all material respects with (i) the applicable provisions of the Sarbanes-Oxley Act and (ii) the applicable listing and corporate governance rules and regulations of the NYSE.

(d)   The Company has established and maintained disclosure controls and procedures (as defined in Rule 13a-15(e) promulgated under the Exchange Act) sufficient to ensure that all information that is required to be disclosed by the Company in the reports that it files or submits under the Exchange Act is recorded, processed, summarized and reported within the time periods specified in the rules and forms of the SEC, and that all such information is accumulated and communicated to the Company’s management as appropriate to allow timely decisions regarding required disclosure.

(e)    The Company has established and maintained internal controls over financial reporting (as defined in Rule 13a-15(f) promulgated under the Exchange Act) to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with United States generally accepted accounting principles (“GAAP”).  To the Company’s knowledge, (i) there are no significant deficiencies or material weaknesses in the design or operation of the Company’s internal controls over financial reporting which are reasonably likely to adversely affect in any material respect the Company’s ability to record, process, summarize and report financial information and (ii) there is no fraud, whether or not material, that involves management or other employees who have a significant role in the Company’s internal controls over financial reporting.

(f)    Each of the chief executive officer and chief financial officer of the Company has made all certifications required by Rule 13a-14 and 15d-14 under the Exchange Act and Sections 302 and 906 of the Sarbanes-Oxley Act and any related rules or regulations promulgated by the SEC or the NYSE, and the statements contained in such certifications are complete and correct.

3.8   Financial Statements.   Each of the consolidated financial statements (including, in each case, any notes thereto) contained in the Company SEC Reports (the “Company Financial Statements”) was prepared in accordance with GAAP applied on a consistent basis throughout the periods indicated (except as may be indicated in the notes thereto or, in the case of unaudited statements, as permitted by Form 10-Q of the SEC) and each presents fairly, in all material respects, the consolidated financial position, results of operations and cash flows of the Company and its consolidated Subsidiaries as at the respective dates thereof and for the respective periods indicated therein, except as otherwise noted therein (subject, in the case of unaudited statements, to the absence of notes and normal and recurring year-end adjustments which would not reasonably be expected to be, individually or in the aggregate, material to the Company and its Subsidiaries taken as a whole).  The most recent audited balance sheet of the Company contained in the Company SEC Reports as of December 31, 2006 is hereinafter referred to as the “Company Balance Sheet” and the date thereof is hereinafter referred to as the “Company Balance Sheet Date.”

3.9   No Undisclosed Liabilities.   The Company and its Subsidiaries have no liabilities or obligations of any nature whatsoever, asserted or unasserted, known or unknown, absolute or contingent, accrued or unaccrued, matured or unmatured or otherwise, except: (a) liabilities or obligations disclosed and provided for in the Company Balance Sheet or disclosed in the notes thereto; (b) liabilities or obligations incurred in the ordinary course of business since the Company Balance Sheet Date; (c) liabilities or obligations that would not reasonably be expected, individually or in the aggregate, to have a Company Material Adverse Effect; and (d) liabilities or obligations incurred pursuant to the transactions contemplated by, or permitted by, this Agreement.

3.10   Proxy Statement.   The proxy statement of the Company (the “Proxy Statement”), to be filed with the SEC for use in connection with the solicitation of proxies from the Company’s stockholders in connection with the Merger and the Company Stockholder Meeting, and any amendments or supplements thereto, will when filed, distributed or disseminated, as applicable, comply as to form in all material respects with the applicable requirements of the Exchange Act.  The Proxy Statement and any amendment or supplement thereto, at each of (i) the time such Proxy Statement or any such amendment or supplement is first mailed to stockholders of the Company and (ii) the time such stockholders vote on adoption of this Agreement, will not contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements made therein, in the light of the circumstances under which they were made, not misleading.  The representations and warranties contained in this Section 3.10 will not apply to statements or omissions included in the Proxy Statement based upon information furnished to the Company in writing by Parent or Merger Sub specifically for use therein.

3.11   Absence of Certain Changes or Events.   Since the Company Balance Sheet Date through the date hereof, the Company and its Subsidiaries have conducted their respective businesses in the ordinary course and there has not been:

(a)    any change, circumstance, event, occurrence or development that has had or would reasonably be expected to have a Company Material Adverse Effect;

(b)   any declaration, setting aside or payment of any dividend or other distribution (whether in cash, stock or property) with respect to any Company Securities or Company Subsidiary Securities (except for any dividends or other distributions by any direct or indirect wholly-owned Subsidiary to the Company or a wholly-owned Subsidiary of the Company), or any repurchase, redemption or other acquisition by the Company or any of its Subsidiaries of any outstanding shares of capital stock or other securities of the Company or any of its Subsidiaries;

(c)    except as required by Applicable Law, any (i) increase or modification in the compensation or benefits payable or to become payable to (A) its 15 most highly compensated employees or (B) any other employees, other than increases in the ordinary course of business, or (ii) establishment, adoption, entry into or amendment of any bonus, severance, termination, pension, insurance or other employee benefit plan, agreement or arrangement made to, for or with any of its directors, officers or employees, other than reimbursements and advances of expenses in the ordinary course of business;

(d)   any material labor dispute, except for individual grievances, or, to the knowledge of the Company, any activity or proceeding by a labor union or representative thereof to organize any employees of the Company or any of its Subsidiaries;

(e)    any material damage, destruction or loss with respect to the material property and assets owned, leased or otherwise used by the Company or any of its Subsidiaries, whether or not covered by insurance;

(f)    any change in any method of accounting or accounting practices by the Company or any of its Subsidiaries, except for any such change required by reason of a concurrent change in GAAP, or as required by the Public Company Accounting Oversight Board, by Regulation S-X under the Exchange Act, or interpretations of GAAP as announced by the Financial Accounting Standards Board (as agreed to by the Company’s independent auditor);

(g)    any material Tax election, material change in method of Tax accounting or settlement of any material claim for Taxes; or

(h)   any agreement, whether in writing or otherwise, to do any of the foregoing.

3.12   Compliance with Law.   The Company and each of its Subsidiaries are and, since January 1, 2005 have been, in compliance in all material respects with all material Applicable Laws and Orders.  Neither the Company nor any of its Subsidiaries has received any written notice since January 1, 2005 (i) of any administrative or civil, or criminal investigation or audit by any Governmental Entity relating to the Company or any of its Subsidiaries, or (ii) from any Governmental Entity alleging that the Company or any of its Subsidiaries is not in compliance in any material respect with any material Applicable Law or Order.  Each of the Company and its Subsidiaries has in effect all material Governmental Authorizations necessary for it to own, lease or otherwise hold and to operate its material properties and assets and to carry on its businesses and operations as now conducted.  To the knowledge of the Company, there have occurred no defaults (with or without notice or lapse of time or both) under, violations of, or events giving rise to any right of termination, amendment or cancellation of any such material Governmental Authorizations.

3.13   Litigation.   There is no material action, suit or proceeding, claim, arbitration, litigation or investigation (each, an “Action”) pending or, to the Company’s knowledge, threatened (i) against the Company or any of its Subsidiaries, or (ii) that challenges or seeks to prevent, enjoin or otherwise delay the Merger.  To the Company’s knowledge, there is no Action against any current or former director or employee of the Company or any of its Subsidiaries with respect to which the Company or any of its Subsidiaries has or is reasonably likely to have an indemnification obligation.  There is no material unsatisfied judgment, penalty or award against or affecting the Company or any of its Subsidiaries or any of their respective properties or assets. There is no material Order to which the Company or any of its Subsidiaries or any of their respective properties or assets are subject.

3.14   Contracts.

(a)    “Material Contract” shall mean each Contract or series of related Contracts to which the Company or any of its Subsidiaries is a party or is subject, or by which any of their respective assets are bound:

(i)    for the purchase of materials, supplies, goods, services, equipment or other assets and that involves or would reasonably be expected to involve aggregate payments by the Company or any of its Subsidiaries of $10,000,000 or more (other than customary purchase orders made in the ordinary course of business and customary Contracts for the purchase of raw materials and supplies made in the ordinary course of business);

(ii)   (A) for the sale by the Company or any of its Subsidiaries of materials, supplies, goods, services, equipment or other assets, and that provides for aggregate payments to the Company or any of its Subsidiaries of $10,000,000 or more, or (B) pursuant to which the Company or any of its Subsidiaries received payments of more than $10,000,000 in the year ended December 31, 2005 or 2006 or expects to receive payments of more than $10,000,000 in the year ending December 31, 2007, except, in each case, for customary sales orders made in the ordinary course of business and customary Contracts for the sale of inventory and goods made in the ordinary course of business;

(iii)  that requires the Company or any of its Subsidiaries to purchase its total requirements of any product or service from a third party or that contains “take or pay” provisions;

(iv)  that continues over a period of more than twelve (12) months from the date hereof and provides for payments to or by the Company or any of its Subsidiaries exceeding $10,000,000, except for arrangements disclosed pursuant to subparagraphs (i) and (ii) above;

(v)    that is an employment, consulting, termination or severance Contract, except for any such Contract that is terminable at-will by the Company or any of its Subsidiaries without liability to the Company or such Subsidiary;

(vi)  that is a partnership or joint venture Contract;

(vii) that is a marketing alliance;

(viii)  that is a (A) Lease or (B) Contract for the lease of personal property, in each case which provides for payments to or by the Company or any of its Subsidiaries in any one case of $10,000,000 or more over the term of the lease;

(ix)  with any Governmental Entity;

(x)    with any current or former director or officer;

(xi)  that is a note, debenture, bond, equipment trust, letter of credit, loan or other Contract for Indebtedness or lending of money (other than advances or reimbursements to employees in the ordinary course of business) owing to the Company or Contract for a line of credit or guarantee, pledge or undertaking of the Indebtedness of any other Person;

(xii) for a charitable or political contribution in excess of $100,000;

(xiii)  for any capital expenditures or leasehold improvements in excess of $10,000,000;

(xiv)  that restricts or purports to restrict the right of the Company or any of its Subsidiaries to engage in any line of business, acquire any property, develop or distribute any product or provide any service (including geographic restrictions) or to compete with any Person or granting any exclusive distribution rights, in any market, field or territory;

(xv)  that relates to the acquisition or disposition of any material business (whether by merger, sale of stock, sale of assets or otherwise); and

(xvi)  that is a collective bargaining Contract with any labor organization, union or association.

(b)   Set forth in Section 3.14(b) of the Company Disclosure Schedule is a complete and accurate list of each Material Contract existing as of the date of this Agreement.  Each Material Contract is in full force and effect in all material respects and valid and enforceable in accordance with its terms, except as such enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium or other similar laws affecting or relating to creditors’ rights generally, and the availability of injunctive relief and other equitable remedies.

(c)    Neither the Company nor any of its Subsidiaries is, and to the Company’s knowledge, no other party thereto is, in material default in the performance, observance or fulfillment of any obligation, covenant, condition or other term contained in any Material Contract, and neither the Company nor any of its Subsidiaries has given or received written notice to or from any Person relating to any such alleged or potential default that has not been cured.  To the knowledge of the Company, no event has occurred that, with or without the giving of notice or lapse of time, or both, would conflict with or result in a material violation or breach of, or give any Person the right to exercise any material remedy under or accelerate the maturity or performance of, or cancel, terminate or modify, any Material Contract.

(d)   The Company has provided accurate and complete copies of each Material Contract to Parent.

3.15   Taxes.

(a)    “Tax” or “Taxes” means any and all federal, state, local, or foreign net or gross income, gross receipts, net proceeds, sales, use, ad valorem, value added, franchise, bank shares, withholding, payroll, employment, excise, property, deed, stamp, alternative or add-on minimum, environmental, profits, windfall profits, transaction, license, lease, service, service use, occupation, severance, energy, unemployment, social security, workers’ compensation, capital, premium, and other taxes, assessments, customs, duties, fees, levies, or other governmental charges of any nature whatever, whether disputed or not, together with any interest, penalties, additions to tax, or additional amounts with respect thereto. “Tax Returns” means any return, declaration, report, claim for refund, or information return or statement relating to Taxes, including any schedule or attachment thereto, and including any amendment thereof.  “Taxing Authority” means any Governmental Entity having jurisdiction with respect to any Tax.

(b)   Each of the Company and its Subsidiaries has timely filed all material Tax Returns required to have been filed by or with respect to the Company or such Subsidiary.  Each such Tax Return is correct and complete in all material respects.  All Taxes owed by the Company and each Subsidiary of the Company (whether or not shown on any Tax Return) have been timely paid. Each of the Company and its Subsidiaries has adequately provided for, in its books of account and related records, all liability for all unpaid Taxes, being current Taxes not yet due and payable, as well as reserves for Taxes that are in dispute with any Taxing Authority or that may reasonably be expected to be in dispute in the future.

(c)    Each of the Company and its Subsidiaries has withheld and timely paid all material Taxes required to have been withheld and paid by it and has complied in all material respects with Applicable Law relating to the withholding of Taxes.

(d)   There is no material claim, audit, action, suit or proceeding pending, or, to the Company’s knowledge, threatened in writing against or with respect to the Company or any of its Subsidiaries in respect of any Tax or Tax Return nor, to the Company’s knowledge, is there any investigation with respect to the Company or any of its Subsidiaries in respect of any material Tax or Tax Return.  There are no material Liens for Taxes (other than for current Taxes not yet due and payable) upon the assets of the Company.

(e)    No claim has been made by an authority since January 1, 2002 in a jurisdiction where the Company or any of its Subsidiaries does not file Tax Returns that any of them is or may be subject to taxation by that jurisdiction or that any of them must file Tax Returns.

(f)    Neither the Company nor any of its Subsidiaries has ever been a United States real property holding corporation within the meaning of Section 897(c)(2) of the Code. The Company is not a “foreign person” within the meaning of Section 1445 of the Code.

(g)    Neither the Company nor any of its Subsidiaries has been the “distributing corporation” (within the meaning of Section 355(c)(2) of the Code) with respect to a transaction described in Section 355 of the Code within the 3-year period ending as of the date of this Agreement. Neither the Company nor any of its Subsidiaries has received (or is subject to) any ruling from any Taxing Authority or has entered into (or is subject to) any agreement with a Taxing Authority.

(h)   Neither the Company nor any of its Subsidiaries (i) has ever been a party to any Tax allocation or sharing agreement or Tax indemnification agreement, (ii) within the past three years has been a member of an affiliated, consolidated, condensed or unitary group that did not include the Company or (iii) within the past three years has received written notice from any Tax Authority or other Person that it has or may have liability for or obligation to pay Taxes of any other Person under Treas. Reg. 1.1502-6 (or any similar provision of Tax law), or as transferee or successor, by contract or otherwise.

(i)    The Company has not entered into any transaction that constitutes a “listed transaction” within the meaning of Treasury Regulation Section 1.6011-4(b)(2).

3.16   Employee Benefits.

(a)    “Company Benefit Plans” shall mean, collectively, all material “employee benefit plans” (within the meaning of Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”)), and all severance, change in control or employment plans, programs or agreements, and vacation, incentive, bonus, stock option, stock purchase, and restricted stock plans, programs or policies sponsored or maintained by the Company or any ERISA Affiliate, in which present or former employees of the Company or any ERISA Affiliate participate. “ERISA Affiliate”

shall mean any entity which is a member of a “controlled group of corporations” with, is under “common control” with, or is a member of an “affiliated service group” with, the Company or any of its Subsidiaries, as defined in Section 414(b), (c), (m) or (o) of the Code. Section 3.16(a) of the Company Disclosure Schedule sets forth a list of all Company Benefit Plans sponsored or maintained by the Company or by Lone Star Steel Company, L.P.

(b)   The Company Benefit Plans are in compliance with all applicable requirements of ERISA, the Code, and other Applicable Laws and have been administered in accordance with their terms and such laws, except where the failure to so comply or to be so administered would not be material.  Each Company Benefit Plan that is intended to be qualified within the meaning of Section 401 of the Code is so qualified and no event has occurred since the date of the most recent determination letter or application therefor relating to any such Company Benefit Plan that would adversely affect the qualification of such Company Benefit Plan, except for any event which can be corrected under the Internal Revenue Service sponsored Employee Plans Compliance Resolution System without material liability of the Company or an ERISA Affiliate.

(c)    All material contributions, premiums and benefit payments under or in connection with the Company Benefit Plans that are required to have been made as of the date hereof in accordance with the terms of the Company Benefit Plans or applicable law have been timely made or have been reflected on the Company Balance Sheet.  No Company Benefit Plan that is subject to the minimum funding requirements set forth in Section 412 of the Code (“Company Pension Plan”) has had, since January 1, 2004, an “accumulated funding deficiency” as defined in Section 412(a) of the Code (whether or not waived), and all quarterly contributions required to be made to any Company Pension Plan under Section 412(m) of the Code have been made timely and in full.  To the knowledge of the Company, as of the Closing, there will be no material liability of the Company, any Subsidiary or any ERISA Affiliate under any insurance policy pertaining to a Company Benefit Plan, or ancillary agreement with respect to such insurance policy, in the nature of a retroactive rate adjustment, loss sharing arrangement or other actual or contingent liability arising wholly or partially out of events occurring prior to the Closing.

(d)   There are no pending or, to the knowledge of the Company, threatened claims and no pending or, to the knowledge of the Company, threatened litigation with respect to any Company Benefit Plans, other than ordinary and usual claims for benefits by participants and beneficiaries.  No Company Benefit Plan is currently the subject of (i) an audit, inquiry or investigation initiated by the SEC, Internal Revenue Service, Department of Labor or Pension Benefit Guaranty Corporation or (ii) any material Contract, Order or other understanding between the Company or any ERISA Affiliate, on the one hand, and any of the SEC, Internal Revenue Service, Department of Labor or Pension Benefit Guaranty Corporation on the other.

(e)    No Company Benefit Plan is a “multiemployer plan” as that term is defined in Section 3(37) of ERISA.  No Company Benefit Plan covers solely or primarily employees of the Company or any ERISA Affiliate who reside permanently outside the United States.

3.17   Properties.

(a)    With respect to all personal properties and assets that are reflected as owned on the Company Balance Sheet (other than personal properties and assets disposed of in the ordinary course of business since the date thereof), the Company or one of its Subsidiaries has good and valid title to all of such properties and assets, free and clear of all Liens other than Permitted Liens.  “Permitted Liens” means (i) Liens for Taxes, assessments and governmental charges or levies (A) not yet due and payable and with respect to which the Company maintains adequate reserves or (B) being contested in good faith by appropriate proceedings, (ii) Liens imposed by Applicable Law which are not yet due and payable and have arisen in the ordinary course of business or for which appropriate reserves have been established by appropriate proceedings, (iii) pledges or deposits to secure obligations under workers’ compensation laws or similar legislation or to secure public or statutory obligations, (iv) any Liens the existence of which are reflected in the Company Financial Statements, (v) Liens securing obligations under the Company’s credit agreement dated December 14, 2006, (vi) zoning, building restrictions, easements, covenants, rights-of-way and other similar restrictions that do not adversely affect in any material respect the current use of the applicable Company property, (vii) workers’, carriers’ and mechanics’ or other like Liens incurred in the ordinary course of business, and (viii) Liens that do not materially interfere with the present use of the properties they affect.

(b)   With respect to personal properties and assets that are leased, the Company or one of its Subsidiaries has a valid leasehold interest in such properties and assets and all such leases are in full force and effect in all material respects and, to the knowledge of the Company, constitute valid and binding obligations of the other party(ies) thereto, except as such obligations may be limited by bankruptcy, insolvency, reorganization, moratorium or other similar laws affecting or relating to creditors’ rights generally, and the availability of injunctive relief and other equitable remedies.  Neither the Company nor any of its Subsidiaries nor, to the Company’s knowledge, any other party thereto is in violation in any material respect of any of the terms of any such lease.

3.18   Real Property.

(a)    The Company Disclosure Schedule contains, as of the date hereof, (i) a list of all material real property and interests in real property owned in fee by the Company or any of its Subsidiaries (the “Owned Real Property”), and (ii) a list of all material real property and interests in real property leased by the Company or any of its Subsidiaries or in which the Company has any rights (the “Leased Real Property” and together with the Owned Real Property, the “Real Property”).  The Real Property listed on the Company Disclosure Schedule includes all interests in real property used in or necessary for the conduct of the businesses and operations of the Company and its Subsidiaries as currently conducted.

(b)   With respect to each parcel of Owned Real Property:

(i)    The Company or one of its Subsidiaries has valid title to each such parcel of Owned Real Property free and clear of all Liens, except Permitted Liens.

(ii)   To the knowledge of the Company, all buildings, structures and facilities located on, and improvements to, such parcel of Owned Real Property do not encroach on any easement, right of way or other encumbrance which burdens any portion of the Owned Real Property and no structures, facilities or other improvements on any parcel adjacent to the Owned Real Property encroach onto any portion of the Owned Real Property other than any encroachments that, individually or in the aggregate, would not reasonably be expected to have a Company Material Adverse Effect.

(iii)  There are no outstanding options or rights of first refusal to purchase any Owned Real Property.

(c)    With respect to Leased Real Property, the Company has made available to Parent a true and complete copy of each real property lease pursuant to which the Company or any Subsidiary of the Company is a party or by which any of them is bound (each, a “Lease”). The Company or one of its Subsidiaries has peaceful, undisturbed and exclusive possession of the Leased Real Property, except where the failure to have such possession, individually or in the aggregate, would not reasonably be expected to have a Company Material Adverse Effect.

(d)   The uses for which the buildings, facilities and other improvements located on the Real Property are zoned do not restrict or impair in any material respect the use of the Real Property for purposes of the business conducted by the Company and its Subsidiaries.  Neither the Company nor any of its Subsidiaries has received any written notice from any Governmental Entity or other Person that the Real Property does not comply with all applicable building and zoning codes, deed restrictions, ordinances and rules, except for any non-compliance that, individually or in the aggregate, would not reasonably be expected to have a Company Material Adverse Effect.

(e)    No Governmental Entity having the power of eminent domain over the Real Property has provided written notice to the Company that it intends to exercise the power of eminent domain or a similar power with respect to all or any part of the Real Property.

(f)    The Real Property is in suitable condition for the businesses of the Company and its Subsidiaries as currently conducted, except where any failure to be in suitable condition, individually or in the aggregate, would not reasonably be expected to have a Company Material Adverse Effect.

3.19   Intellectual Property.

(a)    As used in this Agreement, “Intellectual Property” means: (i) confidential and proprietary information and materials, including inventions (whether or not patentable), trade secrets, technical data, databases, customer lists, designs, tools, methods, processes, technology, ideas, know-how, source code and product road maps (“Proprietary Information”); (ii) trademarks and service marks (whether or not registered), trade names, logos, trade dress and other source or business identifiers and all goodwill associated therewith (“Marks”); (iii) documentation, marketing materials, web-sites, specifications, mask works, drawings, graphics, databases, recordings and other works of authorship, whether or not protected by Copyright; (iv) computer programs, including any and all software implementations of algorithms, models and methodologies, whether in source code or object code, design documents, flow-charts, user manuals and training materials relating thereto and any translations thereof; and (v) all forms of legal rights and protections that may be obtained for, or may pertain to, the Intellectual Property set forth in clauses (i) through (iv) in any country of the world (“Intellectual Property Rights”), including all letters patent, patent applications, provisional patents, design patents, PCT filings, invention disclosures and other rights to inventions or designs (“Patents”), all registered and unregistered copyrights in both published and unpublished works (“Copyrights”), all trademark rights, trade secret rights, mask work rights, moral rights or other literary property or authors rights, and all applications, registrations, issuances, divisions, continuations, renewals, reissuances and extensions of the foregoing.

(b)   The Company and/or one or more of its Subsidiaries (i) solely own in all material respects free and clear of Liens the entire right, interest and title to all Intellectual Property that is used in and necessary for the businesses of the Company and its Subsidiaries as such businesses are currently conducted (including the design, manufacture, license and sale of all products currently in production and, to the knowledge of the Company, under development) except for any obligations under licenses with respect to Intellectual Property, or (ii) otherwise rightfully use or otherwise enjoy in all material respects such Intellectual Property pursuant to the terms of a valid and enforceable license (collectively, the “Company Intellectual Property”).

(c)    All registration, maintenance and renewal fees related to Patents, Marks or Copyrights that are used in and necessary for the businesses of the Company and its Subsidiaries and that have been applied for and/or issued or granted (“Company Registered Items”) that are currently due have been paid and all documents and certificates related to such Company Registered Items have been filed with the relevant Governmental Entity or other authorities in the United States or foreign jurisdictions, as the case may be, for the purposes of maintaining such Company Registered Items.  All

Company Registered Items are held in compliance in all material respects with all applicable legal requirements and enforceable in all material respects by the Company and/or one or more of its Subsidiaries.

(d)   The Company has not received any written assertions within the past six years that any Company Intellectual Property is invalid or unenforceable.

(e)    To the knowledge of the Company, none of the products or services developed manufactured, sold, distributed, provided, shipped or licensed by the Company or any of its Subsidiaries, or which are under development, has infringed or infringes upon, or otherwise unlawfully used or uses, the Intellectual Property Rights of any third party.  To the knowledge of the Company, neither the Company nor any of its Subsidiaries, by conducting its business as currently conducted, has infringed or infringes upon, or otherwise unlawfully used or uses, any Intellectual Property Rights of a third party in any material respect.

(f)    The Company and its Subsidiaries have taken reasonable steps to protect and preserve in all material respects the confidentiality of all Proprietary Information owned by the Company or any of its Subsidiaries that is not covered by an issued Patent or pending application and that is used in the businesses of the Company and its Subsidiaries.

3.20   Labor Matters.

(a)    Section 3.20(a) of the Company Disclosure Schedule lists each labor or collective bargaining Contract to which the Company or any of its Subsidiaries is a party or by which the Company or any of its Subsidiaries is bound (individually a “Company CBA” and collectively “Company CBAs”).

(b)   To the knowledge of the Company: (i) there are no pending or threatened labor disputes, work stoppages, lockouts, requests for representation, union organizing campaigns, pickets, work slow-downs due to labor disagreements or any actions or arbitrations which involve the labor or employment relations of the Company or any of its Subsidiaries; (ii) there is no unfair labor practice charge or complaint pending, unremedied, unresolved or threatened before the National Labor Relations Board; (iii) there are no pending or unremedied grievances, arbitrations, or labor and employment lawsuits (including lawsuits relating to wages, hours, terms and conditions of employment, employee benefits, immigration, non-discrimination, collective bargaining, mass layoffs, plant closings, and occupational safety and health) that could reasonably be expected to impose a liability in excess of $100,000 with respect to any individual claim or $300,000 in the aggregate; and (iv) there is no pending or, to the knowledge of the Company, threatened governmental investigation, proceeding, claim, suit or other legal action relating to the Company’s compliance with labor and employment laws that could reasonably be expected to impose a liability in excess of $100,000 with respect to any individual claim or $300,000 in the aggregate.

3.21   Environmental.

(a)    As used in this Agreement, the following words and terms have the following definitions:

(i)    “CERCLA” means the Comprehensive Environmental Response, Compensation, and Liability Act, 42 U.S.C. Section 9601 et seq.

(ii)   “Environment” means all air, surface water, groundwater, land, including land surface or subsurface, including all fish, wildlife, biota and all other natural resources.

(iii)  “Environmental Action” means any claim, proceeding or other Action brought or threatened in writing under any Environmental Law.

(iv)  “Environmental Clean up Site” means any location that is listed on the National Priorities List, listed as an “Active” site on the Comprehensive Environmental Response, Compensation and Liability Information System list, or on any equivalent state or foreign list of sites currently requiring investigation or cleanup but excluding any location for which a no further action letter, closure letter or similar documentation has been issued but such exclusion is only to the extent and scope of such no further action or closure letter or similar documentation.

(v)    “Environmental Laws” means any and all Applicable Laws and Governmental Authorizations issued, promulgated or entered into by any Governmental Entity relating to the Environment, preservation or reclamation of natural resources, or to the management, handling, use, generation, treatment, storage, transportation, disposal, manufacture, distribution, formulation, packaging, labeling, Release or threatened Release of Hazardous Substances now existing, including:  CERCLA; the Federal Water Pollution Control Act, 33 U.S.C. Section 1251 et seq.; the Clean Air Act, 42 U.S.C.  Section 7401 et seq.; the Toxic Substances Control Act, 15 U.S.C. Section 2601 et seq.; the Emergency Planning and Community Right to Know Act of 1986, 42 U.S.C. Section 11001 et seq.; the Safe Drinking Water Act, 42 U.S.C. Section 300(f) et seq.; the Hazardous Materials Transportation Act, 49 U.S.C. Section 1801 et seq.; the Federal Insecticide, Fungicide and Rodenticide Act 7 U.S.C. Section 136 et seq.; the Resource Conservation and Recovery Act of 1976, 42 U.S.C. Section 6901 et seq.; the Oil Pollution Act of 1990, 33 U.S.C. Section 2701 et seq.; and any similar or implementing foreign, state or local law or regulations promulgated thereunder; and any common law doctrine, including negligence, nuisance, trespass, personal injury, or property damage related to or arising out of the presence, Release, or exposure to Hazardous Substances.

(vi)  “Environmental Liabilities” means liabilities based upon or arising out of (A) the ownership or operation of the business of the Company or any of its Subsidiaries or (B) the ownership, operation or condition of the Real Property or any other real property currently or formerly owned, operated or leased by the Company or any of its Subsidiaries, in each case to the extent based upon or arising out of (i) Environmental Law, (ii) a failure to obtain, maintain or comply with any Environmental Permit or (iii) a Release of any Hazardous Substance into the Environment, whether on-site or at an off-site disposal or treatment site.

(vii) “Environmental Permit” means any Governmental Authorization under Environmental Law.

(viii)  “Hazardous Substances” means all material, substance or waste that is classified, regulated or characterized as hazardous, toxic, pollutant or contaminant under Environmental Laws, including petroleum and petroleum products (including crude oil or any fraction thereof), asbestos or asbestos containing materials.

(ix)  “Release” means any spilling, leaking, pumping, pouring, emitting, emptying, discharging, injecting, escaping, leaching, dumping or disposing of Hazardous Substances into the Environment.

(b)   Except as would not be reasonably expected to have a Company Material Adverse Effect:

(i)    Each of the Company and its Subsidiaries is and, since January 1, 2002, has been in compliance with Environmental Laws, which compliance includes obtaining, maintaining and complying with all Environmental Permits required in connection with its operations and the Real Property;

(ii)   There are no pending or, to the Company’s knowledge, threatened Environmental Actions against or affecting the Company or any of its Subsidiaries.  To the Company’s

knowledge, there are no facts or circumstances which reasonably could be expected to form the basis for a material Environmental Action against the Company or any of its Subsidiaries;

(iii)  Neither the Company nor any of its Subsidiaries has entered into, agreed to or is the subject of any Order, which remains in effect with prospective requirement, relating to compliance with any Environmental Law or to investigation or cleanup of a Hazardous Substance under any Environmental Law;

(iv)  No Lien has been attached to, or asserted against, the assets, property or rights of the Company or any of its Subsidiaries pursuant to any Environmental Law;

(v)    Neither the Company nor any of its Subsidiaries has received a CERCLA 104(e) information request nor has the Company or any of its Subsidiaries been named a potentially responsible party for any National Priorities List site under CERCLA or any site under analogous state law.  Neither the Company nor any of its Subsidiaries has received an analogous notice or request from any non U.S. Governmental Entity;

(vi)  Neither the Company nor any of its Subsidiaries has received written notice from a Governmental Entity that it is considered to be a potentially responsible party at any National Priorities List site under CERCLA or at any equivalent state list site as a result of its transporting or arranging for the treatment, storage, handling, disposal, or transportation of any Hazardous Substance to any off site location which is an Environmental Clean up Site;

(vii) None of the Real Property is an active Environmental Clean Up Site requiring actions other than investigation, remediation, periodic monitoring and reporting, which activities have been disclosed to Parent; and

(viii)  The Company has provided or made available to Parent prior to the closing true and complete copies of, or access to, all material written environmental assessment materials and reports that have been prepared by or on behalf of the Company or any of its Subsidiaries in the past five (5) years.

(c)    This Section 3.21 shall constitute the sole and exclusive representation and warranty relating to environmental matters including matters related to Environment, Environmental Laws, Hazardous Substances, Environmental Actions and Environmental Clean Up Sites.

3.22   Related Party Transactions.   There are no Contracts by the Company or any of its Subsidiaries with, or for the benefit of, any officer or director of the Company or, to the knowledge of the Company, any Affiliate of any of them, except in each case, for (a) employment agreements, fringe benefits and other compensation paid to directors, officers and employees consistent with previously established policies, (b) reimbursements of ordinary and necessary expenses incurred in connection with their employment or service, and (c) amounts paid pursuant to Company Benefit Plans.

3.23   Certain Business Practices.   Since January 1, 2005, neither the Company nor any of its Subsidiaries nor, to the knowledge of the Company, any director, officer, agent or employee of the Company or any of its Subsidiaries has, in the course of his or her duties on behalf of the Company or any of its Subsidiaries (i) used any funds for unlawful contributions, gifts, entertainment or other expenses relating to political activity or for the business of the Company or any of its Subsidiaries, (ii) made any bribe or kickback, illegal political contribution, unlawful payment from corporate funds to foreign or domestic government officials or employees or to foreign or domestic political parties or campaigns or violated any provision of the Foreign Corrupt Practices Act of 1977, or (iii) made any other unlawful payment.

3.24   Insurance.

(a)    The Company Disclosure Schedule sets forth, as of the date of this Agreement, an accurate and complete list of each insurance policy, binder of insurance and fidelity bond which covers the Company or any of its Subsidiaries or their respective businesses, properties, assets, directors or employees (the “Policies”).

(b)   The Company Disclosure Schedule describes any self-insurance arrangement by or affecting the Company or any of its Subsidiaries, including any reserves thereunder, and describes the loss experience for all claims that were self-insured in the current year and the preceding three years.

(c)    To the knowledge of the Company, all Policies are enforceable in accordance with their terms, except as such enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium or other similar laws affecting or relating to creditors’ rights generally, and the availability of injunctive relief and other equitable remedies.  To the knowledge of the Company, such Policies are sufficient for compliance with all laws and Contracts to which the Company or any of its Subsidiaries is a party or by which it is bound.

(d)   Neither the Company nor any of its Subsidiaries has received a written notice of cancellation of any Policy or of any material changes that are required in the conduct of the business of the Company or any of its Subsidiaries as a condition to the continuation of coverage under, or renewal of, any such Policy.  To the knowledge of the Company, there is no existing default or event which, with the giving of notice or lapse of time or both, would constitute a default under any Policy or entitle any insurer to terminate or cancel any Policy.  The Company has not received written notice of any threatened termination of, or material premium increase with respect to, any Policy and none of such Policies provides for retroactive premium adjustments.

3.25   Product Warranty.

(a)    To the knowledge of the Company, there are no warranties (express or implied) outstanding with respect to any products currently or formerly manufactured, sold, distributed, provided, shipped or licensed (“Products”), or any services rendered, by the Company or any of its Subsidiaries, except (x) those set forth in the standard conditions of sale or service, (y) those for which reserves have been established on the Company Financial Statements in accordance with GAAP, or (z) those implied by Applicable Law.

(b)   To the knowledge of the Company, (i) each Product manufactured, sold, distributed, provided, shipped or licensed, or service rendered, by the Company or any of its Subsidiaries has been in conformity in all material respects with all applicable contractual commitments and warranties, (ii) there are no material design, manufacturing or other defects, latent or otherwise, with respect to any Products and (iii) each Product that has been manufactured, sold, distributed, provided, shipped or licensed prior to Closing contains all warnings required by Applicable Law and such warnings are in accordance with reasonable industry practice.

3.26   Opinion of Financial Advisor.   The financial advisor to the Company, Goldman, Sachs & Co. (the “Company Financial Advisor”), has delivered to the Company an opinion, dated the date of this Agreement, to the effect that, as of such date and based upon and subject to the qualifications and assumptions set forth therein, the Merger Consideration is fair from a financial point of view to the Company Stockholders.

3.27   Brokers or Finders.   There is no investment banker, broker, finder, financial advisor or other intermediary which has been retained by or is authorized to act on behalf of the Company or the Company Stockholders who is entitled to any fee or commission in connection with the transactions contemplated by this Agreement, other than the Company Financial Advisor.

3.28   Antitakeover Statutes.   Assuming the representation in Section 4.8 is true, the Company has taken all action necessary to exempt the Merger, this Agreement and the transactions contemplated hereby from Section 203 of the DGCL.  Neither such Section nor any other anti-takeover or similar law applies to any of those transactions.  No other “control share acquisition,” “fair price,” “moratorium” or other anti-takeover laws apply to this Agreement or any of the transactions contemplated hereby.  The Company has no rights plan, “poison-pill” or other similar agreement or arrangement.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF PARENT

Parent represents and warrants to the Company that:

4.1   Organization and Good Standing.   Each of Parent and Merger Sub is a corporation duly organized, validly existing and in good standing under the laws of the state of its incorporation and has all corporate powers required to carry on its business as now conducted.  Since the date of its incorporation, Merger Sub has not engaged in any activities other than in connection with or as contemplated by this Agreement.

4.2   Authority and Enforceability.   Each of Parent and Merger Sub has all requisite corporate power and authority to enter into this Agreement, to perform its obligations hereunder and to consummate the transactions contemplated hereby. The execution, delivery and performance by each of Parent and Merger Sub of this Agreement and the consummation by each of them of the transactions contemplated hereby have been duly authorized by all necessary corporate action on the part of Parent and Merger Sub.  This Agreement has been duly executed and delivered by each of Parent and Merger Sub and assuming the due execution of this Agreement by the Company, constitutes the valid and binding obligation of each of them, enforceable against Parent and Merger Sub in accordance with its terms, except as such enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium or other similar laws affecting or relating to creditors’ rights generally, and the availability of injunctive relief and other equitable remedies.

4.3   Governmental Authorizations.   The execution, delivery and performance by Parent and Merger Sub of this Agreement and the consummation by Parent and Merger Sub of the transactions contemplated hereby require no action by or in respect of, or filing with, any Governmental Entity, other than (i) compliance with the applicable requirements of (A) the HSR Act and (B) the Other Antitrust Laws, (ii) the filing of the Certificate of Merger with the Delaware Secretary of State, (iii) such filings under the Exchange Act and the Securities Act as may be required in connection with this Agreement and the transactions contemplated hereby and (iv) such filings under the rules of the NYSE as may be required in connection with this Agreement and the transactions contemplated hereby.

4.4   Non-Contravention.   The execution, delivery and performance by Parent and Merger Sub of this Agreement and the consummation by Parent and Merger Sub of the transactions contemplated hereby do not and will not (i) contravene, conflict with, or result in any violation or breach of any provision of the certificate of incorporation or bylaws of Parent or Merger Sub, (ii) assuming compliance with the matters referred to in Section 4.3, contravene, conflict with or result in a violation or breach of any provision of any Applicable Law or Order, (iii) require any consent or other action by any Person under, constitute a default, or an event that would, with or without notice or lapse of time or both, constitute a default under, or cause or permit the termination, cancellation, acceleration or other change of any right or obligation or the loss of any benefit to which Parent or any of its Subsidiaries is entitled under, any provision of any Contract binding upon Parent or Merger Sub, or any Governmental Authorization affecting Parent or Merger Sub, with such exceptions, in the case of each of clauses (ii) and (iii) above, as would not reasonably be expected to prevent, materially delay or materially impair Parent’s or Merger Sub’s ability to consummate the transactions contemplated by this Agreement.

4.5   Proxy Statement.   The information with respect to Parent and any of its Subsidiaries that Parent furnishes to the Company in writing specifically for use in the Proxy Statement will not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements made therein, in the light of the circumstances under which they were made, not misleading, as supplemented or amended, if applicable, at each of (i) the time such Proxy Statement or any amendment or supplement thereto is first mailed to stockholders of the Company and (ii) at the time such stockholders vote on adoption of this Agreement.

4.6   Availability of Funds.   As of the Closing Date Parent will have sufficient cash, available lines of credit or other sources of immediately available funds to enable it to pay the aggregate Merger Consideration pursuant to Article II and otherwise consummate the transactions contemplated by this Agreement.

4.7   Brokers or Finders.   Except for JP Morgan Securities, whose fees will be paid by Parent, there is no investment banker, broker, finder, financial advisor or other intermediary that has been retained by or is authorized to act on behalf of Parent who is entitled to any fee or commission in connection with the transactions contemplated by this Agreement.

4.8   Antitakeover Statutes.   None of Parent, Merger Sub or any of their respective “affiliates” or “associates” is, or has been within the last three years, an “interested stockholder” of the Company as those terms are defined in Section 203 of the DGCL.

ARTICLE V

COVENANTS OF THE COMPANY

5.1   Conduct of the Business.   From the date of this Agreement until the Effective Time, the Company shall, and shall cause each of its Subsidiaries to, conduct its business in the ordinary course consistent with past practice and in compliance with Applicable Laws, use commercially reasonable efforts to (i) preserve intact its assets and business organization, (ii) maintain in effect all of its material Governmental Authorizations, (iii) keep available the services of its directors and officers and employees in the aggregate and (iv) maintain satisfactory relationships with its customers, partners, suppliers, distributors and others having material business relationships with it; provided, that the Company’s inability to keep available any such services or maintain any such relationships after using commercially reasonable efforts shall not be a breach of this Section 5.1.  Without limiting the generality of the foregoing, from the date of this Agreement until the Effective Time, except as set forth in Section 5.1 of the Company Disclosure Schedule or with the prior written consent of Parent (which consent, in the cases of subparagraph (e), (h), (j), (k), (l), (m), (o) and, solely with respect to matters covered by the foregoing subparagraphs, (p), shall not be unreasonably withheld, conditioned or delayed), the Company shall not, nor shall it permit any of its Subsidiaries to:

(a)    amend its certificate of incorporation, bylaws or other comparable charter or organizational documents (whether by merger, consolidation or otherwise);

(b)   (i) declare, set aside or pay any dividends on, or make any other distributions (whether in cash, stock, property or otherwise) in respect of any shares of capital stock of the Company or any of its Subsidiaries, other than dividends and distributions by a direct or indirect wholly-owned Subsidiary of the Company to its parent, (ii) split, combine or reclassify any shares of capital stock of the Company or any of its Subsidiaries or (iii) purchase, redeem or otherwise acquire any Company Securities or Company Subsidiary Securities;

(c)    (i) issue, deliver, sell, grant, pledge, transfer, subject to any Lien or otherwise encumber or dispose of any Company Securities or Company Subsidiary Securities, other than the issuance of shares of Company Common Stock upon the exercise of Company Stock Options that are outstanding on the date of this Agreement or (ii) amend any term of any Company Security or any Company Subsidiary Security (in each case, whether by merger, consolidation or otherwise);

(d)   adopt a plan or agreement of, or resolutions providing for or authorizing, complete or partial liquidation, dissolution, merger, consolidation, restructuring, recapitalization or other reorganization;

(e)    incur any capital expenditures or any obligations or liabilities in respect thereof, except for (i) those contemplated by the capital expenditure budget of the Company that has been provided to Parent and (ii) other capital expenditures not to exceed $10,000,000 in the aggregate, exclusive of any such expenditures covered by insurance;

(f)    (i) acquire (including by merger, consolidation or acquisition of stock or assets) any interest (other than an interest in its capacity as a creditor in a bankruptcy, reorganization or similar proceeding) in any corporation, partnership, other business organization or division thereof or any material operating assets, or (ii) merge or consolidate with any other Person;

(g)    sell, lease, license, pledge, transfer, subject to any Lien (other than Permitted Liens) or otherwise dispose of any Subsidiary or any material operating assets or properties;

(h)   (i) increase the compensation, bonus or other benefits of any directors, officers or employees, other than in accordance with the terms of the Company CBAs and other increases to non-executive employees in the ordinary course of business, consistent with past practices, (ii) increase any severance, change of control or termination pay or benefits, (iii) enter into any employment, deferred compensation or other similar agreement, other than “at will” employment arrangements, or amend any such existing agreement, with any director, officer or employee (iv) establish, adopt or enter into any Company Benefit Plan (other than offer letters for “at will” employment without severance benefits, other than severance benefits available under the Company Benefit Plans in existence on the date of this Agreement) or collective bargaining agreement, or amend (except as would not reasonably be expected to increase any benefit payable thereunder or any administrative expense thereof) any Company Benefit Plan or Company CBA, (v) other than as a result of entering into, or as contemplated by, this Agreement, take any action to accelerate any rights or benefits or take any action to fund or in any other way secure the payment of compensation or benefits under any Company Benefit Plan, or (vi) make any Person a beneficiary of any retention or severance plan under which such Person is not as of the date of this Agreement a beneficiary which would entitle such Person to payments, vesting, acceleration or any other right as a consequence of consummation of the transactions contemplated by this Agreement and/or termination of employment;

(i)    make any change in any method of accounting principles, method or practices, except for any such change required by reason of a concurrent change in GAAP, or as required by the Public Company Accounting Oversight Board, by Regulation S-X under the Exchange Act, or interpretations of GAAP as announced by the Financial Accounting Standards Board, in each case, as agreed to by the Company’s independent auditor;

(j)     make any loans, advances or capital contributions to, or investments in, any other Person other than advances to employees in the ordinary course of business and loans, advances or capital contributions to the Company or any of its wholly-owned Subsidiaries and other than investments required pursuant to the terms of Material Contracts as in effect on the date of this Agreement, together with such modifications to any such Material Contracts expressly permitted by this Section 5.1;

(k)   create, incur, assume, suffer to exist or otherwise be liable with respect to any Indebtedness, other than as contemplated by the Company’s 2007 base action plan or otherwise in the ordinary course of business consistent with past practice in an amount not to exceed $5,000,000 in the aggregate; provided, that all such Indebtedness is prepayable at any time by the Company without penalty or premium;

(l)    enter into, terminate, renew, amend or modify in any material respect or fail to enforce any material term of any Material Contract;

(m)  (i) pay, discharge, settle or satisfy any material claims, liabilities or obligations (whether absolute, accrued, asserted or unasserted, contingent or otherwise), other than the payment, discharge, settlement or satisfaction in the ordinary course of business consistent with past practice, or as required by their terms as in effect on the date of this Agreement, of claims, liabilities or obligations reserved against on the Company Balance Sheet (for amounts not in excess of such reserves) or incurred since the date of such financial statements in the ordinary course of business consistent with past practice, in each case, the payment, discharge, settlement or satisfaction of which does not include any obligation (other than the payment of money) to be performed by the Company or any of its Subsidiaries following the Closing Date or (ii) waive, relinquish, release, grant, transfer or assign any right of material value;

(n)   make or change any material Tax election, change any annual tax accounting period, adopt or change any method of tax accounting, amend any material Tax Returns, enter into any material closing agreement, or settle any material Tax claim, audit or assessment;

(o)   institute, settle, or agree to settle any material litigation, investigation, arbitration, proceeding, or other claim pending or threatened before any arbitrator, court or other Governmental Entity;

(p)   authorize, resolve, commit or agree to take any of the foregoing actions.

Nothing contained in this Agreement shall give Parent, directly or indirectly, the right to control or direct the operations of the Company prior to the Effective Time.  Prior to the Effective Time, the Company shall exercise, consistent with the terms and conditions of this Agreement, complete control and supervision over its and its Subsidiaries’ respective operations.

5.2   Access to Information.   Subject to Applicable Laws relating to the exchange of information and the terms of the Confidentiality Agreement by and between Parent and the Company dated January 23, 2007 (the “Confidentiality Agreement”), upon reasonable notice, the Company shall, and shall cause its Subsidiaries to, afford to Parent’s officers, directors, employees, accountants, counsel, consultants, advisors and agents (“Representatives”) reasonable access to and the right to reasonably inspect, during normal business hours, all of the Real Property, properties, assets, records, Contracts and other documents related to the Company and its Subsidiaries, and shall permit them to consult with the officers, employees, accountants, counsel and agents of the Company and its Subsidiaries; provided, however, for the avoidance of doubt, Parent and Parent’s Representatives (including environmental consultants) shall not be allowed to undertake any invasive environmental investigations, which means for the sake of clarity, no sampling of the environment, including soil, groundwater, surface water, sediments or air emissions or building materials at the Real Property.  Subject to Applicable Laws, the Company shall furnish to Parent all such material documents and copies of material documents and records and information with respect to the Company and its Subsidiaries and copies of any working papers relating thereto as Parent may reasonably request and which can be provided without undue expense.  All requests for access to individuals and information under this Section 5.2 shall be directed solely to Robert Spears or such persons as he may designate.  Neither the Company nor any of its Subsidiaries shall be required to provide access to or to disclose information where such access or disclosure would violate or prejudice the rights of its customers, jeopardize the attorney-client privilege of the institution in possession or control of such information or contravene any Applicable Laws.  Any such investigation pursuant to this Section 5.2 shall be conducted in such a manner as not to interfere unreasonably with the business or operations of the Company and its Subsidiaries.

5.3   Nonsolicitation.

(a)    Subject to Section 5.3(b), except with respect to this Agreement and the transactions contemplated hereby, the Company agrees that it will not, and it will cause its Subsidiaries and its and their respective Representatives not to: (i) initiate, solicit, encourage or seek, directly or indirectly, any inquiries relating to or the making or implementation of any Third Party Proposal; (ii) engage in any negotiations concerning, or provide any information or data to, or have any substantive discussions with, any Person (other than Parent and its Representatives) relating to a Third Party Proposal; (iii) otherwise knowingly cooperate in or knowingly facilitate any effort or attempt to make, implement or accept any proposal or offer that constitutes, or may reasonably be expected to lead to, any Third Party Proposal; (iv) enter into a Contract with any Person relating to a Third Party Proposal or (v) release any third party from, or waive any provision of, any confidentiality or standstill agreement to which it is a party. The Company will immediately cease, and will cause its Subsidiaries and Representatives immediately to cease, any and all existing activities, discussions or negotiations with any third parties conducted heretofore with respect to (or reasonably likely to lead to) any Third Party Proposal.  “Third Party Proposal” means any Contract, proposal or offer (including any proposal or offer to the stockholders of the Company) with respect to a proposed or potential Acquisition Transaction.  “Acquisition Transaction” means: (A) any sale, lease or other disposition, direct or indirect (and however structured), of any business or assets of the Company and/or any of its Subsidiaries (which business or assets represent 15% or more of the consolidated revenues, net income or assets of the Company and its Subsidiaries, taken as a whole), (B) any tender offer (including a self-tender offer) or exchange offer that, if consummated, would result in a third party beneficially owning 15% or more of any class of securities of the Company, (C) a merger, consolidation, share exchange, business combination, reorganization, joint venture, recapitalization, liquidation, dissolution or other similar transaction involving the Company and/or any of its Subsidiaries (which Subsidiaries represent 15% or more of the consolidated revenues, net income or assets of the Company and its Subsidiaries, taken as a whole), (D) the issuance, sale or other disposition, direct or indirect (and however structured), of securities (or securities or other rights convertible into, or exercisable or exchangeable for, such securities) representing 15% or more of the voting power or capital stock of the Company and/or any of its Subsidiaries (which Subsidiaries represent 15% or more of the consolidated revenues, net income or assets of the Company and its Subsidiaries, taken as a whole) or (E) any combination of the foregoing (other than the Merger or any other transaction by or on behalf of Parent or Merger Sub).

(b)   Notwithstanding the foregoing, prior to the adoption of this Agreement by the Company Stockholders, in response to an unsolicited bona fide written Third Party Proposal made after the date hereof that the Company’s Board of Directors determines in good faith (after consultation with a financial advisor of nationally recognized reputation and outside legal counsel) constitutes or is reasonably likely to lead to a Superior Proposal, the Company may, after giving Parent prompt notice of such determination, (i) furnish information with respect to the Company and its Subsidiaries to the Person making such Third Party Proposal (and its Representatives) pursuant to a confidentiality and standstill agreement on terms no less favorable to the Company than those contained in the Confidentiality Agreement and containing additional provisions that expressly permit the Company to comply with the terms of this Section 5.3 (a copy of which confidentiality agreement shall be promptly (and in all events within 24 hours) provided for informational purposes only to Parent’s outside legal counsel); provided, that (A) prior to providing any information or data to any Person or entering into discussions or negotiations with any Person, the Company notifies Parent promptly of any such inquiry, proposal or offer received by, any such information requested from, or any such discussions or negotiations sought to be initiated or continued with, the Company or any of its officers, directors, employees, advisors and agents indicating, in connection with such notice, the material terms and conditions of the Third Party Proposal and the identity of the Person making such Third Party Proposal and (B) subject to Applicable Laws relating to the exchange of information, all such information (to the extent such information has not been previously provided or otherwise made available to Parent) is provided or made available to Parent, as the case may be, substantially concurrent with the time it is provided or made available to such Person, as the case may be, and (ii) participate in discussions or negotiations with the Person making such Third Party Proposal (and its Representatives) regarding such Third Party Proposal; provided, that the Company shall keep Parent reasonably informed, on a prompt basis, of the status and material terms of any such proposals or offers and the status of any such discussions or negotiations and will notify Parent promptly of any determination by the Board of the Directors of the Company that a Superior Proposal has been made.  For purposes of this Agreement, a “Superior Proposal” means an unsolicited written bona fide Third Party Proposal pursuant to which a Person (or its stockholders) would own, if consummated, all of the outstanding capital stock of the Company (or of the surviving entity in a merger or the direct or indirect parent of the surviving entity in a merger) or all or substantially all of the assets of the Company and its Subsidiaries taken as a whole containing terms that the Board of Directors of the Company determines, in its good faith judgment, after consultation with a financial advisor of nationally recognized reputation and outside legal counsel, and taking into account all legal, financial, regulatory, timing and other aspects regarding the proposal and the Person making the proposal deemed relevant by the Board of Directors of the Company (i) are terms more favorable to the Company Stockholders from a financial point of view than the terms of the Merger, and (ii) constitute a transaction that is reasonably likely to be completed as proposed.

(c)    The Board of Directors of the Company shall not (i) withdraw or modify or change in a manner adverse to Parent, the approval of this Agreement or recommendation by the Board of Directors of the Company that the Company Stockholders vote in favor of this Agreement, (ii) approve, recommend or cause the Company to enter into any agreement with respect to any Third Party Proposal or (iii) propose to do any of the foregoing (any such action, resolution or agreement to take such action, an “Adverse Recommendation Change”).  Notwithstanding the foregoing, at any time prior to obtaining the Company Stockholder Approval, the Board of Directors of the Company may, in response to a Superior Proposal or an Intervening Event, effect an Adverse Recommendation Change, provided that the Board of Directors determines in good faith, after consultation with outside legal counsel, that its failure to do so would be inconsistent with its fiduciary duties under Applicable Law; provided, however, if such action is in response to a Third Party Proposal that the Board of Directors determined, in its good faith judgment, constitutes a Superior Proposal, then such action may only be taken concurrently with entering into a definitive agreement providing for the consummation of a transaction with respect to such Superior Proposal and termination of this Agreement in accordance with Section 9.1(a)(iv)(B); provided, further, prior to taking such action, the Board of Directors shall have (1) given Parent at least three Business Days’ prior written notice (the “Notice Period”) that the Company intends to take such action, which notice shall, in the case of an Intervening Event, include information describing such Intervening Event in reasonable detail, and provided Parent with a reasonable opportunity to respond to any such Superior Proposal or Intervening Event (which response could include a proposal to revise the terms of the transactions contemplated hereby) and (2) fully considered, to the extent deemed appropriate by the Board of Directors of the Company, any such response by Parent and concluded that, notwithstanding such response, in the case of a Superior Proposal such Third Party Proposal continues to be a Superior Proposal in relation to the transactions contemplated hereby, as the terms hereof may be proposed to be revised by such response, and in the case of an Intervening Event, such event continues to constitute an Intervening Event.

(d)   For purposes of this Agreement, the term “Intervening Event” means an event, circumstance or state of facts unknown to the Board of Directors of the Company as of the date of this Agreement, which event, circumstance or state of facts becomes known to the Board of Directors of the Company prior to the Company Stockholder Approval and which causes the Board of Directors of the Company to conclude in good faith, after consultation with outside legal counsel, that its failure to effect an Adverse Recommendation Change would be inconsistent with its fiduciary duties under Applicable Law; provided, however, that in no event shall the receipt, existence or terms of a Third Party Proposal or any matter relating thereto or consequence thereof constitute an Intervening Event.

(e)    Nothing contained in this Agreement shall prohibit the Company or its Board of Directors from taking and disclosing to the Company Stockholders a position contemplated by Rules 14d-9 and 14e-2(a) promulgated under the Exchange Act; or from making any disclosure to the Company Stockholders with respect to a tender or exchange offer by a third party, if the Board of Directors of the Company determines in good faith, after consultation with its financial advisor and legal counsel, that its failure to do so would constitute a breach of Applicable Law; provided that neither the Company nor its Board of Directors, nor any committee thereof, shall approve or recommend, or propose publicly to approve or recommend, a Third Party Proposal unless the Company has first terminated this Agreement pursuant to Section 9.1(a)(iv)(B) hereof and has otherwise complied with the provisions thereof.

5.4   Company Stockholder Meeting; Proxy Statement.

(a)    The Company shall establish a record date for, duly call, give notice of, convene and hold a meeting of its stockholders (the “Company Stockholder Meeting”), for the purpose of voting on adoption of this Agreement.  Subject to Section 5.3, the Board of Directors of the Company shall recommend adoption of this Agreement by the Company’s stockholders.  In connection with such meeting, the Company shall, as promptly as practicable after the date hereof, prepare and file the Proxy Statement with the SEC.  The Company shall, as promptly as practicable after the date hereof, (i) use its reasonable best efforts to (A) have the Proxy Statement cleared by the SEC, (B) mail to its stockholders as promptly as practicable the Proxy Statement and all other proxy materials for the Company Stockholder Meeting and (C) if necessary in order to comply with applicable securities laws, after the Proxy Statement shall have been so mailed, promptly circulate amended or supplemental proxy material, and, if required in connection therewith, resolicit proxies, (ii) use its reasonable best efforts to obtain the Company Stockholder Approval and (iii) otherwise comply with all legal requirements applicable to the Company Stockholder Meeting.

(b)   Parent and its counsel shall be given a reasonable opportunity to review and comment on the Proxy Statement before such document (or any amendment or supplement thereto) is filed with the SEC, and the Company shall include in such document any comments reasonably proposed by Parent and its counsel.  The Company shall (i) as promptly as practicable after receipt thereof, provide Parent and its counsel with copies of any written comments, and advise Parent and its counsel of any oral comments, with respect to the Proxy Statement (or any amendment or supplement thereto) received from the SEC or its staff (“SEC Comments”), (ii) provide Parent and its counsel a reasonable opportunity to review the Company’s proposed response to the SEC Comments, (iii) include in the Company’s written response to the SEC Comments any comments reasonably proposed by Parent and its counsel, and (iv) provide Parent and its counsel a reasonable opportunity to participate in any discussions or meetings with the SEC with respect to the SEC Comments.

ARTICLE VI

COVENANTS OF PARENT

6.1   Delisting and Deregistration.   Parent shall use its reasonable best efforts to cause the Company Common Stock to be no longer listed on the NYSE and to be deregistered under the Exchange Act as soon as practicable following the Effective Time.

6.2   Indemnification.

(a)    From and after the Effective Time, Parent and the Surviving Corporation shall, and Parent shall cause the Surviving Corporation to, to the fullest extent permitted by Applicable Law, indemnify, defend and hold harmless, and provide advancement of expenses to, each Person who was, is now or who becomes prior to the Effective Time, an officer, director or employee of the Company or any of its Subsidiaries (the “Indemnified Parties”) against all losses, claims, damages, costs, fees, disbursements, expenses, liabilities or judgments or amounts that are paid in settlement of, investigation of or otherwise in connection with, including preparation for defending against, any Action that is based in whole or in part on, or arises in whole or in part out of, the fact that such Person is or was a director, officer or employee of the Company or any of its Subsidiaries, and pertaining to any matter existing or occurring, or any acts or omissions occurring, at or prior to the Effective Time, whether asserted or claimed prior to, or at or after, the Effective Time (including matters, acts or omissions occurring in connection with the approval of this Agreement and the consummation of the transactions contemplated hereby) to the same extent such Persons are entitled to be indemnified or have the right to advancement of expenses as of the date of this Agreement by the Company or any of its Subsidiaries pursuant to the certificate of incorporation and bylaws of such entity and indemnification agreements of the Company and its Subsidiaries, if any, in existence on the date hereof with any directors, officers and employees of the Company and its Subsidiaries; provided, however, that the provision of the Company’s certificate of incorporation that limits each director’s personal liability to $25,000 shall be deemed instead to limit each such director’s personal liability to $0 (other than those liabilities set forth in the certificate of incorporation that are not subject to limitation).  For purposes of this paragraph, expenses shall include fees, disbursements and expenses of counsel, consultants, advisors and expert witnesses.

(b)   At the Company’s election in consultation with Parent, (i) the Company shall obtain prior to the Effective Time prepaid “tail” insurance policies with a claims period of six (6) years from the Effective Time with respect to directors’ and officers’ liability indemnification in amount and scope (including Side A Coverage) no less favorable than the Company’s existing policies for claims arising from facts or events that occurred on or prior to the Effective Time or (ii) if the Company shall not have obtained such tail policy, for a period of six years after the Effective Time, Parent shall cause to be maintained in effect the current directors’ and officers’ liability insurance policies maintained by the Company with respect to claims arising from facts or events that occurred prior to the Effective Time (including matters, acts or omissions occurring in connection with the approval of this Agreement and the consummation of the transactions contemplated hereby); provided, that if the existing directors’ and officers’ liability insurance policy expires, is terminated or cancelled during such six-year period, Parent shall cause to be substituted therefor policies containing terms and conditions which are no less favorable to the former officers and directors of the Company and its Subsidiaries only with respect to claims arising from facts or events that occurred prior to the Effective Time (including matters, acts or omissions occurring in connection with the approval of this Agreement and the consummation of the transactions contemplated hereby);  provided, further, that if the aggregate annual premiums for such policies at any time during such period exceed 300% of the amount paid by the Company in respect of its 2007 coverage, which amount is set forth in Section 6.2(b) of the

Company Disclosure Schedule, Parent shall be required to provide such coverage as will then be available at an annual premium equal to 300% of such rate.

(c)    This Section 6.2 is intended to be for the benefit of, and shall be enforceable by, the Indemnified Parties and their heirs and personal representatives and shall be binding on Parent and the Surviving Corporation and their respective successors and assigns.

(d)   In the event the Surviving Corporation or Parent or any of their successors or assigns (i) consolidates with or merges into any other Person and shall not be the continuing or surviving corporation or entity in such consolidation or merger or (ii) transfers all or substantially all of its properties and assets to any Person, then, and in each case, proper provision shall be made so that the successors and assigns of the Surviving Corporation or Parent, as applicable, assume the indemnification obligations set forth in this Section 6.2.

6.3   Employee Matters.   Parent shall, for a period of 12 months immediately following the Effective Time, cause the Surviving Corporation and its Subsidiaries to provide employees of the Company and its Subsidiaries other than those covered by Company CBAs (the “Company Employees”) with (i) the same level of base salary as in effect on the Effective Time and (ii) employee benefit plans, programs, contracts and arrangements that are no less favorable, in the aggregate, than similar employee benefit plans, programs, contracts and arrangements provided by the Company and its subsidiaries to Company Employees prior to the Effective Time.  Parent or one of its Affiliates shall recognize the service of Company Employees with the Company prior to the Effective Time as service with Parent and its Affiliates in connection with any tax-qualified pension plan, 401(k) savings plan, welfare benefit plans and policies (including vacations and holiday policies) maintained by Parent or one of its Affiliates which is made available following the Effective Time by Parent or one of its Affiliates for purposes of any waiting period, vesting, eligibility and benefit entitlement (but excluding benefit accruals); provided, however, that with respect to any defined benefit pension plan maintained by Parent or one of its Affiliates in which any such Company Employee participates following the Effective Time, such service credit shall be measured from the earliest date that such employee commenced participation in a tax-qualified pension or savings plan maintained by the Company or one of its Affiliates.  Parent shall or, as appropriate, shall cause the Surviving Corporation to (i) waive, or cause its insurance carriers to waive, all limitations as to pre-existing and at-work conditions, if any, with respect to participation and coverage requirements applicable to Company Employees under any welfare benefit plan (as defined in Section 3(1) of ERISA) which is made available to Company Employees following the Effective Time by Parent or one of its Affiliates, and (ii) provide credit to Company Employees for any co-payments, deductibles and out-of-pocket expenses paid by such employees under the employee benefit plans, programs and arrangements of the Company and its subsidiaries during the portion of the relevant plan year including the Effective Time.  In the event Surviving Corporation or Parent or any of their successors or assigns (i) consolidates with or merges into any other Person and shall not be the continuing or surviving corporation or entity in such consolidation or merger or (ii) transfers all or substantially all of its properties and assets to any Person, then, and in each case, proper provision shall be made so that the successors and assigns of Surviving Corporation or Parent, as applicable, honor all the Company’s employment, severance, termination and deferred compensation Contracts as in effect at the Effective Time, in accordance with the terms thereof.  Notwithstanding the above, nothing in this Agreement shall alter the employment status of employees who are employed on an at-will basis, and nothing herein shall require the Surviving Corporation or its Subsidiaries to continue the employment of any person for any specific period following the Closing Date.

ARTICLE VII

COVENANTS OF THE COMPANY AND PARENT

7.1   Regulatory Approvals.

(a)    Each of the Company, Parent and Merger Sub shall promptly apply for, and use reasonable best efforts to obtain or make, as applicable, all Governmental Authorizations, Orders, declarations and filings with, and notices to, any Governmental Entity required to be obtained or made by it for the consummation of the transactions contemplated hereby.  Each party shall cooperate with and promptly furnish information to the other parties reasonably necessary in connection with any requirements imposed upon such other parties in connection with the consummation of the Merger. Without limiting the generality of the foregoing, each of the Company, Merger Sub and Parent shall, as promptly as practicable and before the expiration of any relevant legal deadline, but in no event later than 10 Business Days following the execution and delivery of this Agreement, file (i) with the United States Federal Trade Commission (the “FTC”) and the United States Department of Justice (“DOJ”), the notification and report form required for the Merger and the transactions contemplated hereby and any supplemental information requested in connection therewith pursuant to the HSR Act and (ii) with any other Governmental Entity, any other filings, reports, information and documentation required for the Merger and the transactions contemplated hereby pursuant to any Other Antitrust Laws.   Each of the Company and Parent shall furnish to each other’s counsel such necessary information and reasonable assistance as the other may reasonably request in connection with its preparation of any filing or submission that may be necessary under the HSR Act and any Other Antitrust Laws.

(b)   Each of the Company and Parent shall use its reasonable best efforts to obtain promptly any clearance required under the HSR Act and any Other Antitrust Laws for the consummation of the Merger and the transactions contemplated hereby.  Each of the Company and Parent shall keep the other apprised of the status of any communications with, and any inquiries or requests for additional information from, the FTC and the DOJ and any other Governmental Entities and shall comply promptly with any such inquiry or request, including any request for additional information.  Each of the Company and Parent shall give the other reasonable prior notice of any communication with, and any proposed understanding or agreement with, any Governmental Entity regarding any Governmental Authorizations, Orders, declarations and filings with, and notices to, any Governmental Entity, and permit the other to review and discuss in advance, and consider in good faith the views of the other in connection with, any proposed communication, understanding or agreement with any Governmental Entity with respect to the Merger and the transactions contemplated by this Agreement.

(c)    Notwithstanding the foregoing or any other provision of this Agreement, (i) Parent shall not be required to (A) consent to the divestiture, license or other disposition or holding separate (through the establishment of a trust or otherwise) of any of its or its Affiliates’ assets or any assets of the Surviving Corporation or any of its Subsidiaries or (B) consent to any other structural or conduct remedy or enter into any settlement or agree to any Order regarding antitrust matters respecting the transactions contemplated by this Agreement and (ii) neither Parent nor any of its Affiliates shall have any obligation to contest, administratively or in court, any ruling, order or other action of any Governmental Entity or any other Person respecting the transactions contemplated by this Agreement; provided, that each of the Company and Parent shall both promptly respond to the DOJ or the FTC to any request for additional information.

(d)   Each of the Company and Parent shall instruct their respective counsel to cooperate with each other and use reasonable best efforts to facilitate and expedite the identification and resolution of any issues arising under the HSR Act and the Other Antitrust Laws and the expiration of the applicable HSR Act waiting period and any waiting periods under the Other Antitrust Laws at the earliest practicable dates.  Such reasonable best efforts and cooperation include counsel’s undertaking (i) to keep each other appropriately informed of communications from and to personnel of the reviewing Governmental Entity, (ii) to confer with each other regarding appropriate contacts with and response to personnel of any Governmental Entity, and (iii) to apprise each other of the status and outcome of any meetings or conferences with any Governmental Entity.

7.2   Public Announcements.   The initial press release relating to this Agreement shall be a joint press release the text of which has been agreed to by each of Parent and the Company.  Thereafter, neither Parent nor the Company shall issue or cause the publication of any press release or otherwise make any public statements with respect to this Agreement, the Merger or the transactions contemplated by this Agreement without the prior consent of the other parties (such consent not to be unreasonably withheld, conditioned or delayed);  provided, that a party may, without such consent (but after prior consultation to the extent practicable in the circumstances), issue such press releases and make such public statements that it believes are required by Applicable Law or the rules of the NYSE. Notwithstanding the foregoing, each of Parent and the Company may make any public statement in response to questions from the press, analysts, investors or those attending industry conferences or financial analyst conference calls, make presentations at such conferences and conference calls and make internal announcements to employees, so long as such statements and announcements are consistent with previous press releases, public disclosures or public statements made jointly by the Company and Parent (or individually, if approved by the other party).

7.3   Section 16 Matters.   Prior to the Effective Time, Parent, Merger Sub and the Company shall take all steps as may be required to cause any dispositions of Company Common Stock, Company Stock Options, restricted stock units or phantom stock resulting from the Merger or the other transactions contemplated by this Agreement by each individual who will be immediately prior to the Effective Time subject to the reporting requirements of Section 16(a) of the Exchange Act with respect to the Company, to be exempt under Rule 16b-3 under the Exchange Act in accordance with the interpretative guidance of the SEC.

7.4   Notification of Certain Matters.   Each of the Company and Parent shall promptly notify the other of:

(a)    any notice or other communication from any Person alleging that the consent of such Person is or may be required in connection with the transactions contemplated by this Agreement;

(b)   any notice or other communication from any Governmental Entity in connection with the transactions contemplated by this Agreement;

(c)    any litigation, investigation, arbitration, proceeding, or other claim commenced or, to its knowledge, threatened against, relating to or involving or otherwise affecting the Company or any of its Subsidiaries, that, if pending on the date of this Agreement, would have been required to have been disclosed pursuant to Article III, or that relates to the consummation of the transactions contemplated by this Agreement;

(d)   any inaccuracy of any representation or warranty contained in this Agreement at any time during the term hereof that could reasonably be expected to cause the conditions set forth in Article VIII not to be satisfied; and

(e)    any failure of such party to comply with or satisfy any covenant, condition or agreement to be complied with or satisfied by it hereunder that could reasonably be expected to cause the conditions set forth in Article VIII not to be satisfied.

7.5   Further Assurances.   Upon the terms and subject to the conditions hereof, each of the parties hereto agrees to use reasonable best efforts to take, or cause to be taken, all action and to do, or cause to be done, all things necessary, proper or advisable under Applicable Law to consummate and make effective the transactions contemplated by this Agreement as soon as practicable.  During the period from the date of this Agreement until the earlier of the termination of this Agreement or the Effective Time, Parent shall not enter into any Contract if the effect thereof would reasonably be expected to impede or delay the receipt of the Governmental Authorizations required for the consummation of the transactions contemplated hereby.

ARTICLE VIII

CONDITIONS TO MERGER

8.1   Conditions to the Obligations of Each Party.   The obligations of Parent, Merger Sub and the Company to consummate the Merger are subject to the satisfaction (or, to the extent permissible, waiver) on or prior to the Closing Date of the following conditions:

(a)    The Company Stockholder Approval shall have been obtained.

(b)   The waiting period applicable to the consummation of the Merger under the HSR Act and any applicable waiting periods that are required to expire or terminate prior to the consummation of the Merger under the Other Antitrust Laws shall have expired or been terminated.

(c)    No Applicable Law or Order shall prohibit the consummation of the Merger.

8.2   Conditions to the Obligations of Parent and Merger Sub.   The obligations of Parent and Merger Sub to effect the Merger are subject to the satisfaction (or waiver by Parent in its sole discretion) of the following further conditions:

(a)    The representations and warranties of the Company set forth in this Agreement (without regard to materiality or Company Material Adverse Effect qualifiers contained therein), shall be true and correct at and as of the date of this Agreement and the Closing Date as if made at and as of such date (except to the extent that such representations and warranties refer specifically to an earlier date, in which case such representations and warranties shall have been true and correct as of such earlier date), except where the failure of the representations and warranties to be true and correct, individually or in the aggregate has not had and would not reasonably be expected to have a Company Material Adverse Effect; provided, that the representations and warranties set forth in Sections 3.1, 3.2 and 3.5 shall be true and correct in all material respects at and as of the date of this Agreement and the Closing Date as if made as of such date. Parent shall have received a certificate dated the Closing Date signed on behalf of the Company by the chief executive officer or the chief financial officer of the Company to the effect of the foregoing.

(b)   The Company shall have performed in all material respects all obligations required to be performed by it under this Agreement at or prior to the Closing Date. Parent shall have received a certificate dated the Closing Date signed on behalf of the Company by the chief executive officer or the chief financial officer of the Company to the effect of the foregoing.

(c)    There shall not have occurred any event, occurrence or change that has had, or would reasonably be expected to have, a Company Material Adverse Effect.

(d)   No Action shall be pending by a Governmental Entity (i) seeking to prevent consummation of the Merger, (ii) seeking to impose any limitation on the right of Parent to control the Company and its Subsidiaries or any other Affiliate of Parent, or (iii) seeking to restrain or prohibit the Company’s or Parent’s ownership or operation (or that of their respective Subsidiaries or Affiliates) of any portion of the business or assets of the Company or Parent or any of their respective Subsidiaries or Affiliates, or to compel the Company or Parent or any of their respective Subsidiaries or Affiliates to dispose of or hold separate any portion of the business or assets of the Company or Parent or any of their respective Subsidiaries or Affiliates.

8.3   Conditions to the Obligation of the Company.   The obligation of the Company to effect the Merger is subject to the satisfaction (or waiver by the Company in its sole discretion) of the following further conditions:

(a)    The representations and warranties of Parent set forth in this Agreement shall have been true and correct in all material respects at and as of the date of this Agreement and the Closing Date as if made at and as of such date (except to the extent that such representations and warranties refer specifically to an earlier date, in which case such representations and warranties shall have been true and correct in all material respects as of such earlier date), and the Company shall have received a certificate dated the Closing Date signed on behalf of Parent by the chief executive officer or chief financial officer of Parent to such effect.

(b)   Parent and Merger Sub shall have performed in all material respects all obligations required to be performed by them under this Agreement at or prior to the Closing Date. The Company shall have received a certificate signed on behalf of Parent by the chief executive officer or chief financial officer of Parent to such effect.

8.4   Frustration of Closing Conditions.   None of the Company, Parent or Merger Sub may rely on the failure of any condition set forth in Section 8.1, 8.2 or 8.3, as the case may be, to be satisfied, if such failure was caused by such party’s breach of Section 7.5 (and subject, in the case of Parent, to Section 7.1(c)).

ARTICLE IX

TERMINATION

9.1   Termination.

(a)    This Agreement may be terminated and the Merger abandoned at any time prior to the Effective Time (with any termination by Parent also being an effective termination by Merger Sub):

(i)    by mutual written consent of Parent and the Company;

(ii)   by Parent or the Company if:

(A)  the Merger is not consummated on or before October 1, 2007; provided, however, the right to terminate this Agreement under this clause (ii)(A) shall not be available to any party whose breach of a covenant or agreement under this Agreement has been the cause of or resulted in the failure of the Closing to occur on or before such date;

(B)  a Governmental Entity shall have issued an Order or taken any other action, in any case having the effect of permanently restraining, enjoining or otherwise prohibiting the Merger, which Order or other action is final and non-appealable; or

(C)  the Company Stockholder Approval shall not have been obtained at the Company Stockholder Meeting (including any adjournment, continuation or postponement thereof).

(iii)  by Parent:

(A)  if the Company has breached or failed to perform any of its representations, warranties, covenants or agreements contained in this Agreement, which breach or failure to perform (1) would cause the conditions set forth in Sections 8.2(a) or 8.2(b) not to be satisfied and (2) cannot be cured or, if curable, is not cured within 30 days after written notice of such breach is given to the Company by Parent;

(B)  if  the Board of Directors of the Company shall (1) effect an Adverse Recommendation Change or (2) give Parent notice of its intention to effect an Adverse Recommendation Change as a result of an Intervening Event;

(iv)  by the Company:

(A)  if Parent has breached or failed to perform any of its representations, warranties, covenants or agreements contained in this Agreement, which breach or failure to perform (1) would cause the conditions set forth in Sections 8.3(a) or 8.3(b) not to be satisfied and (2) cannot be cured or, if curable, is not cured within 30 days after written notice of such breach is given to Parent by the Company; or

(B)  prior to the adoption of this Agreement by the Company Stockholders, for the purpose of entering into a definitive agreement with respect to a Superior Proposal; provided that, (1) the Company shall have complied in all material respects with the provisions of Section 5.3, (2) such definitive agreement is entered into concurrently with the exercise of this termination right and (3) the Company shall pay to Parent concurrently with such termination, the Termination Fee described in Section 9.4 hereto.  The Company agrees that it may not enter into a definitive agreement referred to in clause (2) above until after the expiration of the Notice Period.

(b)   The party desiring to terminate this Agreement pursuant to Section 9.1(a) (ii), (iii) or (iv)  shall give written notice of such termination to the other parties hereto specifying the provision hereof pursuant to which such termination is made.

9.2   Effect of Termination.   In the event of termination of this Agreement as provided in Section 9.1, this Agreement shall immediately become void and there shall be no liability or obligation on the part of the Company or Parent or their respective officers, directors, stockholders or Affiliates, except as set forth in Sections 9.3 and 9.4; provided, however, that the provisions of Section 7.2 (Public Announcements), Section 9.2 (Effect of Termination), Section 9.3 (Remedies), Section 9.4 (Termination Fee) and Article X of this Agreement, and the Confidentiality Agreement in accordance with its terms, shall remain in full force and effect and survive any termination of this Agreement.

9.3   Remedies.   The termination of this Agreement shall not affect any party’s right to recover damages sustained by such party as a result of any breach by the other party of any covenant or agreement contained in this Agreement or fraud or willful misrepresentation; provided, however, that in the event the Termination Fee becomes payable and is paid pursuant to Section 9.4, such payment shall be in lieu of any other rights, remedies and relief of Parent and Merger Sub with respect to the subject matter of this Agreement.

9.4   Termination Fee.

(a)    The Company shall pay Parent, by wire transfer of immediately available funds to an account designated by Parent, a fee of $59,000,000 (the “Termination Fee”) if this Agreement is terminated as follows:

(i)    if (x) Parent terminates this Agreement pursuant to Section 9.1(a)(iii)(B), the Company shall pay Parent the Termination Fee in full within two Business Days of such termination, and (y) the Company terminates this Agreement pursuant to Section 9.1(a)(iv)(B), the Company shall pay Parent the Termination Fee in full on the date of such termination; or

(ii)   if (x) this Agreement is terminated pursuant to Section 9.1(a)(ii)(A) or (C), (y) at any time after the date of this Agreement and at or before the date of such termination a proposal with respect to an Acquisition Transaction shall have been publicly announced or disclosed, and (z) within twelve (12) months after the date of such termination the Company shall have entered into an agreement with respect to an Acquisition Transaction, then, in any such case, the Company shall promptly on the date of execution of such agreement with respect to such Acquisition Transaction, pay Parent the Termination Fee. When used in this Section 9.4(a)(ii) only, the term “Acquisition Transaction” shall have the meaning assigned to such term in Section 5.3(a), except the reference to “15% or more” in the definition of “Acquisition Transaction” shall be deemed to be a reference to “more than 50%”.

(b)   In the event that the Company fails to pay the Termination Fee when due, the Company will also pay the costs and expenses of Parent or Merger Sub in connection with a legal action to enforce this Agreement, together with interest on such Termination Fee, commencing on the date that such Termination Fee became due, at the prime lending rate prevailing at such time, as published in The Wall Street Journal.

ARTICLE X

MISCELLANEOUS

10.1   Notices.   Any notice, request, demand, waiver, consent, approval or other communication which is required or permitted hereunder shall be in writing and shall be deemed given: (a) on the date established by the sender as having been delivered personally; (b) on the date delivered by a private courier as established by the sender by evidence obtained from the courier; (c) on the date sent by facsimile, with confirmation of transmission, if sent during normal business hours of the recipient, if not, then on the next Business Day; or (d) on the fifth day after the date mailed, by certified or registered mail, return receipt requested, postage prepaid.  Such communications, to be valid, must be addressed as follows:

If to Parent or Merger Sub, to:
United States Steel Corporation
600 Grant Street
Pittsburgh, Pennsylvania 15219
Attn: James D. Garraux
Facsimile: 412-433-1121
With a required copy to:
Morgan, Lewis & Bockius LLP
One Oxford Centre, Thirty-Second Floor
Pittsburgh, PA 15219
Attn: Marlee S. Myers
Facsimile: 412-560-7001

If to the Company, to:
Lone Star Technologies, Inc.
15660 North Dallas Parkway
Suite 500
Dallas, Texas 75248
Attn: Robert F. Spears
Facsimile: 972-770-6471
With a required copy to:
Weil, Gotshal & Manges LLP
200 Crescent Court, Suite 300
Dallas, Texas 75201
Attn: Mary R. Korby
Facsimile: 214-746-7777

or to such other address or to the attention of such Person or Persons as the recipient party has specified by prior written notice to the sending party (or in the case of counsel, to such other readily ascertainable business address as such counsel may hereafter maintain).  If more than one method for sending notice as set forth above is used, the earliest notice date established as set forth above shall control.

10.2   Survival.   The representations and warranties and covenants and agreements in this Agreement and in any certificate delivered pursuant hereto shall terminate at the Effective Time, except that the covenants and agreements set forth in Articles I, II, VI and this Article X shall survive the Effective Time.

10.3   Amendments and Waivers.

(a)    Any provision of this Agreement may be amended or waived if, and only if, such amendment or waiver is in writing and is signed, in the case of an amendment, by each party to this Agreement, or in the case of a waiver, by the party against whom the waiver is to be effective; provided, that after receipt of the Company Stockholder Approval, no amendment or waiver shall be made which by law requires further approval by the Company Stockholders without such further approval.

(b)   No failure or delay by any party in exercising any right or privilege hereunder shall operate as a waiver thereof, nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege.

(c)    To the maximum extent permitted by law, (i) no waiver that may be given by a party shall be applicable except in the specific instance for which it was given and (ii) no notice to or demand on one party shall be deemed to be a waiver of any obligation of such party or the right of the party giving such notice or demand to take further action without notice or demand.

10.4   Fees and Expenses.   Except as set forth in this Section 10.4 or in Section 9.4, all fees and expenses incurred in connection with the Merger, this Agreement and the transactions contemplated by this Agreement shall be paid by the party incurring such fees or expenses, whether or not the Merger is consummated. Each of the Company and Parent shall bear and pay one-half of the filing fees with respect to the notification and report forms under the HSR Act and the Other Antitrust Laws.

10.5   Successors and Assigns.   This Agreement may not be assigned by any party hereto without the prior written consent of the other parties; provided, that Parent or Merger Sub may assign any of their respective rights and obligations to any direct or indirect Subsidiary of Parent that would not reasonably be expected to cause any delay in the satisfaction of the condition set forth in Article VIII, but no such assignment shall relieve Parent or Merger Sub of any of its obligations under this Agreement.  Subject to the foregoing, all of the terms and provisions of this Agreement shall inure to the benefit of and be binding upon the parties hereto and their respective executors, heirs, personal representatives, successors and assigns.  Any purported assignment not permitted under this Section 10.5 shall be null and void.

10.6   Company Disclosure Schedule.   The parties hereto agree that any reference in a particular Section or subsection of the Company Disclosure Schedule shall only be deemed to be an exception to (or, as applicable, a disclosure for purposes of) (i) the representations and warranties of the Company that are contained in the corresponding Section or subsection of this Agreement, and (ii) the representations and warranties of the Company that are contained in any other Section or subsection of this Agreement, but only to the extent the relevance of that reference as an exception to (or a disclosure for purposes of) such representations and warranties is reasonably apparent from such disclosure.  Any disclosure in any Company SEC Report filed or furnished prior to the date hereof shall only be deemed to be an exception to (or, as applicable, a disclosure for purposes of) those representations and warranties with respect to which the relevance of the disclosure as an exception to (or a disclosure for purposes of) such representations and warranties is reasonably apparent from such disclosure.  Inclusion of information in the Company Disclosure Schedules shall not be construed as an admission that such information is material to the business, assets, liabilities, financial condition or results of operations of the Company or its Subsidiaries, or otherwise material, or that such information is required to be included in the Company Disclosure Schedules, and inclusion of information in connection with disclosure of matters that are not in the ordinary course of business shall not be construed as an admission that the included items or actions are not in the ordinary course of business.  Matters reflected in the Company Disclosure Schedules are not necessarily limited to matters required by this Agreement to be reflected in the Company Disclosure Schedules.

10.7   Governing Law.   This Agreement, the rights and obligations of the parties under this Agreement, and any claim or controversy directly or indirectly based upon or arising out of this Agreement or the transactions contemplated by this Agreement (whether based upon contact, tort or any other theory), including all matters of construction, validity and performance, shall be governed by and interpreted and enforced in accordance with the laws of the State of Delaware applicable to contracts executed in and to be performed entirely within the State of Delaware and without giving effect to any choice of law or conflict of laws rules or provisions (whether of the State of Delaware or any other jurisdiction) that would cause the application of the laws of any jurisdiction other than the State of Delaware.

10.8   Consent to Jurisdiction.   Each party irrevocably submits to the exclusive jurisdiction of (a) the Delaware Court of Chancery or if that Court does not have jurisdiction to the Superior Court of New Castle County Delaware, and (b) the United States District Court for the District of Delaware, for the purposes of any Action arising out of this Agreement or any transaction contemplated hereby. Each party irrevocably and unconditionally waives any objection to the laying of venue of any Action arising out of this Agreement or the transactions contemplated hereby in such courts, and hereby further irrevocably and unconditionally waives and agrees not to plead or claim in any such court that any such Action brought in any such court has been brought in an inconvenient forum.  EACH PARTY HEREBY IRREVOCABLY WAIVES ALL RIGHT TO TRIAL BY JURY IN ANY ACTION (WHETHER BASED ON CONTRACT, TORT OR OTHERWISE) ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE ACTIONS OF SUCH PARTY IN THE NEGOTIATION, ADMINISTRATION, PERFORMANCE AND ENFORCEMENT HEREOF.

10.9   Counterparts.   This Agreement may be executed in any number of counterparts, and any party hereto may execute any such counterpart, each of which when executed and delivered shall be deemed to be an original and all of which counterparts taken together shall constitute but one and the same instrument. This Agreement shall become effective when each party hereto shall have received a counterpart hereof signed by the other parties hereto. The parties agree that the delivery of this

Agreement may be effected by means of an exchange of facsimile signatures with original copies to follow by mail or courier service.

10.10   Third Party Beneficiaries.   No provision of this Agreement is intended to confer upon any Person other than the parties hereto any rights or remedies hereunder; except that in the case of Section 6.2 hereof, the Indemnified Parties and their respective heirs, executors, administrators, legal representatives, successors and assigns, are intended third party beneficiaries of such sections and shall have the right to enforce such sections in their own names.  No provision of this Agreement is intended to or shall be deemed to amend, or to obligate any person to amend, any employee benefit plan, policy, program or arrangement, or to create any right to benefits or additional benefits thereunder.

10.11   Entire Agreement.   This Agreement and the documents, instruments and other agreements specifically referred to herein or delivered pursuant hereto set forth the entire understanding of the parties hereto with respect to the Merger. All Exhibits and Schedules referred to herein are intended to be and hereby are specifically made a part of this Agreement.  Any and all previous agreements and understandings between or among the parties regarding the subject matter hereof, whether written or oral, are superseded by this Agreement, other than the Confidentiality Agreement which shall continue in full force and effect in accordance with its terms.

10.12   Captions.   All captions contained in this Agreement are for convenience of reference only, do not form a part of this Agreement and shall not affect in any way the meaning or interpretation of this Agreement.

10.13   Severability.   Any provision of this Agreement which is invalid or unenforceable in any jurisdiction shall be ineffective to the extent of such invalidity or unenforceability without invalidating or rendering unenforceable the remaining provisions hereof, and any such invalidity or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.

10.14   Specific Performance.   Parent and the Company each agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed by them in accordance with the terms hereof and that each party shall be entitled to specific performance of the terms hereof, in addition to any other remedy at law or equity.  Each party hereto irrevocably waives any defenses based on adequacy of any other remedy, whether at law or in equity, that might be asserted as a bar to the remedy of specific performance.

ARTICLE XI

DEFINITIONS

11.1   Definitions.   When used in this Agreement or in the Company Disclosure Schedule, the following terms shall have the meanings assigned to them in this Section 11.1, or in the applicable Section of this Agreement to which reference is made in this Section 11.1.

“Affiliate” means, with respect to any specified Person, any other Person directly or indirectly controlling, controlled by or under common control with such specified Person. For this purpose, “control” (including, with correlative meanings, “controlled by” and “under common control with”) shall mean the possession, directly or indirectly, of the power to direct or cause the direction of management or policies of a Person, whether through the ownership of securities or partnership or other ownership interests, by contract or otherwise.

“Applicable Law” means, with respect to any Person, any international, national, federal, state or local law (statutory, common or otherwise), constitution, treaty, convention, ordinance, code, rule, regulation or other similar requirement enacted, adopted, promulgated or applied by a Governmental Entity that is binding upon or applicable to such Person, as amended unless expressly specified otherwise.

“Business Day” means a day other than a Saturday, Sunday or other day on which the SEC or banks located in New York City are authorized or required by law to close.

“Company Material Adverse Effect” means any state of facts, development, event, circumstance, condition, occurrence or effect that, individually or taken collectively with all other events, circumstances, conditions, occurrences or effects, is materially adverse to (a) the business, assets, financial condition or results of operations of the Company and its Subsidiaries taken as a whole, or (b) the ability of the Company to perform its obligations hereunder and consummate the transactions contemplated hereby; provided, however, (i) for purposes of this definition only, the term “Subsidiaries” shall include the Company’s interest in the Joint Ventures and (ii) for purposes of clause (a) above, in no event shall any of the following be deemed to constitute, nor shall any of the following be taken into account in determining whether there has been or will be a Company Material Adverse Effect:

(A)  any changes affecting the industry in which the Company and its Subsidiaries operate or sell principal product lines that do not have a disproportionate impact on the Company and its Subsidiaries, taken as a whole, compared to companies in the business of manufacturing tubular products (“Similarly Situated Companies”), including (a) changes in the price of raw materials, including steel, of the type and grade customarily utilized by the Company and its Subsidiaries and (b) changes in the price of oil or natural gas or in the number of active drilling rigs;

(B)   any changes in the economy or the financial or capital markets or energy markets generally in the United States or elsewhere in the world, including changes in interest or exchange rates that do not have a disproportionate impact on the Company and its Subsidiaries, taken as a whole, compared to Similarly Situated Companies;

(C)   changes in law or in GAAP or interpretations thereof or accounting standards, or changes in general legal, regulatory or political conditions that do not have a disproportionate impact on the Company and its Subsidiaries, taken as a whole, compared to Similarly Situated Companies, including changes to antidumping or countervailing duty orders or windfall profits Tax;

(D)  acts of war, sabotage, armed hostilities or terrorism, or any escalation or worsening of any acts of war, sabotage, armed hostilities or terrorism that do not have a disproportionate impact on the Company and its Subsidiaries, taken as a whole;

(E)   any loss or threatened loss of, or adverse change or threatened adverse change in, the relationship of the Company or any of its Subsidiaries with its customers, alliance partners, distributors or suppliers, including any disruption in the steel supply of the Company or any of its Subsidiaries;

(F)   any failure by the Company to meet any internal or external projections, provided that the exception in this clause shall not prevent or otherwise affect a determination that any fact, development, event, circumstance, condition, occurrence or effect underlying such failure has resulted in, or contributed to, a Company Material Adverse Effect;

(G)  a decline in the price of the Company’s common stock on the NYSE,  provided that the exception in this clause shall not prevent or otherwise affect a determination that any fact, development, event, circumstance, condition, occurrence or effect underlying such decline has resulted in, or contributed to, a Company Material Adverse Effect;

(H)  the announcement of the execution, or the pendency, of this Agreement or the performance of obligations under this Agreement;

(I)    the suspension in trading generally on the NYSE;

(J)    any failure to consummate, or the failure to realize the anticipated benefits of, the joint venture with Hunan Valin Steel Tube & Wire Co., Ltd.; or

(K)  actions or inactions specifically permitted by prior written waiver by Parent.

“Contract” means any agreement, contract, license, lease, commitment or obligation, written or oral.

“Governmental Authorization” means any authorization, approval, consent, certificate, license, permit or franchise of or from any Governmental Entity or pursuant to any law.

“Governmental Entity” means any entity or body exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to United States federal, state, local, or municipal government, foreign, international, multinational or other government, including any department, commission, board, agency, bureau, subdivision, instrumentality, official or other regulatory, administrative or judicial authority thereof, and any non-governmental regulatory body to the extent that the rules and regulations or orders of such body have the force of law.

“Indebtedness” means any of the following: (a) any indebtedness for borrowed money, (b) any obligations evidenced by bonds, debentures, notes or other similar instruments, (c) any obligations to pay the deferred purchase price of property or services, except trade accounts payable and other current liabilities arising in the ordinary course of business, (d) any obligations as lessee under capitalized leases, (e) any obligations, contingent or otherwise, under acceptance credit, letters of credit or similar facilities, and (f) any guaranty of any of the foregoing; provided, however, that Indebtedness shall not include any inter-company indebtedness between the Company and any of its wholly-owned Subsidiaries or between any of the Company’s wholly-owned Subsidiaries.

“knowledge” of the Company or any similar phrase means, with respect to any fact or matter, the actual knowledge of the individuals listed in Section 11.1 of the Company Disclosure Schedule.

“Lien” means, with respect to any property or asset, any mortgage, lien, pledge, charge, security interest or encumbrance.  For purposes of this Agreement, a Person shall be deemed to own subject to a Lien, any property or asset that it has acquired or holds subject to the interest of a vendor or lessor under any conditional sale agreement, capital lease or other title retention agreement relating to such property or asset.

“Order” means any award, injunction, judgment, decree, order, ruling, subpoena or verdict or other decision entered, issued or rendered by any Governmental Entity.

“Person” means an individual, a corporation, a partnership, a limited liability company, a trust, an unincorporated association, a Governmental Entity or any agency, instrumentality or political subdivision of a Governmental Entity, or any other entity or body.

“Significant Subsidiary” or “Significant Subsidiaries” means, with respect to any party, any Subsidiary of such party that constitutes a Significant Subsidiary of such party within the meaning of Rule 1-02 of Regulation S-X of the Exchange Act.

“Subsidiary” or “Subsidiaries” means, with respect to any party, any Person, of which (i) such party or any Subsidiary of such party is a general partner (excluding partnerships, the general partnership interests of which held by such party or any Subsidiary of such party do not have a majority of the voting interest in such partnership) or (ii) at least a majority of the securities or other interests having by their terms ordinary voting power to elect a majority of the Board of Directors or others performing similar functions with respect to such Person is directly or indirectly owned or controlled by such party and/or by any one or more of its Subsidiaries.  For purposes of this Agreement, Hengyang Valin MPM Steel Tube Co. Ltd., the sales company to be formed with Hunan Valin Steel Tube & Wire Co., Ltd., Apolo Mecanica e Estruturas LTDA, and Welspun-Lone Star Tubulars LLC (collectively, the “Joint Ventures”) shall not be considered Subsidiaries of the Company, except for purposes of the definition of “Company Material Adverse Effect.”

“$” means United States dollars.

11.2   Other Defined Terms.   The following terms have the meanings assigned to such terms in the Sections of the Agreement set forth below:

Acquisition Transaction	5.3(a)
Action	3.13
Agreement	Preface
CERCLA	3.21(a)(i)
Certificates	2.2(a)
Closing	1.2(a)
Closing Date	1.2(a)
Code	2.3
Company	Preface
Company Balance Sheet	3.8
Company Balance Sheet Date	3.8
Company Benefit Plan	3.16(a)
Company CBAs	3.20(a)
Company Common Stock	3.5(a)
Company Disclosure Schedule	Preamble Article III
Company Financial Advisor	3.26
Company Financial Statements	3.8
Company Intellectual Property	3.19(b)
Company Pension Plan	3.16(c)
Company Registered Items	3.19(c)
Company SEC Reports	3.7(a)
Company Securities	3.5(c)
Company Stockholder	2.1
Company Stockholder Approval	3.2(a)
Company Stockholder Meeting	5.4(a)
Company Stock Option	2.6(a)
Company Stock Plans	2.6(a)
Company Subsidiary Securities	3.6(b)
Confidentiality Agreement	5.2
Copyrights	3.19(a)
DGCL	1.1
Dissenting Shares	2.5(a)
DOJ	7.1(a)
Effective Time	1.2(b)
Environment	3.21(a)(ii)
Environmental Action	3.21(a)(iii)
Environmental Clean-Up Site	3.21(a)(iv)
Environmental Laws	3.21(a)(v)
Environmental Liabilities	3.21(a)(vi)
Environmental Permit	3.21(a)(vii)
ERISA	3.16(a)
ERISA Affiliate	3.16(a)
ESPP	2.6(d)
Exchange Act	3.3
FTC	7.1(a)
GAAP	3.7(e)
Hazardous Substances	3.21(a)(viii)

HSR Act	3.3
Indemnified Parties	6.2(a)
Intellectual Property	3.19(a)
Intellectual Property Rights	3.19(a)
Intervening Event	5.3(d)
Lease	3.18(c)
Leased Real Property	3.18(a)
Marks	3.19(a)
Material Contracts	3.14(a)
Merger	Recitals
Merger Consideration	2.1(a)
Merger Sub	Preface
Notice Period	5.3(c)
NYSE	3.3
Other Antitrust Laws	3.3
Owned Real Property	3.18(a)
Parent	Preface
Patents	3.19(a)
Paying Agent	2.2(a)
Payment Fund	2.2(a)
Pension Plan	3.16(b)
Permitted Liens	3.17(a)
Policies	3.24(a)
Products	3.25(a)
Proprietary Information	3.19(a)
Proxy Statement	3.10
Real Property	3.18(a)
Release	3.21(a)(ix)
Representatives	5.2
Sarbanes-Oxley Act	3.7(a)
SEC	3.3
SEC Comments	5.4(b)
Securities Act	3.7(a)
Superior Proposal	5.3(b)
Surviving Corporation	1.1
Tax	3.15(a)
Tax Returns	3.15(a)
Taxing Authority	3.15(a)
Termination Fee	9.4(a)
Third Party Proposal	5.3(a)
Uncertificated Shares	2.2(a)
WARN Act	3.20(d)

11.3   Interpretation.

(a)    The meaning assigned to each term defined herein shall be equally applicable to both the singular and the plural forms of such term and vice versa, and words denoting either gender shall include both genders as the context requires. Where a word or phrase is defined herein, each of its other grammatical forms shall have a corresponding meaning.

(b)   The terms “hereof”, “herein” and “herewith” and words of similar import shall, unless otherwise stated, be construed to refer to this Agreement as a whole and not to any particular provision of this Agreement.

(c)    When a reference is made in this Agreement to an Article, Section, paragraph, Exhibit or Schedule, such reference is to an Article, Section, paragraph, Exhibit or Schedule to this Agreement unless otherwise specified.

(d)   The word “include”, “includes”, and “including” when used in this Agreement shall be deemed to be followed by the words “without limitation”, unless otherwise specified.

(e)    A reference to any party to this Agreement or any other agreement or document shall include such party’s predecessors, successors and permitted assigns.

(f)    Reference to any law means such law as amended, modified, codified, replaced or reenacted, and all rules and regulations promulgated thereunder.

(g)    The parties have participated jointly in the negotiation and drafting of this Agreement. Any rule of construction or interpretation otherwise requiring this Agreement to be construed or interpreted against any party by virtue of the authorship of this Agreement shall not apply to the construction and interpretation hereof.

(h)   All accounting terms used and not defined herein shall have the respective meanings given to them under GAAP.

[REMAINDER OF PAGE INTENTIONALLY LEFT BLANK]

IN WITNESS WHEREOF, Parent, Merger Sub and the Company have caused this Agreement to be signed by their respective officers thereunto, duly authorized as of the date first written above.

UNITED STATES STEEL CORPORATION
By:	/s/ John P. Surma
Name:	John P. Surma
Title:	Chief Executive Officer
WP ACQUISITION HOLDING CORP.
By:	/s/ John P. Surma
Name:	John P. Surma
Title:	President
LONE STAR TECHNOLOGIES, INC.
By:	/s/ Rhys J. Best
Name:	Rhys J. Best
Title:	Chief Executive Officer

Annex B

Goldman, Sachs & Co. | 85 Broad Street | New York, New York 10004
Tel. 212-902-1000

Goldman
Sachs

PERSONAL AND CONFIDENTIAL

March 28, 2007

Board of Directors
Lone Star Technologies, Inc.
15660 N. Dallas Parkway, Suite 500
Dallas, TX 75248

Gentlemen:

You have requested our opinion as to the fairness from a financial point of view to the holders of the outstanding shares of common stock, par value $1.00 per share (the “Shares”), of Lone Star Technologies, Inc. (the “Company”) of the $67.50 per Share in cash to be received by such holders pursuant to the Agreement and Plan of Merger, dated as of March 28, 2007 (the “Agreement”), among United States Steel Corporation (“US Steel”), WP Acquisition Holding Corp., a wholly owned subsidiary of US Steel, and the Company.

Goldman, Sachs & Co. and its affiliates, as part of their investment banking business, are continually engaged in performing financial analyses with respect to businesses and their securities in connection with mergers and acquisitions, negotiated underwritings, competitive biddings, secondary distributions of listed and unlisted securities, private placements and other transactions as well as for estate, corporate and other purposes. We have acted as financial advisor to the Company in connection with, and have participated in certain of the negotiations leading to, the transaction contemplated by the Agreement (the “Transaction”). We expect to receive fees for our services in connection with the Transaction, the principal portion of which are contingent upon consummation of the Transaction, and the Company has agreed to reimburse our expenses and indemnify us against certain liabilities arising out of our engagement. In addition, we have provided certain investment banking services to the Company from time to time, including having acted as its financial advisor in connection with the formation of a joint venture with Hunan Valin Steel Tube & Wire Co., Ltd. in August 2006. We also have provided certain investment banking services to US Steel from time to time, including having acted as co-manager of the public offering of 5,000,000 shares of Series B Mandatory Convertible Preferred Shares of US Steel in February 2003, as co-lead manager of the offering of 9.75% Senior Notes due 2010 (aggregate principal amount $450 million) of US Steel in May 2003, and as joint lead manager of the public offering of 8,000,000 shares of common stock of US Steel in March 2004. We also may provide investment banking services to the Company, US Steel and their respective affiliates in the future. In connection with the above-described investment banking services we have received, and may receive, compensation.

Goldman, Sachs & Co. is a full service securities firm engaged, either directly or through its affiliates, in securities trading, investment management, financial planning and benefits counseling, risk management, hedging, financing and brokerage activities for both companies and individuals. In the ordinary course of these activities, Goldman, Sachs & Co. and its affiliates may provide such services to the Company, US Steel and their respective affiliates, may actively trade the debt and equity securities (or related derivative securities) of the Company and US Steel for their own account and for the accounts of their customers and may at any time hold long and short positions of such securities.

B-1

In connection with this opinion, we have reviewed, among other things, the Agreement; annual reports to stockholders and Annual Reports on Form 10-K of the Company for the five years ended December 31, 2006; certain interim reports to stockholders and Quarterly Reports on Form 10-Q of the Company; certain other communications from the Company to its stockholders; and certain internal financial analyses and forecasts for the Company prepared by its management (the “Forecasts”). We also have held discussions with members of the senior management of the Company regarding their assessment of the past and current business operations, financial condition and future prospects of the Company. In addition, we have reviewed the reported price and trading activity for the Shares, compared certain financial and stock market information for the Company with similar information for certain other companies the securities of which are publicly traded, reviewed the financial terms of certain business combinations in the steel, oilfield services and oilfield tubular industries specifically and other industries generally and performed such other studies and analyses, and considered such other factors, as we considered appropriate.

We have relied upon the accuracy and completeness of all of the financial, accounting, legal, tax and other information discussed with or reviewed by us and have assumed such accuracy and completeness for purposes of rendering this opinion. In that regard, we have assumed with your consent that the Forecasts prepared by the management of the Company have been reasonably prepared on a basis reflecting the best currently available estimates and judgments of the management of the Company. In addition, we have not made an independent evaluation or appraisal of the assets and liabilities (including any contingent, derivative or off-balance-sheet assets and liabilities) of the Company or any of its subsidiaries and we have not been furnished with any such evaluation or appraisal.

Our opinion does not address the underlying business decision of the Company to engage in the Transaction. Our opinion is necessarily based on economic, monetary, market and other conditions as in effect on, and the information made available to us as of, the date hereof. Our advisory services and the opinion expressed herein are provided for the information and assistance of the Board of Directors of the Company in connection with its consideration of the Transaction and such opinion does not constitute a recommendation as to how any holder of Shares should vote with respect to such Transaction.

Based upon and subject to the foregoing, it is our opinion that, as of the date hereof, the $67.50 per Share in cash to be received by the holders of Shares pursuant to the Agreement is fair from a financial point of view to such holders.

Very truly yours,

/s/ Goldman, Sachs & Co.
(GOLDMAN, SACHS & CO.)

B-2

Annex C

DELAWARE GENERAL CORPORATION LAW

§ 262. Appraisal rights.

(a)   Any stockholder of a corporation of this State who holds shares of stock on the date of the making of a demand pursuant to subsection (d) of this section with respect to such shares, who continuously holds such shares through the effective date of the merger or consolidation, who has otherwise complied with subsection (d) of this section and who has neither voted in favor of the merger or consolidation nor consented thereto in writing pursuant to § 228 of this title shall be entitled to an appraisal by the Court of Chancery of the fair value of the stockholder’s shares of stock under the circumstances described in subsections (b) and (c) of this section. As used in this section, the word “stockholder” means a holder of record of stock in a stock corporation and also a member of record of a nonstock corporation; the words “stock” and “share” mean and include what is ordinarily meant by those words and also membership or membership interest of a member of a nonstock corporation; and the words “depository receipt” mean a receipt or other instrument issued by a depository representing an interest in one or more shares, or fractions thereof, solely of stock of a corporation, which stock is deposited with the depository.

(b)   Appraisal rights shall be available for the shares of any class or series of stock of a constituent corporation in a merger or consolidation to be effected pursuant to § 251 (other than a merger effected pursuant to § 251(g) of this title), § 252, § 254, § 257, § 258, § 263 or § 264 of this title:

(1)   Provided, however, that no appraisal rights under this section shall be available for the shares of any class or series of stock, which stock, or depository receipts in respect thereof, at the record date fixed to determine the stockholders entitled to receive notice of and to vote at the meeting of stockholders to act upon the agreement of merger or consolidation, were either (i) listed on a national securities exchange or designated as a national market system security on an interdealer quotation system by the National Association of Securities Dealers, Inc. or (ii) held of record by more than 2,000 holders; and further provided that no appraisal rights shall be available for any shares of stock of the constituent corporation surviving a merger if the merger did not require for its approval the vote of the stockholders of the surviving corporation as provided in subsection (f) of § 251 of this title.

(2)   Notwithstanding paragraph (1) of this subsection, appraisal rights under this section shall be available for the shares of any class or series of stock of a constituent corporation if the holders thereof are required by the terms of an agreement of merger or consolidation pursuant to §§ 251, 252, 254, 257, 258, 263 and 264 of this title to accept for such stock anything except:

a.      Shares of stock of the corporation surviving or resulting from such merger or consolidation, or depository receipts in respect thereof;

b.      Shares of stock of any other corporation, or depository receipts in respect thereof, which shares of stock (or depository receipts in respect thereof) or depository receipts at the effective date of the merger or consolidation will be either listed on a national securities exchange or designated as a national market system security on an interdealer quotation system by the National Association of Securities Dealers, Inc. or held of record by more than 2,000 holders;

c.      Cash in lieu of fractional shares or fractional depository receipts described in the foregoing subparagraphs a. and b. of this paragraph; or

d.      Any combination of the shares of stock, depository receipts and cash in lieu of fractional shares or fractional depository receipts described in the foregoing subparagraphs a., b. and c. of this paragraph.

(3)   In the event all of the stock of a subsidiary Delaware corporation party to a merger effected under § 253 of this title is not owned by the parent corporation immediately prior to the merger, appraisal rights shall be available for the shares of the subsidiary Delaware corporation.

(c)   Any corporation may provide in its certificate of incorporation that appraisal rights under this section shall be available for the shares of any class or series of its stock as a result of an amendment to its certificate of incorporation, any merger or consolidation in which the corporation is a constituent corporation or the sale of all or substantially all of the assets of the corporation. If the certificate of incorporation contains such a provision, the procedures of this section, including those set forth in subsections (d) and (e) of this section, shall apply as nearly as is practicable.

(d)   Appraisal rights shall be perfected as follows:

(1)   If a proposed merger or consolidation for which appraisal rights are provided under this section is to be submitted for approval at a meeting of stockholders, the corporation, not less than 20 days prior to the meeting, shall notify each of its stockholders who was such on the record date for such meeting with respect to shares for which appraisal rights are available pursuant to subsection (b) or (c) hereof that appraisal rights are available for any or all of the shares of the constituent corporations, and shall include in such notice a copy of this section. Each stockholder electing to demand the appraisal of such stockholder’s shares shall deliver to the corporation, before the taking of the vote on the merger or consolidation, a written demand for appraisal of such stockholder’s shares. Such demand will be sufficient if it reasonably informs the corporation of the identity of the stockholder and that the stockholder intends thereby to demand the appraisal of such stockholder’s shares. A proxy or vote against the merger or consolidation shall not constitute such a demand. A stockholder electing to take such action must do so by a separate written demand as herein provided. Within 10 days after the effective date of such merger or consolidation, the surviving or resulting corporation shall notify each stockholder of each constituent corporation who has complied with this subsection and has not voted in favor of or consented to the merger or consolidation of the date that the merger or consolidation has become effective; or

(2)   If the merger or consolidation was approved pursuant to § 228 or § 253 of this title, then either a constituent corporation before the effective date of the merger or consolidation or the surviving or resulting corporation within 10 days thereafter shall notify each of the holders of any class or series of stock of such constituent corporation who are entitled to appraisal rights of the approval of the merger or consolidation and that appraisal rights are available for any or all shares of such class or series of stock of such constituent corporation, and shall include in such notice a copy of this section. Such notice may, and, if given on or after the effective date of the merger or consolidation, shall, also notify such stockholders of the effective date of the merger or consolidation. Any stockholder entitled to appraisal rights may, within 20 days after the date of mailing of such notice, demand in writing from the surviving or resulting corporation the appraisal of such holder’s shares. Such demand will be sufficient if it reasonably informs the corporation of the identity of the stockholder and that the stockholder intends thereby to demand the appraisal of such holder’s shares. If such notice did not notify stockholders of the effective date of the merger or consolidation, either (i) each such constituent corporation shall send a second notice before the effective date of the merger or consolidation notifying each of the holders of any class or series of stock of such constituent corporation that are entitled to appraisal rights of the effective date of the merger or consolidation or (ii) the surviving or resulting corporation shall send such a second notice to all such holders on or within 10 days after such effective date; provided, however, that if such second notice is sent more than 20 days following the sending of the first notice, such second notice need only be sent to each stockholder who is entitled to appraisal rights and who has demanded appraisal of such holder’s shares in accordance with this subsection. An affidavit of the secretary or assistant secretary or of the transfer agent of the corporation that is required to give either notice that such notice has been given shall, in the absence of fraud, be prima facie evidence of the facts stated therein. For purposes of determining the stockholders entitled to receive either notice, each constituent corporation may fix, in advance, a record date that shall be not more than 10 days prior to the date the notice is given, provided, that if the notice is given on or after the effective date of the merger or consolidation, the record date shall be such effective date. If no record date is fixed and the notice is given prior to the effective date, the record date shall be the close of business on the day next preceding the day on which the notice is given.

(e)   Within 120 days after the effective date of the merger or consolidation, the surviving or resulting corporation or any stockholder who has complied with subsections (a) and (d) hereof and who is otherwise entitled to appraisal rights, may file a petition in the Court of Chancery demanding a determination of the value of the stock of all such stockholders. Notwithstanding the foregoing, at any time within 60 days after the effective date of the merger or consolidation, any stockholder shall have the right to withdraw such stockholder’s demand for appraisal and to accept the terms offered upon the merger or consolidation. Within 120 days after the effective date of the merger or consolidation, any stockholder who has complied with the requirements of subsections (a) and (d) hereof, upon written request, shall be entitled to receive from the corporation surviving the merger or resulting from the consolidation a statement setting forth the aggregate number of shares not voted in favor of the merger or consolidation and with respect to which demands for appraisal have been received and the aggregate number of holders of such shares. Such written statement shall be mailed to the stockholder within 10 days after such stockholder’s written request for such a statement is received by the surviving or resulting corporation or within 10 days after expiration of the period for delivery of demands for appraisal under subsection (d) hereof, whichever is later.

(f)    Upon the filing of any such petition by a stockholder, service of a copy thereof shall be made upon the surviving or resulting corporation, which shall within 20 days after such service file in the office of the Register in Chancery in which the petition was filed a duly verified list containing the names and addresses of all stockholders who have demanded payment for their shares and with whom agreements as to the value of their shares have not been reached by the surviving or resulting corporation. If the petition shall be filed by the surviving or resulting corporation, the petition shall be accompanied by such a duly verified list. The Register in Chancery, if so ordered by the Court, shall give notice of the time and place fixed for the hearing of such petition by registered or certified mail to the surviving or resulting corporation and to the stockholders shown on the list at the addresses therein stated. Such notice shall also be given by 1 or more publications at least 1 week before the day of the hearing, in a newspaper of general circulation published in the City of Wilmington, Delaware or such publication as the Court deems advisable. The forms of the notices by mail and by publication shall be approved by the Court, and the costs thereof shall be borne by the surviving or resulting corporation.

(g)   At the hearing on such petition, the Court shall determine the stockholders who have complied with this section and who have become entitled to appraisal rights. The Court may require the stockholders who have demanded an appraisal for their shares and who hold stock represented by certificates to submit their certificates of stock to the Register in Chancery for notation thereon of the pendency of the appraisal proceedings; and if any stockholder fails to comply with such direction, the Court may dismiss the proceedings as to such stockholder.

(h)   After determining the stockholders entitled to an appraisal, the Court shall appraise the shares, determining their fair value exclusive of any element of value arising from the accomplishment or expectation of the merger or consolidation, together with a fair rate of interest, if any, to be paid upon the amount determined to be the fair value. In determining such fair value, the Court shall take into account all relevant factors. In determining the fair rate of interest, the Court may consider all relevant factors, including the rate of interest which the surviving or resulting corporation would have had to pay to borrow money during the pendency of the proceeding. Upon application by the surviving or resulting corporation or by any stockholder entitled to participate in the appraisal proceeding, the Court may, in its discretion, permit discovery or other pretrial proceedings and may proceed to trial upon the appraisal prior to the final determination of the stockholder entitled to an appraisal. Any stockholder whose name appears on the list filed by the surviving or resulting corporation pursuant to subsection (f) of this section and who has submitted such stockholder’s certificates of stock to the Register in Chancery, if such is required, may participate fully in all proceedings until it is finally determined that such stockholder is not entitled to appraisal rights under this section.

(i)    The Court shall direct the payment of the fair value of the shares, together with interest, if any, by the surviving or resulting corporation to the stockholders entitled thereto.

Interest may be simple or compound, as the Court may direct. Payment shall be so made to each such stockholder, in the case of holders of uncertificated stock forthwith, and the case of holders of shares represented by certificates upon the surrender to the corporation of the certificates representing such stock. The Court’s decree may be enforced as other decrees in the Court of Chancery may be enforced, whether such surviving or resulting corporation be a corporation of this State or of any state.

(j)    The costs of the proceeding may be determined by the Court and taxed upon the parties as the Court deems equitable in the circumstances. Upon application of a stockholder, the Court may order all or a portion of the expenses incurred by any stockholder in connection with the appraisal proceeding, including, without limitation, reasonable attorney’s fees and the fees and expenses of experts, to be charged pro rata against the value of all the shares entitled to an appraisal.

(k)   From and after the effective date of the merger or consolidation, no stockholder who has demanded appraisal rights as provided in subsection (d) of this section shall be entitled to vote such stock for any purpose or to receive payment of dividends or other distributions on the stock (except dividends or other distributions payable to stockholders of record at a date which is prior to the effective date of the merger or consolidation); provided, however, that if no petition for an appraisal shall be filed within the time provided in subsection (e) of this section, or if such stockholder shall deliver to the surviving or resulting corporation a written withdrawal of such stockholder’s demand for an appraisal and an acceptance of the merger or consolidation, either within 60 days after the effective date of the merger or consolidation as provided in subsection (e) of this section or thereafter with the written approval of the corporation, then the right of such stockholder to an appraisal shall cease. Notwithstanding the foregoing, no appraisal proceeding in the Court of Chancery shall be dismissed as to any stockholder without the approval of the Court, and such approval may be conditioned upon such terms as the Court deems just.

(l)    The shares of the surviving or resulting corporation to which the shares of such objecting stockholders would have been converted had they assented to the merger or consolidation shall have the status of authorized and unissued shares of the surviving or resulting corporation.

PROXY	PROXY

LONE STAR TECHNOLOGIES, INC.

15660 N. Dallas Parkway, Suite 500
Dallas, Texas 75248

Special Meeting June 14, 2007

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

This proxy, when properly executed, will be voted in the manner directed by the undersigned shareholder. If no direction is made as to the proposals, this proxy will be voted FOR the proposal to adopt the merger agreement and FOR any proposal to adjourn or postpone the special meeting, if necessary or appropriate, to solicit additional proxies.

The undersigned having received the notice and accompanying Proxy Statement for said meeting, hereby appoints as Proxies Rhys J. Best, Robert F. Spears and Charles J. Keszler, or any one of them, with power of substitution in each, to vote at the special meeting or any adjournments thereof all the shares of Lone Star Technologies, Inc. which the undersigned may be entitled to vote. The above Proxies are, and each of them is, hereby instructed to vote as shown on the reverse side of this card.

(Continued and to be signed on the reverse side.)

14475

SPECIAL MEETING OF SHAREHOLDERS OF

LONE STAR TECHNOLOGIES, INC.

June 14, 2007

Please date, sign and mail
your proxy card in the
envelope provided as soon
as possible.

Please detach along perforated line and mail in the envelope provided.

00030300000000000000 8	061407

THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR ADOPTION OF THE MERGER AGREEMENT AND FOR ANY PROPOSAL TO ADJOURN OR POSTPONE THE SPECIAL MEETING IF NECESSARY OR APPROPRIATE, TO SOLICIT ADDITIONAL PROXIES. PLEASE SIGN, DATE AND RETURN PROMPTLY IN THE ENCLOSED ENVELOPE. PLEASE MARK YOUR VOTE IN BLUE OR BLACK INK AS SHOWN HERE  ☒

				FOR	AGAINST	ABSTAIN
			1. Proposal to adopt the Agreement and Plan of Merger, dated as of March 28, 2007, by and among United States Steel Corporation, WP Acquisition Holding Corp. and Lone Star Technologies, Inc.	☐	☐	☐

			2. Proposal to approve the adjournment or postponement of the special meeting, if necessary or appropriate, to solicit additional proxies.	☐	☐	☐

PLEASE MARK, SIGN, DATE, AND RETURN THE PROXY CARD PROMPTLY USING THE ENCLOSED ENVELOPE.

To change the address on your account, please check the box at right and indicate your new address in the address space above. Please note that changes to the registered name(s) on the account may not be submitted via this method.

☐

Signature of Shareholder	Date:		Signature of Shareholder	Date:

Note:

Please sign exactly as your name or names appear on this Proxy. When shares are held jointly, each holder should sign. When signing as executor, administrator, attorney, trustee or guardian, please give full title as such. If the signer is a corporation, please sign full corporate name by duly authorized officer, giving full title as such. If signer is a partnership, please sign in partnership name by authorized person.

SPECIAL MEETING OF SHAREHOLDERS OF

LONE STAR TECHNOLOGIES, INC.

June 14, 2007

PROXY VOTING INSTRUCTIONS

MAIL - Date, sign and mail your proxy card in the envelope provided as soon as possible.

-OR-

TELEPHONE - Call toll-free 1-800-PROXIES

(1-800-776-9437) from any touch-tone telephone and follow the instructions. Have your proxy card available when you call.

-OR-

INTERNET - Access “www.voteproxy.com” and follow the on-screen instructions. Have your proxy card available when you access the web page.

-OR-

IN PERSON - You may vote your shares in person by attending the Annual Meeting.

COMPANY NUMBER ACCOUNT NUMBER

You may enter your voting instructions at 1-800-PROXIES or www.voteproxy.com up until 11:59 PM Eastern Time the day before the meeting date.

Please detach along perforated line and mail in the envelope provided IF you are not voting via telephone or the Internet.

00030300000000000000 8			061407

THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR ADOPTION OF THE MERGER AGREEMENT AND FOR ANY PROPOSAL TO ADJOURN OR POSTPONE THE SPECIAL MEETING IF NECESSARY OR APPROPRIATE, TO SOLICIT ADDITIONAL PROXIES. PLEASE SIGN, DATE AND RETURN PROMPTLY IN THE ENCLOSED ENVELOPE. PLEASE MARK YOUR VOTE IN BLUE OR BLACK INK AS SHOWN HERE  ☒

				FOR	AGAINST	ABSTAIN
			1. Proposal to adopt the Agreement and Plan of Merger, dated as of March 28, 2007, by and among United States Steel Corporation, WP Acquisition Holding Corp. and Lone Star Technologies, Inc.	☐	☐	☐

			2. Proposal to approve the adjournment or postponement of the special meeting, if necessary or appropriate, to solicit additional proxies.	☐	☐	☐

PLEASE MARK, SIGN, DATE, AND RETURN THE PROXY CARD PROMPTLY USING THE ENCLOSED ENVELOPE.

To change the address on your account, please check the box at right and indicate your new address in the address space above. Please note that changes to the registered name(s) on the account may not be submitted via this method.

☐

Signature of Shareholder	Date:	Signature of Shareholder		Date:

Note:

Please sign exactly as your name or names appear on this Proxy. When shares are held jointly, each holder should sign. When signing as executor, administrator, attorney, trustee or guardian, please give full title as such. If the signer is a corporation, please sign full corporate name by duly authorized officer, giving full title as such. If signer is a partnership, please sign in partnership name by authorized person.